Exhibit 10.2

EXECUTION COPY

UP TO U.S. $300,000,000

LOAN AND SERVICING AGREEMENT

by and among

BUSINESS DEVELOPMENT CORPORATION OF AMERICA,
as the Collateral Manager

BDCA FUNDING I, LLC,
as the Borrower

EACH OF THE LENDERS
FROM TIME TO TIME PARTY HERETO,
as the Lenders

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as the Administrative Agent

and

U.S. BANK NATIONAL ASSOCIATION,

as the Collateral Agent and as the Collateral Custodian

Dated as of August 28, 2020

-i-

-ii-

-iii-

-iv-

EXHIBITS

EXHIBIT A-1	Form of Borrowing Notice
EXHIBIT A-2	Form of Repayment Notice (Reduction of Advances Outstanding/Facility Amount)
EXHIBIT A-3	Form of Borrowing Base Certificate
EXHIBIT A-4	Form of Approval Notice
EXHIBIT B	[Reserved]
EXHIBIT C	Form of Collateral Management Report
EXHIBIT D-1	Form of Officer's Certificate as to Solvency (BDCA Funding I, LLC)
EXHIBIT D-2	Form of Officer's Certificate as to Solvency (Business Development Corporation of America)
EXHIBIT D-3	[Reserved]
EXHIBIT E-1	Form of Officer's Closing Certificate (BDCA Funding I, LLC)
EXHIBIT E-2	Form of Officer's Closing Certificate (Business Development Corporation of America)
EXHIBIT E-3	[Reserved]
EXHIBIT F-1	Form of Power of Attorney (BDCA Funding I, LLC)
EXHIBIT F-2	Form of Power of Attorney (Collateral Manager)
EXHIBIT F-3	Form of Power of Attorney (Originator)
EXHIBIT G	Form of Release of Required Loan Documents
EXHIBIT H	Form of Collateral Manager's Certificate
EXHIBIT I	Form of Transferee Letter
EXHIBIT J	Form of Joinder Supplement
EXHIBIT K	Form of Required Loan Documents Certificate
EXHIBIT L	Form of Loan Checklist

-v-

SCHEDULES

SCHEDULE I             Condition Precedent Documents

SCHEDULE II            Location of Required Loan Documents

SCHEDULE III          Agreed-Upon Procedures For Independent Public Accountants

ANNEXES

ANNEX A              Addresses for Notices

ANNEX B               Commitments

-vi-

LOAN AND SERVICING AGREEMENT

THIS LOAN AND SERVICING AGREEMENT (as amended, modified, waived, supplemented, restated or replaced from time to time, this "Agreement") is made as of this August 28, 2020, by and among:

(1)            BUSINESS DEVELOPMENT CORPORATION OF AMERICA, a Maryland corporation ("BDCA"), as collateral manager (together with its successors and assigns in such capacity, the "Collateral Manager");

(2)            bdca fUNDING i, llc, a Delaware limited liability company, as the borrower (together with its successors and assigns in such capacity, the "Borrower");

(3)            EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO (together with its respective successors and assigns in such capacity, each a "Lender" and collectively, the "Lenders");

(5)            WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association ("WFBNA"), not in its individual capacity but solely as the administrative agent for the Lenders hereunder (together with its successors and assigns in such capacity, the "Administrative Agent"), and

(6)            U.S. BANK NATIONAL ASSOCIATION, national banking association ("USB"), not in its individual capacity but solely as the collateral agent (together with its successors and assigns in such capacity, the "Collateral Agent"), and not in its individual capacity but solely as the collateral custodian (together with its successors and assigns in such capacity, the "Collateral Custodian").

PRELIMINARY STATEMENT

WHEREAS, the Borrower desires that each Lender extend financing on the terms and conditions set forth herein; and

WHEREAS, each Lender desires to extend financing on the terms and conditions set forth herein.

NOW, THEREFORE, based upon the foregoing recitals, the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITION

Section 1.1.         Certain Defined Terms.

Certain capitalized terms used throughout this Agreement are defined in this Section 1.1. As used in this Agreement and its schedules, exhibits and other attachments, unless the context requires a different meaning, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"1940 Act": The Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

"Account": Any of the Collection Account, the Principal Collections Account, the Interest Collections Account and any sub-accounts thereof deemed appropriate or necessary by the Administrative Agent or the Collateral Agent after consultation with the Borrower for convenience in administering such accounts.

"Accreted Interest": Interest accrued on a Loan that is added to the principal amount of such Loan instead of being paid as interest as it accrues.

"Accrual Period": With respect to the first Payment Date, the period from and including the Closing Date to and including the Determination Date immediately preceding the first Payment Date and with respect to any subsequent Payment Date, the period commencing on the first day of the calendar month in which the preceding Payment Date occurred and ending on the Determination Date immediately preceding the month in which the Payment Date occurs.

"Action": Defined in Section 11.3.

"Additional Amount": Defined in Section 2.15(a).

"Adjusted Borrowing Value" means for any Loan, for any date of determination, an amount equal to the lowest of: (i) the OLB of such Loan at such time, (ii) the Assigned Value of such Loan on the date of its acquisition multiplied by the OLB of such Loan at such time and (iii) the Assigned Value of such Loan at such time multiplied by the OLB of such Loan at such time; provided that, the parties hereby agree that the Adjusted Borrowing Value of any Loan that is no longer an Eligible Loan shall be zero.

"Administrative Agent": WFBNA, in its capacity as administrative agent for the Lenders, together with its successors and assigns, including any successor appointed pursuant to Article XII.

"Advance": Each funding by the Lenders hereunder.

"Advance Rate": With respect to any Loan on any Measurement Date, the corresponding percentage for the type of Loan set forth below:

Type of Loan	Advance Rate

Broadly Syndicated Loan	70.0%

Middle Market Loan	67.5%

Second Lien Loan	25.0%

"Advances Outstanding": On any date of determination, the aggregate principal amount of all Advances outstanding on such date, reduced by the aggregate Principal Collections received and distributed as repayment of principal amounts of Advances and any other amounts received by the Lenders to repay the principal amounts of Advances, and after giving effect to the making of new Advances on such date; provided that the principal amounts of Advances outstanding shall not be reduced by any Principal Collections or other amounts if on such date of determination such Principal Collections or other amounts are rescinded or must be returned for any reason.

"Affected Party": The Administrative Agent, each Lender, each of their respective Affiliates, and all assignees and participants of each Lender and any sub-agent of the Administrative Agent and successor thereto.

"Affiliate": With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, or is a director or officer of such Person; provided that for purposes of determining whether any Loan is an Eligible Loan or any Obligor is an Eligible Obligor, the term "Affiliate" shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor; provided further that with respect to the Borrower or the Collateral Manager, the term "Affiliate" shall not include any Portfolio Company except as expressly set forth herein. For purposes of this definition, "control," when used with respect to any specified Person means the possession, directly or indirectly, of the power to vote 20% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

"Aggregate Unpaids": At any time, an amount equal to the sum of all accrued and unpaid Advances Outstanding, Interest, Commitment Fees, Facility Margin, Prepayment Penalties and all other accrued and unpaid amounts owed by the Borrower to the Lenders, the Administrative Agent, the Collateral Agent and the Collateral Custodian hereunder (including, without limitation, all Indemnified Amounts, other amounts payable under Article XI and amounts required to be paid under Section 2.7, Section 2.8, Section 2.9, Section 2.13, Section 2.14 and Section 2.15 to any Indemnified Party) or by the Borrower or any other Person under any fee letter delivered in connection with the transactions contemplated by this Agreement (including, without limitation, each Lender Fee Letter and the WFBNA Fee Letter), in each case whether or not such payments are due.

"Anti-Corruption Laws": (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower or any member of the Borrowing Group is located or doing business.

"Anti-Money Laundering Laws": Applicable laws or regulations in any jurisdiction in which the Borrower or any member of the Borrowing Group is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

"Applicable Law": For any Person or property of such Person, all existing and future laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person (including, without limitation, predatory and abusive lending laws, usury laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board's Regulations "B" and "Z", the Servicemembers Civil Relief Act of 2003 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

"Applicable LIBOR Rate": With respect to any Loan, the definition of "LIBOR Rate" (including any successor to "LIBOR Rate" based on SOFR) or any comparable definition in the Underlying Instruments for such Loan.

"Applicable Prime Rate": With respect to any Loan, the prime or base rate applicable to such Loan pursuant to the Underlying Instruments for such Loan.

"Approval Notice": With respect to any Eligible Loan, the written notice, in substantially the form attached hereto as Exhibit A-4, evidencing the approval by the Administrative Agent, in its sole discretion, of the acquisition by the Borrower of such Eligible Loan.

"Asset Coverage Ratio" means the ratio, determined on a consolidated basis, without duplication, in accordance with GAAP, of (a) the fair value of the total assets of BDCA and its Subsidiaries as required by, and in accordance with, the 1940 Act and any orders of the SEC issued to BDCA to be determined by the Board of Directors of BDCA and reviewed by its auditors, less all liabilities (other than Indebtedness, including Indebtedness hereunder) of BDCA and its Subsidiaries, to (b) the aggregate amount of Indebtedness of BDCA and its Subsidiaries; provided that the calculation of the Asset Coverage Ratio shall not include Subsidiaries that are not required to be included by the 1940 Act as affected by such orders of the SEC issued to BDCA including, if set forth in any such order, any Subsidiary which is a small business investment company which is licensed by the Small Business Administration to operate under the Small Business Investment Act of 1958.

"Assigned Documents": Defined in Section 2.12.

"Assigned Value": With respect to each Loan, as of any date of determination, the lower of (i) the Purchase Price of such Loan or (ii) the value (expressed as a percentage of par) of such Loan as determined by the Administrative Agent in its sole discretion, as of the Closing Date or any subsequent Funding Date or at any time after a Value Adjustment Event, in each case subject to the following terms:

(a)            If a Value Adjustment Event of the type described in clauses (ii), (iv),or (vi) of the definition thereof with respect to such Loan occurs, the Assigned Value of such Loan will, automatically and without further action by the Administrative Agent, be zero unless otherwise agreed to by the Administrative Agent.

(b)            If a Value Adjustment Event of the type described in clauses (i), (iii), (v) or (vii) of the definition thereof with respect to such Loan occurs, "Assigned Value" may be amended by the Administrative Agent, in its sole discretion; provided that (in the case of any Loan that is not a Broadly Syndicated Loan), solely with respect to the occurrence of a Value Adjustment Event of the type described in clause (B)(i) of the definition thereof, immediately after giving effect to any such reevaluation, the Assigned Value shall not be lower than the applicable Assigned Value Floor.

(c)            The Assigned Value of any Broadly Syndicated Loan that is rated (or the Obligor thereof is rated) at least "B-" by S&P and "B3" by Moody's as of such date of determination and that has an observable quote from LoanX Mark-It Partners, Loan Pricing Corporation or from another pricing service selected by the Administrative Agent shall not be less than the price (expressed as a percentage of par) of (i) the average of the published bid side prices based upon information from three secondary loan market dealers active in the trading of such Broadly Syndicated Loan or obligations or securities similar thereto or pricing services (one of which must be Loan-X Mark-It Partners or, if a bid side price from Loan-X Mark-It Partners is unavailable, Loan Pricing Corporation), (ii) if a price cannot be obtained pursuant to the means contemplated by clause (i) hereof, the price determined as the average of the published bid side prices based upon information from two secondary loan market dealers active in the trading of such Broadly Syndicated Loan or obligations or securities similar thereto or pricing services (one of which shall be Loan-X Mark-It Partners or Loan Pricing Corporation if a bid side price from Loan-X Mark-It Partners is unavailable), or (iii) if a price cannot be obtained pursuant to the means contemplated by clauses (i) or (ii) hereof, the price determined by Loan-X Mark-It Partners or Loan Pricing Corporation if a bid side price from Loan-X Mark-It Partners is unavailable.

(d)            If (i) the Net Senior Leverage Ratio, the Net Leverage Ratio or the Interest Coverage Ratio, as the case may be, of any Loan for which the Assigned Value has been decreased due to a Value Adjustment Event of the type described in clause (i) of the definition thereof, as applicable, improves to a level such that no Value Adjustment Event would be required at the time of determination, or (ii) the Obligor of any Loan for which the Assigned Value has been decreased due solely to a Value Adjustment Event of the type described in clause (vii) of the definition thereof, cures the delivery requirements thereunder, then in each case the Borrower may request in writing the reevaluation from time to time, with respect to any Loan subject to this clause (c), and upon such request the Administrative Agent shall reevaluate the Assigned Value of such Loan; provided that such Assigned Value may not increase above the Purchase Price of such Loan as of the applicable Funding Date.

(e)            The Administrative Agent shall promptly notify the Collateral Manager of any change effected by the Administrative Agent to the Assigned Value of any Loan.

"Assigned Value Floor": The Assigned Value that would result in the Facility Attachment Ratio for any Loan (based upon such Loan's Net Senior Leverage Ratio or Net Leverage Ratio, as applicable) equating to the "Minimum Facility Attachment Ratio" specified in accordance with the following grids:

Broadly Syndicated Loans and Middle Market Loans

Net Senior Leverage Ratio	Minimum Facility Attachment Ratio
< 4.25x	2.90x
≥ 4.25 and < 5.00x	2.80x
≥ 5.00 and < 6.00x	2.70x
≥ 6.00 and < 7.00x	2.60x
≥ 7.00 and < 8.00x	2.40x
≥ 8.00x	0.00x

Second Lien Loans

Net Leverage Ratio	Minimum Facility Attachment Ratio
< 5.00x	Facility Attachment Ratio as of Funding Date
≥ 5.00 and < 6.00x	Facility Attachment Ratio as of Funding Date less 0.25x
≥ 6.00 and < 7.00x	Facility Attachment Ratio as of Funding Date less 0.50x
≥ 7.00x	0.0x

Designated Loan

Net Leverage Ratio	Minimum Facility Attachment Ratio
Less than 6.00x	The lesser of (i) the Facility Attachment Ratio as of Funding Date and (ii) 2.00x
6.00x and Over	0.00x

"Availability": At any time, an amount equal to the positive excess, if any, of (i) the Borrowing Base over (ii) the Advances Outstanding on such day; provided that at all times on and after the earlier to occur of the Reinvestment Period End Date or the Termination Date, the Availability shall be zero.

"Available Funds": With respect to any Payment Date, all amounts on deposit in the Collection Account (including, without limitation, any Collections with respect to Loans included in the Collateral and earnings from Permitted Investments in the Collection Account), during the immediately preceding Accrual Period.

"Bankruptcy Code": The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

"Base Rate": On any date, a fluctuating per annum interest rate equal to the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 0.5%; provided that, notwithstanding the foregoing, at any time the LIBOR Rate exceeds the higher of the rates specified in clauses (a) and (b), then the Base Rate shall be increased by such excess.

"BDCA": Defined in the Preamble.

"Benchmark Replacement": The sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for Dollar denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

"Benchmark Replacement Adjustment": With respect to any replacement of the LIBOR Rate with an Unadjusted Benchmark Replacement for each applicable Accrual Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement for Dollar denominated syndicated credit facilities at such time.

"Benchmark Replacement Conforming Changes": With respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of "Prime Rate," the definition of "Federal Funds Rate," the definition of "Accrual Period," timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

"Benchmark Replacement Date": The earlier to occur of the following events with respect to the LIBOR Rate:

(1)            in the case of clause (1) or (2) of the definition of "Benchmark Transition Event," the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or

(2)            in the case of clause (3) of the definition of "Benchmark Transition Event," the date of the public statement or publication of information referenced therein.

"Benchmark Transition Event": The occurrence of one or more of the following events with respect to the LIBOR Rate:

(1)            a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate announcing that the LIBOR Rate is no longer representative.

"Benchmark Transition Start Date": (a) In the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

"Benchmark Unavailability Period": If a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with Section 13.1 and (y) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to Section 13.1(c).

"Beneficial Ownership Regulation": 31 C.F.R. § 1010.320.

"Benefit Plan Investor": A "benefit plan investor" as defined in Department of Labor regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, which includes an employee benefit plan that is subject to the fiduciary responsibility provisions of Title I of ERISA, a plan that is subject to Section 4975 of the Code, and an entity the underlying assets of which are deemed to include plan assets of any such employee benefit plan or plan.

"Borrower": Defined in the Preamble.

"Borrowing Base": As of any Measurement Date, an amount equal to the least of:

(a)	the aggregate sum of (i) the products of (A) the Advance Rate for each Eligible Loan as of such date and (B) the Adjusted Borrowing Value of such Eligible Loan as of such date, plus (ii) the amount on deposit in the Principal Collections Account as of such date; or

(b)	(i) the aggregate Adjusted Borrowing Value of all Eligible Loans as of such date minus (ii) the Minimum Equity Amount, plus (iii) the amount on deposit in the Principal Collections Account as of such date; or

(c)	the Facility Amount.

"Borrowing Base Certificate": Each certificate, in the form of Exhibit A-3, required to be delivered by the Borrower with each Borrowing Notice and on each Measurement Date.

"Borrowing Base Deficiency": As of any date of determination, an amount equal to the positive difference, if any, of (a) Advances Outstanding on such date over (b) the Borrowing Base on such date.

"Borrowing Group": Individually and collectively: (a) the Borrower, (b) any Affiliate (including any Portfolio Company) or subsidiary of Borrower and (c) any officer, director or other person or entity acting on behalf of the Borrower or any Affiliate (including any Portfolio Company) or subsidiary of the Borrower with respect to the Advances or this Agreement.

"Borrowing Notice": Each notice required to be delivered by the Borrower in respect of (a) each Advance or (b) any reinvestment of Principal Collections under Section 2.8(b), in the form of Exhibit A-1.

"Broadly Syndicated Loan": Any Loan that is widely distributed and (i) has an original tranche size of $350,000,000 or greater, (ii) on the date on which such Loan is approved as an Eligible Loan, has a trailing twelve month EBITDA of equal to or greater than $75,000,000, (iii) has first priority in right of payment and is not (and cannot by its terms become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, insolvency, moratorium or liquidation proceedings, (iv) is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable credit agreement that are reasonable and customary for similar loans, and liens accorded priority by law in favor of the United States or any state or agency), (v) is rated by both S&P and Moody's (or the Obligor thereof is rated by S&P and Moody's) and is rated at least "B-" and "B3", respectively, as of the date of its acquisition by the Borrower and (vi) for which the Collateral Manager determines in good faith that the value of the collateral securing the loan (or the enterprise value of the underlying business asset) on or about the time of origination equals or exceeds the outstanding principal balance of the loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral. For avoidance of doubt, (x) the reference to "tranche size" in clause (i) above is to the tranche of such Loan currently held or contemplated for purchase by the Borrower, (y) to the extent there are multiple pari passu tranches issued by the related Obligor, such other tranches may be considered for inclusion in the calculation of "tranche size" by the Administrative Agent in its discretion if such other tranches carry the same material terms and are each widely distributed and (z) the calculation of "tranche size" may also include any last out component, but not any second lien or unsecured component.

"Business Day": Any day (other than a Saturday or a Sunday) on which banks are not required or authorized to be closed in New York, New York, Charlotte, North Carolina or the city in which the offices of the Collateral Agent or the Collateral Custodian are authorized or required by Applicable Law to close (which shall initially be Boston, Massachusetts).

"Capital Lease Obligations": With respect to any entity, the obligations of such entity to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such entity under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

"Cash" means funds denominated in currency of the United States as at the time shall be legal tender for payment of all public and private debts, including funds standing to the credit of an Account.

"Certificated Security": The meaning specified in Section 8-102(a)(4) of the UCC.

"Change of Control": Any of the following:

(a)            the Management Agreement shall fail to be in full force and effect;

(b)            except pursuant to the Pledge Agreement, the creation or imposition of any Lien on the economic interests of the Borrower owned by the Originator;

(c)            the failure of the Originator to own, directly or through one or more wholly owned subsidiaries if approved in writing by the Administrative Agent in its sole discretion (not to be unreasonably withheld), 100% of the limited liability company interests of the Borrower; or

(d)            subject to Section 5.4(b), the dissolution, termination or liquidation in whole or in part, transfer or other disposition of all or substantially all of the assets of the Collateral Manager.

"Clearing Corporation": The meaning specified in Section 8-102(a)(5) of the UCC.

"Closing Date": August 28, 2020.

"Code": The Internal Revenue Code of 1986, as amended from time to time.

"Collateral": All right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Borrower in the property identified in clauses (i) - (iii) below and all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, and other property consisting of, arising out of, or related to any of the following (in each case excluding the Excluded Amounts):

(i)            the Loans, and all monies due or to become due in payment under such Loans on and after the related Funding Date, including, but not limited to, all Collections;

(ii)           all Related Security with respect to the Loans referred to in clause (i); and

(iii)           all income and Proceeds of the foregoing.

"Collateral Agent": Defined in the Preamble.

"Collateral Agent and Portfolio Administration Fee": The fees, expenses and indemnity amounts payable to the Collateral Agent, the Collateral Custodian and the Securities Intermediary (without duplication) set forth as such in the USB Fee Letter and as provided herein or in any other Transaction Documents.

"Collateral Agent Termination Notice": Defined in Section 7.5.

"Collateral Custodian": Defined in the Preamble.

"Collateral Custodian Termination Notice": Defined in Section 8.5.

"Collateral Management Fee": Any servicing fee payable to the Collateral Manager on each Payment Date in arrears in respect of each Accrual Period in an amount to be agreed between the Borrower and the Collateral Manager, which fee shall not exceed the product of (i) 0.50%, (ii) the arithmetic mean of the aggregate OLB of all Eligible Loans on the first day and on the last day of the related Accrual Period and (iii) the actual number of days in such Accrual Period divided by 360.

"Collateral Management Report": Defined in Section 6.7(b).

"Collateral Management Standard": Shall mean, with respect to any Loans included in the Collateral, to service and administer such Loans on behalf of the Secured Parties in accordance with the Underlying Instruments and all customary and usual servicing practices which are consistent with the higher of: (i) the customary and usual servicing practices that a prudent institutional loan investor would use in servicing loans like the Loans for its own account, and (ii) the customary standards and procedures with which the Collateral Manager as of any date of determination services and administers loans for its own account or for the account of others.

"Collateral Manager": BDCA and each successor appointed as Successor Collateral Manager pursuant to Section 6.12(a).

"Collateral Manager Default": Defined in Section 6.11.

"Collateral Manager Pension Plan": Defined in Section 4.3(o).

"Collateral Manager Termination Notice": Defined in Section 6.11.

"Collateral Manager's Certificate": Defined in Section 6.7(c).

"Collection Account": Defined in Section 6.4(f).

"Collection Date": The date following either the Reinvestment Period End Date or the Termination Date on which the Aggregate Unpaids have been reduced to zero and indefeasibly paid in full.

"Collections": The sum of all Interest Collections and all Principal Collections received with respect to the Collateral.

"Commitment": With respect to each Lender, the commitment of such Lender to make Advances in accordance herewith in an amount not to exceed (a) prior to the earlier to occur of the Reinvestment Period End Date or the Termination Date, the dollar amount set forth opposite the Lender's name on Annex B hereto or the amount set forth as such Lender's "Commitment" on Schedule I to the Joinder Supplement relating to such Lender, as applicable, and (b) on or after the earlier to occur of the Reinvestment Period End Date or the Termination Date, with respect to each Lender, such Lender's Pro Rata Share of the aggregate Advances Outstanding.

"Commitment Fee": Defined in Section 2.13(a).

"Commitment Fee Rate": Defined in Section 2.13(a).

"Continued Errors": Defined in Section 6.12(d).

"Contractual Obligation": With respect to any Person, any material provision of any securities issued by such Person or any material indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or to which either is subject.

"Default Period": The period beginning on the day on which the Termination Date is declared or automatically occurs, and ending on the Collection Date.

"Defaulting Lender": Any Lender that (i) has failed to fund any portion of the Advances required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless such amount is the subject of a good faith dispute, (iii) has notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or generally under other agreements in which it commits or is obligated to extend credit, or (iv) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

"Designated Loan": Any Loan designated as such by the Administrative Agent, in its sole discretion, at the time of approval of such Loan.

"Determination Date": The last day of each calendar month.

"Discretionary Sale": Defined in Section 2.17.

"Discretionary Sale Date": The Business Day identified by the Borrower to the Administrative Agent and the Collateral Agent in a Discretionary Sale Notice as the proposed date of a Discretionary Sale.

"Discretionary Sale Notice": Defined in Section 2.17.

"Dollars": Means, and the conventional "$" signifies, the lawful currency of the United States.

"EBITDA": With respect to any period and any Loan, the meaning of "EBITDA", "Adjusted EBITDA" or any comparable definition in the Underlying Instruments for each such Loan, and in any case that "EBITDA", "Adjusted EBITDA" or such comparable definition is not defined in such Underlying Instruments, an amount, for the principal obligor on such Loan and any of its parents or Subsidiaries, except any Subsidiary excluded from the Underlying Documents, that are obligated pursuant to the Underlying Instruments for such Loan (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus (a) interest expense, (b) income taxes, (c) depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), (d) amortization of intangibles (including, but not limited to, goodwill, financing fees and other capitalized costs), other non-cash charges and organization costs, (e) extraordinary losses in accordance with GAAP, (f) one-time, non-recurring non-cash charges consistent with the compliance statements and financial reporting packages provided by the Obligors and (g) any other item the Borrower and the Administrative Agent mutually deem to be appropriate, all computed on an annualized basis and pro forma basis in the case of an acquisition.

"Early Opt-in Election": The occurrence of:

(1)            (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that Dollar denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 12.1 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate, and

(2)            (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

"Eligible Loan": On any date, each Loan that satisfies each of the following criteria (unless compliance with any one or more of such representations and warranties is waived, in writing, by the Administrative Agent, in its sole discretion):

(a)            such Loan has been approved by the Administrative Agent in its sole discretion;

(b)            such Loan is a Broadly Syndicated Loan, a Middle Market Loan or a Second Lien Loan;

(c)            as of the date of its acquisition, such Loan shall not cause the sum of the Adjusted Borrowing Value of all Eligible Loans included in the Collateral made to the Obligor of such Loan, to exceed (i) for the largest Obligor, $17,500,000, (ii) for the second largest Obligor, $16,000,000 and (iii) for all other Obligors (individually), $15,000,000;

(d)            [reserved];

(e)            such Loan, together with the Underlying Instruments related thereto, (i) is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms, (ii) is not subject to any litigation, dispute or offset in favor of the Obligor, and (iii) contains provisions substantially to the effect that the Obligor's payment obligations thereunder are absolute and unconditional without any right of rescission, setoff in favor of the Obligor, counterclaim or defense for any reason against the holder thereof or any assignee;

(f)             such Loan and any Related Property comply in all material respects with all Applicable Law;

(g)            all consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority or any other Person required to be obtained, effected or given in connection with the making, acquisition, transfer or performance of such Loan and any Related Property have been duly obtained, effected or given and are in full force and effect;

(h)            as of the date such Loan was purchased by (or in the case of any contribution, contributed to) the Borrower, such Loan is not delinquent in payment; at any time thereafter, such Loan is not delinquent in payment beyond the lesser of (i) any applicable grace or cure periods set forth in the Underlying Instruments and (ii) five (5) Business Days;

(i)             such Loan provides for (i) periodic payments of a portion of accrued and unpaid interest in cash on a current basis, no less frequently than semi-annually and (ii) a fixed amount of principal payable in cash no later than its stated maturity;

(j)             such Loan is not subject to withholding tax unless the Obligor thereon is required under the terms of the related Underlying Instrument to make customary "gross-up" payments that cover the full amount of such withholding tax on an after-tax basis;

(k)            such Loan is denominated and payable only in Dollars in the United States and does not permit the currency or country in which such Loan is payable to be changed;

(l)             such Loan is issued to an Obligor Domiciled in the United States or Canada;

(m)           if such Loan is a registration-required obligation within the meaning of Section 163(f)(2) of the Code, such Loan is Registered;

(n)            the acquisition of such Loan will not cause the Borrower or the pool of Collateral to be required to register as an investment company under the 1940 Act and if the issuer of such Loan is excepted from the definition of an "investment company" solely by reason of Section 3(c)(1) of the 1940 Act, then either (A) such security does not constitute a "voting security" for purposes of the 1940 Act or (B) the aggregate amount of such security held by the Borrower is less than 10% of the entire issue of such security;

(o)            such Loan does not contain a confidentiality provision that expressly restricts or purports to restrict the ability of the Administrative Agent to exercise its rights under this Agreement, including, without limitation, its rights to review the Required Loan Documents;

(p)            such Loan and the Underlying Instruments related thereto, are eligible to be sold, assigned or transferred to the Borrower, and neither the sale, transfer or assignment of such Loan to the Borrower, nor the granting of a security interest hereunder to the Collateral Agent, on behalf of the Secured Parties, violates, conflicts with or contravenes any Applicable Law or any contractual or other restriction, limitation or encumbrance;

(q)            such Loan is not (a) a participation interest in all or a portion of a loan (for the avoidance of doubt, a syndication or co-lending interest which is not documented as a participation interest shall not be deemed a participation interest), (b) a letter of credit, (c) a bond, (d) a structured finance obligation or (e) a floating rate note;

(r)             such Loan has an original term to maturity of not greater than seven years;

(s)             such Loan shall not cause Second Lien Loans, collectively, to exceed 10% of the aggregate OLB of all Eligible Loans;

(t)             such Loan shall not cause Fixed Rate Loans to collectively exceed $5,000,000;

(u)            (i) the Borrower has good and marketable title to, and is the sole owner of, such Loan and (ii) all Required Loan Documents required to be delivered to the Collateral Custodian, with respect to such Loan, have been or will be delivered to the Collateral Custodian on or prior to the related Funding Date, except as otherwise provided in Section 5.1(q);

(v)            such Loan is eligible under its Underlying Instruments (giving effect to the provisions of Sections 9-406 and 9-408 of the UCC) to be sold to the Borrower and to have a security interest therein granted to the Collateral Agent, for the benefit of the Secured Parties;

(w)           the Obligor with respect to such Loan is an Eligible Obligor;

(x)            such Loan (A) is not an Equity Security and (B) does not by its terms provide for the conversion or exchange into an Equity Security at any time on or after the date it is included as part of the Collateral;

(y)            such Loan does not constitute Margin Stock;

(z)            such Loan is not principally secured by real estate;

(aa)          such Loan is not a Required Sale Asset;

(bb)          as of the date of its acquisition, such Loan shall not cause the sum of all Loans made to Obligors that are Affiliates of the Borrower or the Collateral Manager to exceed 7.5% of the aggregate OLB of all Loans; and

(cc)           if such Loan is a Floating Rate Loan, has a current cash coupon of at least 3.00% and the coupon (i) if such Loan is a Floating Rate Loan, is payable at least quarterly and (ii) if such Loan is a Fixed Rate Loan, is payable at least semi-annually.

"Eligible Obligor": At all times, unless otherwise waived by the Administrative Agent in its sole discretion, any Obligor that:

(i)            is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization;

(ii)           is a legal operating entity, holding company or special purpose entity;

(iii)          has not entered into the Loan primarily for personal, family or household purposes; and

(iv)          is not a Governmental Authority.

"Environmental Laws": Any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency's regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.

"Equity Security": (i) Any equity security or any other security that is not eligible for purchase by the Borrower as an Eligible Loan, (ii) any security purchased as part of a "unit" with a Loan and that itself is not eligible for purchase by the Borrower as an Eligible Loan, and (iii) any obligation that, at the time of commitment to acquire such obligation, was eligible for purchase by the Borrower as an Eligible Loan but that, as of any subsequent date of determination, no longer is eligible for purchase by the Borrower as an Eligible Loan, for so long as such obligation fails to satisfy such requirements.

"ERISA": The United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"ERISA Affiliate": (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or Collateral Manager, as applicable, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower or Collateral Manager, as applicable, or (c) for purposes of Section 302 of ERISA and Section 412 of the Code, a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, or Collateral Manager, as applicable, any corporation described in clause (a) above or any trade or business described in clause (b) above.

"Errors": Defined in Section 6.12(d).

"Eurodollar Disruption Event": The occurrence of any of the following: (a) any Lender shall have notified the Administrative Agent of a determination by such Lender that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to fund any Advance, (b) any Lender shall have notified the Administrative Agent of a determination by such Lender, as applicable, that the rate at which deposits of United States dollars are being offered to such Lender in the London interbank market does not accurately reflect the cost to such Lender of making, funding or maintaining any Advance or (c) any Lender shall have notified the Administrative Agent of the inability of such Lender, as applicable, to obtain United States dollars in the London interbank market to make, fund or maintain any Advance.

"Excepted Persons": Defined in Section 13.13(a).

"Exchange Act": The United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Excluded Amounts": (a) Any amount received in the Collection Account with respect to any Loan included as part of the Collateral, which amount is attributable to the payment of any Tax, fee or other charge imposed by any Governmental Authority on such Loan or on any Related Property, (b) any amount received in the Collection Account or other Account representing (i) a reimbursement of insurance premiums and (ii) any escrows relating to Taxes, insurance and other amounts in connection with Loans which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under the Underlying Instruments and (c) any amount received in the Collection Account with respect to any Loan retransferred or substituted for upon the occurrence of a Warranty Event or that is otherwise replaced by a Substitute Loan, or that is otherwise sold or transferred by the Borrower pursuant to Section 2.16 or Section 2.17, to the extent such amount is attributable to a time after the effective date of such replacement or sale.

"Excluded Taxes": Defined in Section 2.15(a).

"Existing Credit Facility": The credit facility evidenced by that certain Loan and Security Agreement, dated as of July 24, 2012, by and among the Borrower, BDCA as the servicer and the seller, WFBNA as the administrative agent and the other parties thereto, as amended, restated, supplemented or otherwise modified prior to the Closing Date.

"Facility Amount": The aggregate Commitments of the Lenders then in effect, which amount may be up to $300,000,000, as such amounts may vary from time to time pursuant to Section 2.1(b) or Section 2.3(a); provided that on or after the earlier to occur of the Reinvestment Period End Date or the Termination Date the Facility Amount shall equal the Advances Outstanding.

"Facility Attachment Ratio": For any Eligible Loan, as of any date of determination, an amount equal to (i) with respect to any First Lien Loan, the product of (a) the First Out Attachment Ratio, (b) the applicable Advance Rate and (c) the Assigned Value, (ii) with respect to any Second Lien Loan, the sum of (a) the Net Senior Leverage Ratio and (b) the product of (I)(x) Net Leverage Ratio less (y) Net Senior Leverage Ratio, (II) the applicable Advance Rate and (III) the Assigned Value, in each case, as of such date and (iii) the with respect to any Designated Loan, the "Facility Attachment Ratio" will be determined in conjunction with the classification of such Loan's lien type (in accordance with its applicable Advance Rate).

"Facility Margin": Defined in Section 2.13(b).

"Facility Margin Rate": Defined in the Lender Fee Letter.

"Facility Maturity Date": August 28, 2025.

"FATCA": Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor provisions of the Code that are substantively similar), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules, guidance notes or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

"Federal Funds Rate": For any period, the greater of (x) zero and (y) a fluctuating interest per annum rate equal, for each day during such period, to the weighted average of the overnight federal funds rates as in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if for any reason such rate is not available on any day, the rate determined, in the sole discretion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. on such day. If the calculation of the Federal Funds Rate results in a Federal Funds Rate of less than zero, the Federal Funds Rate shall be deemed to be zero for all purposes of this Agreement.

"Federal Reserve Bank of New York's Website": The website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

"Financial Asset": The meaning specified in Section 8-102(a)(9) of the UCC.

"Financial Sponsor": Any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

"First Lien Loan": A Broadly Syndicated Loan or Middle Market Loan.

"First Out Attachment Ratio" With respect to any Eligible Loan, as of any date of determination, an amount equal to the Net Senior Leverage Ratio with respect to all or any portion of such Eligible Loan that constitutes first lien senior secured Indebtedness that is not (and cannot by its terms become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings (excluding any first lien last-out Indebtedness within the capital structure).

"Fixed Rate Loan": An Eligible Loan other than a Floating Rate Loan.

"Floating Rate Loan": An Eligible Loan under which the Loan Rate payable by the Obligor thereof is based on the Applicable Prime Rate or the Applicable LIBOR Rate, plus some specified interest percentage in addition thereto, and the Loan provides that such Loan Rate will reset in accordance with customary terms immediately upon any change in the related Applicable Prime Rate or the Applicable LIBOR Rate.

"Funding Date": With respect to any Advance, the date such funds are made available to the Borrower in accordance with Section 2.2.

"Funding Request": A Borrowing Notice in the form of Exhibit A-1 requesting an Advance and including the items required by Section 2.2.

"GAAP": Generally accepted accounting principles as in effect from time to time in the United States.

"Governmental Authority": With respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

"Grant" or "Granted" means to grant, bargain, sell, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of setoff against, deposit, set over and confirm. A Grant of the Collateral, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including, the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the Collateral, and all other monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

"Hazardous Materials": All materials subject to regulation under any Environmental Law, including, without limitation, materials listed in 49 C.F.R. § 172.010, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being "in inventory", "usable work in process" or similar classification that would, if classified as unusable, be included in the foregoing definition.

"IFRS": International Financial Reporting Standards developed by the International Accounting Standards Board.

"Increased Costs": Any amounts required to be paid by the Borrower to an Affected Party pursuant to Section 2.14.

"Indebtedness": (i) With respect to any Person that is an Obligor under any Loan at any date, the meaning of "Indebtedness" or any comparable definition in the Underlying Instruments for each such Loan, and in any case that "Indebtedness" or such comparable definition is not defined in such Underlying Instruments, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all obligations of such Person under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person or letters of credit (other than commercial letters of credit), (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of derivatives due on an early termination, and (f) all obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) of this clause (i), and (ii) for all other purposes, with respect to any Person at any time, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all obligations of such Person under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person or letters of credit (other than commercial letters of credit), (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of derivatives due on an early termination, and (f) all obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) of this clause (ii).

"Indemnified Amounts": Defined in Section 11.1.

"Indemnified Parties": Defined in Section 11.1.

"Indemnifying Party": Defined in Section 11.3.

"Independent Manager": Means a natural person who, (A) for the five-year period prior to his or her appointment as Independent Manager, has not been, and during the continuation of his or her service as Independent Director is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Borrower or any of its Affiliates (other than his or her service as an Independent Director of the Borrower or other Affiliates that are structured to be "bankruptcy remote"); (ii) a customer or supplier of the Borrower or any of its Affiliates (other than his or her service as an Independent Director of the Borrower); or (iii) any member of the immediate family of a person described in (i) or (ii), and (B) has, (i) prior experience as an Independent Manager for a Person whose charter documents required the unanimous consent of all Independent Manager thereof before such Person could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

"Indirect Affiliate": With respect to the Borrower or the Collateral Manager, as the context requires, any of its Affiliates (including any Portfolio Company) that is not (i) its subsidiary, (ii) its parent company or (iii) any of its indirect parent companies.

"Indorsement": The meaning specified in Section 8-102(a)(11) of the UCC, and "Indorsed" has a corresponding meaning.

"Insolvency Event": With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction over such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person's affairs, and such decree, order or appointment shall remain unstayed and in effect for a period of 60 consecutive days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, (c) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or (d) the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

"Insolvency Laws": The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

"Insolvency Proceeding": Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

"Instrument": The meaning specified in Section 9-102(a)(47) of the UCC.

"Insurance Policy": With respect to any Loan, an insurance policy covering liability and physical damage to, or loss of, the Related Property.

"Interest": For each Accrual Period and each Advance outstanding, the sum of the products (for each day during such Accrual Period) of:

IR x P x 1
              D

where:

IR	=	the Interest Rate applicable on such day;

P	=	the principal amount of such Advance on such day; and

D	=	360 or, to the extent the Interest Rate is the Base Rate, 365 or 366 days, as applicable.

provided that (i) no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

"Interest Collections": As of any date of determination, (i) with respect to any Loan, all payments and collections attributable to interest on such Loan, including all scheduled payments of interest and payments of interest relating to principal prepayments, all guaranty payments attributable to interest and proceeds of any liquidations, sales, dispositions or securitizations attributable to interest on such Loan and (ii) servicing fees, anniversary fees, amendment fees, late fees, waiver fees, prepayment fees or other amounts received in respect of Loan.

"Interest Collections Account": Defined in Section 6.4(f).

"Interest Coverage Ratio": With respect to any Loan for any Relevant Test Period, the meaning of "Interest Coverage Ratio" or any comparable definition in the Underlying Instruments for each such Loan, and in any case that "Interest Coverage Ratio" or such comparable definition is not defined in such Underlying Instruments, the ratio of (a) EBITDA to (b) Interest Obligations as calculated by the Borrower and the Collateral Manager in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Underlying Instruments.

"Interest Obligations": With respect to any period and any Loan, for the Obligor on such Loan and, to the extent included in the corresponding calculation of EBITDA, any parent that is obligated pursuant to the Underlying Instruments for such Loan (determined on a consolidated basis without duplication in accordance with GAAP), the meaning of "Interest Obligations" or any comparable definition in the Underlying Instruments for each such Loan, and in any case that "Interest Obligations" or such comparable definition is not defined in such Underlying Instruments, all cash interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued during such period (whether or not actually paid during such period).

"Interest Rate": Subject to Section 2.14(d), for any Accrual Period and for each Advance outstanding for each day during such Accrual Period, a rate equal to the LIBOR Rate.

"Investment": With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the making or acquisition of Loans and the acquisition of Equity Securities otherwise permitted by the terms hereof which are related to such Loans.

"Joinder Supplement": An agreement among the Borrower, a Lender and the Administrative Agent in the form of Exhibit J to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Closing Date, as contemplated by Section 13.16(a).

"Last Out Attachment Ratio": With respect to any Eligible Loan, as of any date of determination, an amount equal to the Net Senior Leverage Ratio with respect to all or any portion of such Eligible Loan that constitutes first lien senior secured Indebtedness.

"Lender": Defined in the Preamble.

"Lender Fee Letter": Each fee letter agreement that shall be entered into by and among the Borrower, the Collateral Manager, the applicable Lender in connection with the transactions contemplated by this Agreement, as amended, modified, waived, supplemented, restated or replaced from time to time.

"LIBOR Rate": For any day during the Accrual Period, with respect to any Advance (or portion thereof) the greater of (x) zero and (y)(a) the rate per annum appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, for such day, provided, if such day is not a Business Day, the immediately preceding Business Day, for a three-month maturity; and (b) if no rate specified in clause (a) of this definition so appears on Reuters Screen LIBOR01 Page (or any successor or substitute page), the interest rate per annum at which dollar deposits of $5,000,000 and for a three-month maturity are offered by the principal London office of Wells Fargo Bank, National Association in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, for such day.

"Lien": Any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person's assets or properties in favor of any other Person (including any UCC financing statement or any similar instrument filed against such Person's assets or properties). For the avoidance of doubt, notwithstanding any Loan acquired by the Borrower hereunder meeting the requirements of an Eligible Loan, customary restrictions on transfers of a Loan pursuant to the related Underlying Instruments shall not be deemed to be a "Lien."

"Liquidation Expenses": With respect to any Loan, the aggregate amount of all out-of-pocket expenses reasonably incurred by the Collateral Manager (including amounts paid to any subservicer) in accordance with the Collateral Manager's customary procedures in connection with the repossession, refurbishing and disposition of any Related Property securing such Loan upon or after the expiration or earlier termination of such Loan, and other out-of-pocket costs related to the liquidation of any such assets, as documented by the Collateral Manager upon the request of the Administrative Agent, in writing providing a breakdown of the Liquidation Expenses for such Loan, along with any supporting documentation therefor.

"Loan": Any commercial loan which the Collateral Manager directs the Borrower to acquire, which loan includes, without limitation, (i) the Required Loan Documents and Loan Checklist, and (ii) all right, title and interest of the Borrower in and to the loan and any Related Property, but excluding, as applicable, the Excluded Amounts.

"Loan Checklist": An electronic or hard copy, as applicable, of a checklist, in the form of Exhibit L, delivered by or on behalf of the Borrower to the Collateral Custodian, for each Loan, that identifies all applicable Required Loan Documents with respect to such Loan, which shall specify whether such document is an original or a copy and includes the identification number and the name of the Obligor with respect to the related Loan.

"Loan Rate": For each Loan in an Accrual Period, the current cash pay interest rate for such Loan in such period, as specified in the related Underlying Instruments.

"Loan Tape": The loan tape to be delivered in connection with each Collateral Management Report and on each applicable Funding Date, which tape shall include (but not be limited to) the aggregate OLB of all Loans and, with respect to each Loan, the following information:

(a)            name and number of the related Obligor;

(b)            whether such Obligor is an Affiliate of the Borrower, the Originator or Collateral Manager;

(c)            calculation of the Net Senior Leverage Ratio for the Relevant Test Period as calculated on the related Funding Date of such Loan (provided that if any other positions in such Loan existed on its Funding Date then such calculation shall include the Net Senior Leverage Ratio utilized for the position with the earliest of such other Funding Dates ), and for the most recent Relevant Test Period;

(d)            calculation of the Interest Coverage Ratio for the Relevant Test Period as calculated on the related Funding Date of such Loan (provided that if any other positions in such Loan existed on its Funding Date then such calculation shall include the Interest Coverage Ratio utilized for the position with the earliest of such other Funding Dates), and for the most recent Relevant Test Period;

(e)            calculation of the Net Leverage Ratio for the Relevant Test Period as calculated on the related Funding Date of such Loan (provided that if any other positions in such Loan existed on its Funding Date then such calculation shall include the Net Leverage Ratio utilized for the position with the earliest of such other Funding Dates), and for the most recent Relevant Test Period;

(f)            Exposure Amount (if applicable);

(g)           collection status (number of days past due);

(h)            loan status (whether in default or on non-accrual status);

(i)            Loan rating;

(j)            scheduled final maturity date;

(k)           date and amount of next Scheduled Payment;

(l)            loan rate of interest (and reference rate);

(m)           LIBOR floor (if applicable);

(n)            OLB;

(o)            par amount;

(p)            Assigned Value;

(q)            Purchase Price;

(r)            Moody's asset and Obligor rating (if available);

(s)            S&P asset and Obligor rating (if available);

(t)            Loan type (e.g., Broadly Syndicated Loan, Second Lien Loan or Middle Market Loan);

(u)            collateral position;

(v)            industry classification;

(w)           gross total debt for the most recent Relevant Test Period

(x)            trailing twelve-month revenue for the most recent Relevant Test Period;

(y)            trailing twelve-month EBITDA for the most recent Relevant Test Period;

(z)            the as-of date for each of the statistics in the foregoing clauses (c), (d), (e) (w), (x) and (y);

(aa)          initial tranche size;

(bb)          whether such Loan has been subject to a Value Adjustment Event (and of what type);

(cc)          whether such Loan has been subject to any waiver, amendment, restatement, supplement or other modification (and whether such action constitutes a Material Modification);

(dd)          maintenance capital expenditure or if unavailable, a good faith approximation by the Collateral Manager of the maintenance capital expenditure; and

(ee)          cash taxes.

"Management Agreement": The investment advisory agreement, dated as of November 1, 2016 between BDCA and BDCA Adviser, LLC.

"Margin Stock": "Margin Stock" as defined under Regulation U.

"Master Participation Agreement": The master participation agreement, dated as of August 28, 2020, between the Borrower and BDCA 57th Street Funding, LLC.

"Material Adverse Effect": With respect to any event or circumstance, means a material adverse effect on (a) the business condition (financial or otherwise), operations, performance or properties of the Originator, the Collateral Manager or the Borrower, (b) the validity, enforceability or collectability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of the Loans generally or any material portion of the Loans, (c) the rights and remedies of the Administrative Agent, the Collateral Agent, the Lenders and the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of each of the Borrower or the Collateral Manager to perform their respective obligations under this Agreement or any Transaction Document to which it is a party, or (e) the status, existence, perfection, priority or enforceability of the Secured Parties' lien on the Collateral.

"Material Modification": Any amendment or waiver of, or modification or supplement to, an Underlying Instrument governing a Loan executed or effected on or after the date on which the Borrower acquired such Loan from any Person that:

(a)            reduces, delays or forgives any or all of the principal amount due under such Loan as and when due;

(b)            delays or extends the maturity date for such Loan;

(c)            waives one or more interest payments, permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Loan (other than any deferral or capitalization already allowed by the terms of the Underlying Instruments of any PIK Loan);

(d)            contractually or structurally subordinates such Loan by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than Permitted Liens) on any of the Related Property securing such Loan;

(e)            substitutes, alters or releases the Related Property securing such Loan and any such substitution, alteration or release, as determined in the reasonable discretion of the Administrative Agent, materially and adversely affects the value of such Loan, provided, that the foregoing shall not apply to any release in conjunction with a relatively contemporaneous disposition by the Obligor accompanied by a mandatory reinvestment of net proceeds or mandatory repayment of the applicable loan facility with the net proceeds; or

(f)            amends, waives, forbears, supplements or otherwise modifies (i) the meaning of "Net Leverage Ratio," "Net Senior Leverage Ratio," "Interest Coverage Ratio" or "Permitted Liens" or any respective comparable definitions in the Underlying Instruments for such Loan (including any adjustments to EBITDA or Adjusted EBITDA or any comparable definition) or (ii) any term or provision of such Underlying Instruments referenced in or utilized in the calculation of the "Net Leverage Ratio," "Net Senior Leverage Ratio," "Interest Coverage Ratio" or "Permitted Liens" or any respective comparable definitions for such Loan, in either case in a manner that, in the reasonable judgment of the Administrative Agent, is materially adverse to the Secured Parties; provided that in connection with any Revenue Recognition Implementation or any Operating Lease Implementation, the Administrative Agent may waive any Material Modification resulting from such implementation pursuant to this clause (f).

"Measurement Date": Each of the following: (i) the Closing Date; (ii) each Determination Date; (iii) the date of any Borrowing Notice or Repayment Notice, as applicable; (iv) any date on which a substitution or repurchase of a Loan occurs; (v) the date the Collateral Manager has actual knowledge of the occurrence of any Value Adjustment Event; (vi) the date as of which any Collateral Management Report, as provided for in Section 6.7(b), is calculated; (vii) the date of any release of Principal Collections requested pursuant to Section 2.8(b); (viii) each Funding Date; and (ix) each Discretionary Sale Date.

"Middle Market Loan": Any Loan that (i) does not otherwise meet the definition of "Broadly Syndicated Loan," (ii) is not (and cannot by its terms become) subordinate in right of payment to any obligation of the Obligor, in any bankruptcy, reorganization, insolvency, moratorium or liquidation proceedings, (iii) is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable credit agreement that are reasonable and customary for similar loans, and liens accorded priority by law in favor of the United States or any state or agency) and (iv) the Collateral Manager determines in good faith that the value of the collateral securing the loan or the enterprise value of the related Obligor on or about the time of origination equals or exceeds the outstanding principal balance of the loan plus the aggregate outstanding balances of all other loans of equal seniority secured by the same collateral.

"Minimum Equity Amount": $90,000,000.

"Moody's": Moody's Investors Service, Inc., and any successor thereto.

"Multiemployer Plan": A "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which at any time during the current year or the preceding five years the Borrower or Collateral Manager, as applicable, or any ERISA Affiliate of the Borrower or the Collateral Manager, as applicable, contributed to, had any obligation to contribute to, or had any liability with respect to, on behalf of its employees.

"Net Leverage Ratio": With respect to any Loan for any Relevant Test Period, the meaning of "Net Leverage Ratio" or any comparable definition in the Underlying Instruments for each such Loan, and in any case that "Net Leverage Ratio" or such comparable definition is not defined in such Underlying Instruments, the ratio of (a) Indebtedness minus Unrestricted Cash to (b) EBITDA as calculated by the Borrower and the Collateral Manager in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Underlying Instruments.

"Net Senior Leverage Ratio": With respect to any Loan for any Relevant Test Period, the meaning of "Net Senior Leverage Ratio" or any comparable definition relating to first lien senior secured (or such applicable lien or applicable level within the capital structure) indebtedness in the Underlying Instruments for each such Loan, and in any case that "Net Senior Leverage Ratio" or such comparable definition is not defined in such Underlying Instruments, the ratio of (a) first lien senior secured (or such applicable lien or applicable level within the capital structure) Indebtedness minus Unrestricted Cash to (b) EBITDA as calculated by the Borrower and the Collateral Manager in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Underlying Instruments.

"Non-Recourse Party": Defined in Section 13.11(d).

"Noteless Loan": A Loan (a) with respect to which the Underlying Instruments (i) do not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Loan or (ii) do not require any holder of the indebtedness created under such Loan to affirmatively request a promissory note from the related Obligor or (b) for which the Borrower does not receive a promissory note.

"Obligor": With respect to any Loan, any Person or Persons obligated to make payments pursuant to or with respect to such Loan, including any guarantor thereof. For purposes of determining whether any Loan is made to an Eligible Obligor, all Loans included as part of the Collateral or to be transferred to the Collateral the Obligor of which is an Affiliate of another Obligor shall be aggregated with all Loans of such Affiliate Obligor; for example, if Corporation A is an Affiliate of Corporation B, and the sum of the OLB of all of Corporation A's Loans included as part of the Collateral constitutes 10% of the Borrowing Base and the sum of the OLB of all of Corporation B's Loans included as part of the Collateral constitutes 10% of the Borrowing Base, the combined Obligor concentration for Corporation A and Corporation B would be 20%.

"Officer's Certificate": A certificate signed by a Responsible Officer of the Person providing the applicable certification, as the case may be.

"OLB": As of any Measurement Date, with respect to any Loan, the principal balance of such Loan outstanding (exclusive of any accrued interest and Accreted Interest).

"Operating Lease Implementation": The implementation by an Obligor of IFRS 16/ASC 842.

"Opinion of Counsel": A written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its sole discretion.

"Originator": BDCA, acting in its capacity as originator.

"Other Connection Taxes": With respect to any recipient, Taxes imposed as a result of a present or former connection between such Indemnified Party and the jurisdiction imposing such Tax (other than any connection arising solely from the Indemnified Party having executed, delivered, become party to, performed its obligations or received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document).

"Other Costs": Defined in Section 13.9(c).

"Other Taxes": Defined in Section 13.9(b).

"Payment Date": Quarterly on the 17th day of each April, July, October and January, or, if such day is not a Business Day, the next succeeding Business Day, commencing October 17, 2020.

"Pension Plan": Defined in Section 4.1(bb).

"Permitted Investments" means, at any time:

(i)            direct interest bearing obligations of, and interest bearing obligations guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States;

(ii)           demand or time deposits in, certificates of deposit of, demand notes of, or bankers' acceptances issued by any depository institution or trust company organized under the laws of the United States or any State thereof (including any federal or state branch or agency of a foreign depository institution or trust company) and subject to supervision and examination by federal and/or state banking authorities (including, if applicable, the Collateral Agent, the Collateral Custodian or the Administrative Agent or any agent thereof acting in its commercial capacity); provided that, the short-term unsecured debt obligations of such depository institution or trust company at the time of such investment, or contractual commitment providing for such investment, are rated at least "A-1" by S&P's and "P-1" by Moody's;

(iii)          commercial paper that (i) is payable in Dollars and (ii) is rated at least "A-1" by S&P's and "P-1" by Moody's; and

(iv)          units of money market funds rated in the highest credit rating category by each of S&P and Moody's.

No Permitted Investment shall have an "f," "r," "p," "pi," "q," "sf" or "t" subscript affixed to its S&P rating. Any such investment may be made or acquired from or through the Collateral Agent or the Administrative Agent or any of their respective affiliates, or any entity for whom the Collateral Agent, the Administrative Agent, the Collateral Custodian or any of their respective affiliates provides services and receives compensation (so long as such investment otherwise meets the applicable requirements of the foregoing definition of Permitted Investment at the time of acquisition); provided that, notwithstanding the foregoing clauses (i) through (iv), unless the Borrower and the Collateral Manager have received the written advice of counsel of national reputation experienced in such matters to the contrary (together with an Officer's Certificate of the Borrower or the Collateral Manager to the Administrative Agent and the Collateral Agent that the advice specified in this definition has been received by the Borrower and the Collateral Manager), Permitted Investments may only include obligations or securities that constitute cash equivalents for purposes of the rights and assets in paragraph (c)(8)(i)(B) of the exclusions from the definition of "covered fund" for purposes of the Volcker Rule. The Collateral Agent and Collateral Custodian shall have no obligation to determine or oversee compliance with the foregoing.

"Permitted Liens": Any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (a) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by law, such as materialmen's, warehousemen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith and (c) Liens granted pursuant to or by the Transaction Documents or the Master Participation Agreement.

"Person": An individual, partnership, corporation, limited liability company, joint stock company, trust (including a statutory or business trust), unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity (and, for purposes of the definition of the term "Sanctioned Person," any group, sector, territory or country).

"PIK Loan" means a Loan which provides for a portion of the interest that accrues thereon to be added to the principal amount of such Loan for some period of the time prior to such Loan requiring the current cash payment of such previously capitalized interest, which cash payment shall be treated as an Interest Collection at the time it is received.

"Pledge": The pledge of any Eligible Loan pursuant to Article II.

"Pledge Agreement" means that certain Pledge Agreement, dated as of August 28, 2020 between the Seller, as pledgor, and the Collateral Agent, as pledgee, as such Pledge Agreement may from time to time be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

"Portfolio Company": Any entity that meets the definition of the term "Affiliate" with respect to the Borrower or the Collateral Manager solely as a result of portfolio investments made by any affiliates of BDCA who are not indirect parent companies of the Borrower or the Collateral Manager relating to their private equity or other investing activities.

"Predecessor Collateral Manager Work Product": Defined in Section 6.12(d).

"Prepayment Penalty": An amount, payable pro rata to each Lender to the extent the Agreement is terminated or the Facility Amount is reduced in part and the Prepayment Penalty is required to be paid pursuant to Section 2.3(a) on or prior to the date which is one year following the Closing Date, equal to 1.00% of either (as applicable) (x) the Facility Amount or (y) the amount of such partial reduction; provided that, the Prepayment Penalty shall be calculated without giving effect to the proviso in the definition of "Facility Amount".

"Prime Rate": The rate announced by WFBNA from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by WFBNA or any other specified financial institution in connection with extensions of credit to debtors.

"Principal Collections": As of any date of determination, (i) any amounts deposited by the Borrower in accordance with Section 2.20(a)(i) or Section 2.16(b)(i) and (ii) with respect to any Loan, all amounts received which are not Interest Collections, including all Recoveries, all proceeds from any Insurance Policy, all scheduled payments of principal and principal prepayments and all guaranty payments and proceeds of any liquidations, sales, dispositions or securitizations, in each case, attributable to the principal of such Loan.

"Principal Collections Account": Defined in Section 6.4(f).

"Pro Rata Share": With respect to a Lender, the percentage obtained by dividing the Commitment of such Lender (as determined under clause (a) of the definition of Commitment) by the aggregate Commitments of all the Lenders (as determined under clause (a) of the definition of Commitment).

"Proceeds": With respect to any Collateral, all property that is receivable or received when such Collateral is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral.

"Purchase and Sale Agreement": That certain Purchase and Sale Agreement, dated as of the date hereof, between BDCA, as the seller, and the Borrower, as the purchaser, as amended, modified, waived, supplemented, restated or replaced from time to time.

"Purchase Price": With respect to any Loan, an amount (expressed as a percentage) equal to (i) the purchase price paid by the Borrower for such Loan (exclusive of any accrued interest, Accreted Interest and original issue discount) divided by (ii) the principal balance of such Loan outstanding as of the date of such purchase (exclusive of any accrued interest, Accreted Interest and original issue discount); provided that any Loan acquired by the Borrower with a "Purchase Price" equal to or greater than 97% (including, for the avoidance of doubt, in excess of 100%) shall be deemed to have a "Purchase Price" equal to 100%.

"Qualified Institution": A depository institution or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i)(a) that has either (1) a long-term unsecured debt rating of "A" or better by S&P and "A2" or better by Moody's or (2) a short-term unsecured debt rating or certificate of deposit rating of "A-1" or better by S&P or "P-1" or better by Moody's, (b) the parent corporation of which has either (1) a long-term unsecured debt rating of "A" or better by S&P and "A2" or better by Moody's or (2) a short-term unsecured debt rating or certificate of deposit rating of "A-1" or better by S&P and "P-1" or better by Moody's or (c) is otherwise acceptable to the Administrative Agent and (ii) the deposits of which are insured by the Federal Deposit Insurance Corporation.

"Records": All documents relating to the Loans, including books, records and other information executed in connection with the origination or acquisition of the Collateral or maintained with respect to the Collateral and the related Obligors in which the Borrower or the Collateral Manager have obtained an interest.

"Recoveries": As of the time any Related Property with respect to any Loan is sold, discarded or abandoned (after a determination by the Collateral Manager that such Related Property has little or no remaining value) or otherwise determined to be fully liquidated by the Collateral Manager in accordance with the Collateral Management Standard (or such similar policies and procedures utilized by the Collateral Manager in servicing the Loans), the proceeds from the sale of the Related Property, the proceeds of any related Insurance Policy, any other recoveries with respect to such Loan, the Related Property, and amounts representing late fees and penalties, net of Liquidation Expenses and amounts, if any, received that are required under such Loan, to be refunded to the related Obligor.

"Register": Defined in Section 13.16(b).

"Registered": A debt obligation that was issued after July 18, 1984 and that is in registered form within the meaning of Section 5f.103-1(c) of the Treasury Regulations.

"Regulation U": Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. §221, or any successor regulation.

"Reinvestment Period": The period commencing on the Closing Date and ending on the earlier to occur of (i) the Reinvestment Period End Date, (ii) the Termination Date and (iii) the date of any voluntary termination by the Borrower pursuant to Section 2.3(a).

"Reinvestment Period End Date": August 28, 2023.

"Related Property": With respect to a Loan, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Loan, including, without limitation, mortgaged property and/or a pledge of the stock, membership or other ownership interests in the related Obligor and all Proceeds from any sale or other disposition of such property or other assets.

"Related Security": As used herein, all of the Borrower's right, title and interest in and to:

(a)            any Related Property securing a Loan and all Recoveries related thereto, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof accruing after the applicable Funding Date and all liquidation proceeds;

(b)            all Required Loan Documents related to any Loan and any Records;

(c)            all Insurance Policies with respect to any Loan;

(d)            all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of any Loan, together with all UCC financing statements, mortgages or similar filings signed or authorized by an Obligor relating thereto;

(e)           the Accounts, to the extent amounts on deposit therein or credited thereto relate to the Collateral, together with all cash and investments in each of the foregoing other than amounts earned on investments therein (excluding any Excluded Amounts that may be on deposit therein);

(f)            all records (including computer records) evidencing the foregoing; and

(g)           all collections, income, payments, proceeds and other benefits of each of the foregoing.

"Relevant Governmental Body": The Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

"Relevant Test Period": With respect to any Loan, the relevant test period for the reporting and calculation of the applicable financial covenants included in the Underlying Instruments, including financial covenants comparable to Net Leverage Ratio, Net Senior Leverage Ratio or Interest Coverage Ratio, as applicable, for such Loan in the Underlying Instruments or, if no such period is provided for therein, for Obligors delivering monthly financing statements, each period of the last 12 consecutive reported calendar months, and for Obligors delivering quarterly financing statements, each period of the last four consecutive reported fiscal quarters of the principal Obligor on such Loan; provided that with respect to any Loan for which the relevant test period is not provided for in the Underlying Instruments, if an Obligor is a newly-formed entity as to which 12 consecutive calendar months have not yet elapsed, "Relevant Test Period" shall initially include the period from the date of formation of such Obligor to the end of the twelfth calendar month or fourth fiscal quarter (as the case may be) from the date of formation, and shall subsequently include each period of the last 12 consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of such Obligor.

"Repayment Notice": Each written notice required to be delivered by the Borrower in respect of (a) any reduction of the Advances Outstanding pursuant to Section 2.3(b), in the form of Exhibit A-2 or (b) any termination in whole or reduction in part of the Facility Amount pursuant to Section 2.3(a), in the form of Exhibit A-2.

"Replaced Loan": Defined in Section 2.16(a)(i).

"Reportable Event": Means any of the events set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.

"Reporting Date": The date that is two (2) Business Days prior to the 17th of each calendar month (unless in such month a Payment Date occurs in which case two (2) Business Days prior to such Payment Date).

"Required Lenders": At any time, (i) WFBNA (as a Lender hereunder) and its successors and assigns and (ii) the Lenders representing an aggregate of at least 51% of the aggregate Commitments of the Lenders then in effect; provided that if there are two or more unaffiliated Lenders party hereto as of the applicable date of determination, then at least two such Lenders shall be required to constitute the Required Lenders; and provided further that the Commitment of, and the portion of any outstanding Advances, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

"Required Loan Documents": For each Loan, the following documents or instruments, all as specified on the related Loan Checklist:

(a)            (i) the original executed promissory note or, in the case of a lost note, a copy of the executed underlying promissory note accompanied by an original executed affidavit and indemnity endorsed by the Borrower in blank (and an unbroken chain of endorsements from each prior holder of such promissory note to the Borrower), or (ii) if such promissory note is not issued in the name of the Borrower or is a Noteless Loan, (A) an executed copy of each assignment and assumption agreement, transfer document or instrument relating to such Loan evidencing the assignment of such Loan from any prior third party owner thereof to the Borrower and from the Borrower in blank;

(b)            to the extent the following can be obtained without undue expense or effort for the related Loan, copies of the executed (i) guaranty, (ii) underlying credit or loan agreement (or similar agreement pursuant to which the related Loan has been issued or created), (iii) acquisition agreement (or similar agreement) and (iv) security agreement or other agreement that secures the obligations represented by such Loan, in each case as set forth on the Loan Checklist;

(c)            with respect to any Loan originated by the Originator and with respect to which the Originator acts as administrative agent (or in a comparable capacity), either (i) copies of the UCC-1 Financing Statements, if any, and any related continuation statements, each showing the Obligor as debtor and the Collateral Agent as total assignee or showing the Obligor, as debtor and the Originator as secured party and each with evidence of filing thereon, or (ii) copies of any such financing statements certified by the Collateral Manager to be true and complete copies thereof in instances where the original financing statements have been sent to the appropriate public filing office for filing, in each case, as set forth in the Loan Checklist.

"Required Reports": Collectively, the Collateral Management Report required pursuant to Section 6.7(b), the Collateral Manager's Certificate required pursuant to Section 6.7(c), the financial statements of the Originator required pursuant to Section 6.7(d), the financial statements and valuation reports of each Obligor required pursuant to Section 6.7(e), the annual statements as to compliance required pursuant to Section 6.8, and the annual independent public accountant's report required pursuant to Section 6.9.

"Required Sale Asset": Any asset owned by the Borrower that would disqualify the Borrower from using the "loan securitization exemption" under the Volcker Rule (as determined by the Administrative Agent in its reasonable discretion).

"Responsible Officer": With respect to any Person, any duly authorized officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject.

"Restricted Junior Payment": (i) Any dividend or other distribution, direct or indirect, on account of any class of limited liability company interests of the Borrower now or hereafter outstanding, except a dividend paid solely in interests of that class of limited liability company interests or in any junior class of limited liability company interests of the Borrower; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of limited liability company interests of the Borrower now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire limited liability company interests of the Borrower now or hereafter outstanding and (iv) any payment of management fees by the Borrower (except for the Collateral Management Fee). For the avoidance of doubt payments and reimbursements due to the Collateral Manager in accordance with the terms of this Agreement on any Payment Date do not constitute Restricted Junior Payments.

"Retransfer Date": Defined in Section 2.16(b).

"Retransfer Price": Defined in Section 2.16(b)(i).

"Revenue Recognition Implementation": The implementation by an Obligor of IFRS 15/ASC 606.

"Review Criteria": Defined in Section 8.2(b)(i).

"S&P": Standard & Poor's Ratings Services, a division of Standard & Poor's Financial Services LLC business, and any successor thereto.

"Sanction" or "Sanctions": Individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. State Department, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom, or (e) any other Governmental Authorities with jurisdiction over the Borrower or any member of the Borrowing Group.

"Sanctioned Person": Any Person that is a target of Sanctions, including without limitation, a Person that is: (a) listed on OFAC's Specially Designated Nationals and Blocked Persons List; (b) listed on OFAC's Consolidated Non-SDN List ; (c) a legal entity that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Peron(s); or (d) a Person that is a Sanctions target pursuant to any territorial or country-based Sanctions program.

"Scheduled Payment": Each scheduled payment of principal and/or interest required to be made by an Obligor on the related Loan, as adjusted pursuant to the terms of the related Required Loan Documents, if applicable.

"Second Lien Loan": Any Term Loan that (i) does not satisfy all of the requirements set forth in the definition of "Broadly Syndicated Loan" or "Middle Market Loan", (ii) is secured by a valid and perfected first or second priority Lien on all of the Obligor's assets constituting Related Property for the Loan (whether or not there is also a Lien of a higher or lower priority in additional collateral), (iii) with respect to priority of payment obligations is pari passu with the Indebtedness of the holder with the first priority Lien except after an event of default thereunder, and (iv) pursuant to an intercreditor agreement between the Borrower and the holder of such first priority Lien, the amount of the indebtedness covered by such first priority Lien is limited (in terms of aggregate dollar amount or percent of outstanding principal or both).

"Secured Party": (i) Each Lender, (ii) the Administrative Agent, (iii) the Collateral Agent, (iv) the Collateral Custodian and (v) the Securities Intermediary.

"Securities Account": The meaning specified in Section 8-501 of the UCC.

"Securities Account Control Agreement": The Securities Account Control Agreement, dated as of the Closing Date, among the Borrower, as the debtor, the Collateral Manager, the Administrative Agent and USB, as the Collateral Agent and as the Securities Intermediary, as the same may be amended, modified, waived, supplemented or restated from time to time.

"Securities Intermediary": (i) A Clearing Corporation; or (ii) a Person, including a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity.

"Security": The meaning specified in Section 9-102(a)(15) of the UCC.

"Security Certificate": The meaning specified in Section 8-102(a)(16) of the UCC.

"Security Entitlement": The meaning specified in Section 8-102(a)(17) of the UCC.

"SOFR": With respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York's Website.

"Solvent": As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person's property assets would constitute unreasonably small capital.

"Subsidiary": As to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

"Substitute Loan": Defined in Section 2.16(a).

"Substitution Date": Defined in Section 2.16(a).

"Successor Collateral Manager": Defined in Section 6.12(a).

"Taxes": Any present or future taxes, levies, imposts, duties, charges, withholdings, deductions, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

"Term Loan": A Loan that is a term loan that has been fully funded and does not contain any unfunded commitment arising from an extension of credit to an Obligor.

"Term SOFR": The forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

"Termination Date": The earliest of (a) the date of the termination in whole of the Facility Amount pursuant to Section 2.3(a), (b) the Facility Maturity Date or (c) the date of the declaration of the Termination Date or the date of the automatic occurrence of the Termination Date pursuant to Section 10.2(a).

"Termination Event": Defined in Section 10.1.

"Transaction": Defined in Section 3.2.

"Transaction Documents": This Agreement, the Purchase and Sale Agreement, the Securities Account Control Agreement, each Lender Fee Letter, any Joinder Supplement, any Transferee Letter, the USB Fee Letter, the Pledge Agreement and any additional document the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.

"Transferee Letter": Defined in Section 13.16.

"UCC": The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

"Unadjusted Benchmark Replacement": The Benchmark Replacement excluding the Benchmark Replacement Adjustment.

"Uncertificated Security": The meaning specified in Section 8-102(a)(l8) of the UCC.

"Underlying Instruments": The loan agreement, credit agreement or other agreement pursuant to which a Loan or Permitted Investment has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan or Permitted Investment or of which the holders of such Loan or Permitted Investment are the beneficiaries.

"Unencumbered Liquidity": The sum of (a) all cash or cash equivalents held by the Originator (other than any cash or cash equivalents held by the Borrower) plus (b) immediately accessible availability from credit facilities of the Originator and its subsidiaries (other than pursuant to this Agreement) plus (c) other liquid assets mutually agreed to by the Originator and the Administrative Agent.

"United States": The United States of America.

"Unmatured Termination Event": Any event (other than events described in Section 10.1(e) and Section 10.1(f) and in the case of Section 10.1(f), due to the occurrence of an event described in Section 6.11(d)) that, with the giving of notice or the lapse of time, or both, would become a Termination Event.

"Unrestricted Cash": The meaning of "Unrestricted Cash" or any comparable definition in the Underlying Instruments for each Loan, and in any case that "Unrestricted Cash" or such comparable definition is not defined in such Underlying Instruments, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such Underlying Instruments).

"Unused Portion": Defined in Section 2.13(a).

"USB": Defined in the Preamble.

"USB Fee Letter": The fee letter, dated as of the date hereof, by and among the Collateral Manager and USB, in its capacity as the Collateral Custodian and in its capacity as the Collateral Agent, as such letter may be amended, modified, supplemented, restated or replaced from time to time.

"Value Adjustment Event": With respect to any Loan, the occurrence of any one or more of the following events after the related Funding Date:

(i)            (A) the Interest Coverage Ratio for any Relevant Test Period with respect to such Loan is (I) less than 85% of the Interest Coverage Ratio with respect to such Loan as calculated on the applicable Funding Date and (II) less than 1.50x or (B)(x) with respect to Broadly Syndicated Loans and Middle Market Loans, the Net Senior Leverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan (I) is more than 0.50x higher than such Net Senior Leverage Ratio as calculated on the applicable Funding Date and (II) is more than 3.50x or (y) with respect to Second Lien Loans and Designated Loans, the Net Leverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan (I) is more than 0.50x higher than such Net Leverage Ratio as calculated on the applicable Cut-Off Date and (II) is more than 3.50x, in each case, as of the applicable date of determination; provided that in connection with any Revenue Recognition Implementation or any Operating Lease Implementation, the Administrative Agent (with the consent of the Collateral Manager (such consent not to be unreasonably withheld, delayed or conditioned)) may retroactively adjust the Interest Coverage Ratio or the Net Senior Leverage Ratio, as applicable, for any Loan as determined on the applicable Measurement Date;

(ii)            an Obligor payment default under any Loan (after giving effect to any grace and/or cure period set forth in the Underlying Instruments, but not to exceed five Business Days);

(iii)           the Collateral Manager has determined in accordance with the Collateral Management Standard that such Loan is on non-accrual status or not collectible, or any or all of the principal amount due under such Loan is reduced or forgiven;

(iv)           an Insolvency Event with respect to the related Obligor;

(v)            the occurrence of a Material Modification (in accordance with clauses (b)-(f) of the definition thereof) with respect to such Loan;

(vi)           the occurrence of a Material Modification (in accordance with clause (a) of the definition thereof) with respect to such Loan; or

(vii)          the failure of the Borrower or the Collateral Manager to deliver any "loan level" financial reporting package with respect to such Loan at least 45 days after the end of each month (if required in accordance with the related Underlying Instruments), 60 days after the end of each quarter and 150 days after the end of each fiscal year, as applicable (unless waived or otherwise agreed to by the Administrative Agent in its sole discretion).

"Volcker Rule": Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

"Warranty Event": As to any Loan, the discovery that for such Loan, (i) there existed a breach of any representation or warranty relating to such Loan and the failure of the Borrower to cure such breach, or cause the same to be cured, within 30 days after the earlier to occur of the Borrower's receipt of notice thereof from the Administrative Agent or the Borrower becoming aware thereof (without duplication of the grace period set forth in Section 2.16(b)) or (ii) such Loan fails to satisfy one or more criteria of the definition of "Eligible Loan."

"Warranty Loan": Any Loan with respect to which a Warranty Event has occurred.

"Weighted Average Life": As of any Measurement Date, the number determined as follows: (i) for each Loan included in the Borrowing Base as of such date, by multiplying the amount of each Scheduled Payment of principal to be paid after such Measurement Date by the number of years (rounded to the nearest hundredth) from such Measurement Date until such Scheduled Payment of principal is due; (ii) summing all of the products calculated pursuant to clause (i); and (iii) dividing the sum calculated pursuant to clause (ii) by the sum of all Scheduled Payments of principal due on all the Loans included in the Borrowing Base as of such date.

"WFBNA": Defined in the Preamble.

"WFBNA Fee Letter": The fee letter, dated as of the date hereof, by and among the Collateral Manager and WFBNA, in its capacity as the Administrative Agent, as such letter may be amended, modified, supplemented, restated or replaced from time to time.

Section 1.2.      Other Terms.

All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the state of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.3.      Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

Section 1.4.      Interpretation.

In each Transaction Document, unless a contrary intention appears:

(a)            the singular number includes the plural number and vice versa;

(b)            reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

(c)            reference to any gender includes each other gender;

(d)            reference to day or days without further qualification means calendar days;

(e)            reference to any time means Charlotte, North Carolina time;

(f)             reference to the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation";

(g)            reference to any agreement (including any Transaction Document and the Master Participation Agreement), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents or the Master Participation Agreement, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;

(h)            reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;

(i)            reference to the par or principal amount of any Loan shall, unless otherwise expressly set forth herein, be calculated exclusive of accrued and Accreted Interest;

(j)            for purposes of this Agreement, an Unmatured Termination Event or a Termination Event shall be deemed to be continuing until it is waived in accordance with Section 13.1;

(k)           unless otherwise expressly stated in this Agreement, if at any time any change in generally accepted accounting principles (including the adoption of IFRS) would affect the computation of any covenant (including the computation of any financial covenant) set forth in this Agreement or any other Transaction Document, Borrower and Administrative shall negotiate in good faith to amend such covenant to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change and (ii) Borrower shall provide to Administrative Agent a written reconciliation in form and substance reasonably satisfactory to Administrative Agent, between calculations of such covenant made before and after giving effect to such change in generally accepted accounting principles;

(l)            the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of "LIBOR Rate" or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to this Section 1.4(l), will be similar to, or produce the same value or economic equivalence of, LIBOR Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability;

(m)          for purposes of any calculation under this Agreement, each Loan will be deemed to have been purchased as of the related Funding Date and sold as of the related settlement date of such sale; and

(n)           any reference to "execute", "executed", "sign", "signed", "signature" or any other like term hereunder shall include execution by electronic signature (including, without limitation, any .pdf file, .jpeg file, or any other electronic or image file, or any "electronic signature" as defined under the U.S. Electronic Signatures in Global and National Commerce Act ("E-SIGN") or the New York Electronic Signatures and Records Act ("ESRA").

ARTICLE II.

THE FACILITY

Section 2.1.      Advances.

During the Reinvestment Period, the Borrower may, at its option, request the Lenders make Advances secured by the Collateral by delivering a Funding Request to the Administrative Agent (which shall provide notification to the Lenders with respect thereto), in an aggregate amount up to the Availability as of the proposed Funding Date of the Advance; provided that no Lender shall be obligated to make any Advance on or after the earlier to occur of the Reinvestment Period End Date or the Termination Date. Following the receipt of a Funding Request, subject to the terms and conditions hereinafter set forth, during the Reinvestment Period, the Lenders shall fund such Advance. Notwithstanding anything to the contrary herein, no Lender shall be obligated to provide the Borrower with aggregate funds in connection with an Advance that would exceed the least of (i) such Lender's unused Commitment then in effect, (ii) the aggregate unused Commitments then in effect and (iii) the Availability on the proposed Funding Date of such Advance.

Section 2.2.      Procedures for Advances by the Lenders.

(a)           The Borrower may request an Advance by delivering to the Administrative Agent the information and documents set forth in this Section 2.2 at the applicable times provided herein. Upon receipt of such information and documents, the Administrative Agent will provide notification to the Lenders with respect thereto.

(b)           With respect to all Advances other than the initial Advance on the Closing Date, no later than 2:00 p.m. on the Business Day prior to the proposed Funding Date, the Borrower (or the Collateral Manager on its behalf) shall deliver:

(i)            to the Administrative Agent (with a copy to the Collateral Agent and the Collateral Custodian) written notice of such proposed Funding Date (including a duly completed Borrowing Base Certificate updated to the date such Advance is requested and giving pro forma effect to the Advance requested and the use of the proceeds thereof);

(ii)           to the Administrative Agent a wire disbursement and authorization form, to the extent not previously delivered;

(iii)          to the Administrative Agent (with a copy to the Collateral Agent and the Collateral Custodian) a duly completed Funding Request which shall (A) specify the desired amount of such Advance, which amount must be at least equal to $500,000, to be allocated (with respect to an Advance) to each Lender in accordance with its Pro Rata Share, (B) specify the proposed Funding Date of such Advance, (C) specify the Loan(s) to be financed on such Funding Date (including the Obligor, OLB, Assigned Value and Purchase Price for each Loan and identifying each Loan by type and proposed Advance Rate applicable to each such Loan) and (D) include a representation that all conditions precedent for an Advance described in Section 3.2 hereof have been met. Each Funding Request shall be irrevocable. If any Funding Request is received by the Administrative Agent after 2:00 p.m. on the Business Day prior to the proposed Funding Date, or on a day that is not a Business Day, such Funding Request shall be deemed to be received by the Administrative Agent and each Lender at 9:00 a.m. on the next Business Day.

(c)            On the proposed Funding Date, subject to the limitations set forth in Section 2.1(a) and upon satisfaction of the applicable conditions set forth in Section 3.2, in the case of an Advance, each Lender shall make available to the Borrower in same day funds, at such bank or other location reasonably designated by Borrower in the Funding Request given pursuant to this Section 2.2, an amount equal to such Lender's Pro Rata Share of the least of (i) the amount requested by the Borrower for such Advance, (ii) the aggregate unused Commitments then in effect and (iii) an amount equal to the Availability on such Funding Date.

(d)            On each Funding Date, the obligation of each Lender to remit its Pro Rata Share of any such Advance shall be several from that of each other Lender and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligation hereunder.

(e)            Subject to Section 2.3 and the other terms, conditions, provisions and limitations set forth herein (including, without limitation, the payment of the Prepayment Penalty, as applicable), the Borrower may borrow, repay or prepay and reborrow Advances without any penalty, fee or premium on and after the Closing Date and prior to the end of the Reinvestment Period.

Notwithstanding anything to the contrary herein, on the Closing Date the Borrower may request an Advance for the purpose of repaying Indebtedness outstanding under the Existing Credit Facility. In connection therewith, any obligation of WFBNA in its capacity as a Lender to fund such Advance may be netted against any amounts due to WFBNA in its capacity as a lender under the Existing Credit Facility.

Section 2.3.      Reduction of the Facility Amount; Mandatory and Optional Repayments.

(a)            The Borrower shall be entitled at its option and upon ten (10) Business Days' prior written notice in the form of Exhibit A-2 to the Administrative Agent (and the Administrative Agent shall forward such notice to each Lender) to either (i) terminate the Facility Amount in whole upon payment in full of all Advances Outstanding, all accrued and unpaid Interest, all accrued and unpaid costs and expenses of the Administrative Agent, Lenders, the Prepayment Penalty (payable pro rata to each Lender) and all other Aggregate Unpaids (other than unmatured contingent indemnification obligations), or (ii) reduce in part the portion of the Facility Amount that exceeds the sum of the Advances Outstanding, all accrued and unpaid Interest (pro rata with respect to the portion of the Facility Amount so reduced), all accrued and unpaid costs and expenses of the Administrative Agent and Lenders and the Prepayment Penalty (payable pro rata to each Lender); provided that in each case no Prepayment Penalty shall be due and payable so long as such termination or reduction occurs no sooner than the date which is one year following the Closing Date. Any request for a reduction or termination pursuant to this Section 2.3(a) shall be irrevocable; provided that any such request for a reduction or termination may be conditioned on the effectiveness of any other transaction and may be revoked if such condition is not satisfied. The Commitment of each Lender shall be reduced by an amount equal to its Pro Rata Share (prior to giving effect to any reduction of Commitments hereunder) of the aggregate amount of any reduction under this Section 2.3(a).

(b)            The Borrower shall be entitled at its option, at any time, to reduce Advances Outstanding; provided that (i) the Borrower shall give one (1) Business Day's prior written notice of such reduction in the form of Exhibit A-2 to the Administrative Agent and each Lender, and (ii) any reduction of Advances Outstanding (other than with respect to repayments of Advances Outstanding made by the Borrower to reduce Advances Outstanding such that the Availability is greater than or equal to $0) shall be in a minimum amount of $500,000. In connection with any reduction of Advances Outstanding (x) in part, the Borrower shall deliver to each Lender funds sufficient to repay such Advances Outstanding, together with all accrued and unpaid costs and expenses of the Administrative Agent and Lenders related to such repayment (payable pro rata to each Lender) and (y) in whole, the Borrower shall deliver to each Lender funds sufficient to repay such Advances Outstanding, together with all accrued and unpaid Interest, and all accrued and unpaid costs and expenses of the Administrative Agent and Lenders related to such repayment (payable pro rata to each Lender); provided that no such reduction shall be given effect unless (1) sufficient funds have been remitted to pay all such amounts in full, as determined by the Administrative Agent in its sole discretion and (2) no event has occurred or would result from such prepayment which would constitute an Termination Event or an Unmatured Termination Event. The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.3(b) to the pro rata reduction of the Advances Outstanding and to the payment of all accrued and unpaid Interest on the amount of the Advances Outstanding to be repaid. Any Advance so repaid may, subject to the terms and conditions hereof, be reborrowed during the Reinvestment Period. Any Repayment Notice relating to any repayment pursuant to this Section 2.3(b) shall be irrevocable; provided that any such Repayment Notice may be conditioned on the effectiveness of any other transaction and may be revoked if such condition is not satisfied.

Section 2.4.      Determination of Interest.

Each applicable Lender shall calculate the Interest Rate and the Interest (including unpaid Interest related thereto, if any, due and payable on a prior Payment Date) to be paid by the Borrower with respect to each Advance on each Payment Date for the related Accrual Period and shall advise the Collateral Manager thereof on the third Business Day prior to such Payment Date.

Section 2.5.      Evidence of Advances.

Each Advance and all repayments thereof shall be evidenced by the applicable Lender's loan accounts and records. Subject to the Register maintained pursuant to Section 13.16(b), such loan accounts and records shall be conclusive absent manifest error of the amount of the Advances and repayments thereof. Any failure to record any Advances or repayment thereof or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Advances.

Section 2.6.      Principal Repayments.

(a)            Unless sooner prepaid pursuant to the terms hereof and subject to Section 10.2, the Advances Outstanding shall be repaid by the Borrower in full on the Termination Date. Advances Outstanding shall be repaid as and when necessary to cause the Availability to equal or exceed $0, and any amount so repaid may, subject to the terms and conditions hereof, be reborrowed hereunder during the Reinvestment Period.

(b)            All repayments of any Advance or any portion thereof shall be made together with payment of all Interest accrued and unpaid on the amount repaid to (but excluding) the date of such repayment.

Section 2.7.      Interest Settlement Procedures before the Default Period.

On each Payment Date before the Default Period, the Collateral Manager shall direct the Collateral Agent to pay pursuant to the Collateral Management Report (and the Collateral Agent shall make payment from the Interest Collections Account to the extent of Available Funds, in reliance on the information set forth in such Collateral Management Report) to the following Persons, the following amounts in the following order of priority:

(1)            pari passu to the Collateral Agent and the Collateral Custodian, in an amount equal to any accrued and unpaid Collateral Agent and Portfolio Administration Fees; provided that indemnity amounts payable to the Collateral Agent and the Collateral Custodian pursuant to this clause (1) (and Section 2.8(a)(1) and Section 2.9(1), if applicable) shall not, collectively, exceed $100,000 per annum;

(2)            to or at the direction of the Collateral Manager (i) an amount equal to any accrued and unpaid Collateral Management Fees to the end of the related Accrual Period and (ii) the amount of accrued and unpaid fees and expenses payable by the Borrower to the Collateral Manager under the Transaction Documents;

(3)            pro rata in accordance with the amounts due under this clause, to each Lender, in an amount equal to any accrued and unpaid Interest, Facility Margin and Commitment Fee;

(4)            pro rata in accordance with the amounts due under this clause, to each Lender, and the Administrative Agent, all accrued and unpaid fees, expenses (including reasonable attorneys' fees, costs and expenses) and indemnity amounts payable by the Borrower to the Administrative Agent and the Lender under the Transaction Documents;

(5)            to each Lender, an amount necessary to satisfy any Borrowing Base Deficiency, pro rata in accordance with the amount of Advances Outstanding hereunder;

(6)            to pay any accrued and unpaid Prepayment Penalty in connection with any termination in whole or reduction in part of the Facility Amount in accordance with Section 2.3(a);

(7)            to pay any other amounts due (other than with respect to the repayment of Advances) under this Agreement and the other Transaction Documents (including any indemnity amounts due from the Borrower hereunder and thereunder not previously paid pursuant to clauses (1) and (4) of Section 2.7); and

(8)            so long as the Termination Date has not occurred and is continuing, any remaining amounts shall be distributed to the Borrower or, if directed by the Collateral Manager, to the holders of the limited liability company interests of the Borrower.

Section 2.8.      Principal Settlement Procedures before the Default Period.

(a)            On each Payment Date before the Default Period, the Collateral Manager shall direct the Collateral Agent to pay pursuant to the Collateral Management Report (and the Collateral Agent shall make payment from the Principal Collections Account to the extent of Available Funds, in reliance on the information set forth in such Collateral Management Report) to the following Persons, the following amounts in the following order of priority:

(1)            to pay amounts due under Section 2.7(1) through (4), to the extent not paid thereunder;

(2)            (i) prior to the end of the Reinvestment Period, to each Lender, an amount necessary to satisfy any Borrowing Base Deficiency, pro rata in accordance with the amount of Advances Outstanding hereunder and (ii) after the Reinvestment Period but before the Default Period, to each Lender, an amount necessary to pay the Advances Outstanding and any accrued and unpaid Prepayment Penalty until paid in full, pro rata in accordance with the amount of Advances Outstanding hereunder;

(3)            to pay any other amounts due (other than with respect to the repayment of Advances) under this Agreement and the other Transaction Documents (including any indemnity amounts due from the Borrower hereunder and thereunder not previously paid pursuant to Section 2.8(a)(1)); and

(4)            so long as the Termination Date has not occurred and is continuing, any remaining amounts shall be distributed to the Borrower.

(b)            On the terms and conditions hereinafter set forth, from time to time during the Reinvestment Period, the Collateral Manager may, to the extent of any Principal Collections on deposit in the Principal Collections Account:

(i)            withdraw such funds for the purpose of reinvesting in additional Eligible Loans, provided that the following conditions are satisfied:

(1)            all conditions precedent set forth in Section 3.2(b) have been satisfied;

(2)            the Collateral Manager provides same day written notice to the Administrative Agent and the Collateral Agent by facsimile (to be received no later than 1:00 p.m. on such day) of the request to withdraw Principal Collections and the amount of such request;

(3)            the notice required in clause (2) above shall be accompanied by a Borrowing Notice in the form of Exhibit A-1 and a Borrowing Base Certificate, each executed by the Borrower and a Responsible Officer of the Collateral Manager;

(4)            the Collateral Agent provides to the Administrative Agent by email (to be received no later than 1:30 p.m. on that same day) a statement reflecting the total amount on deposit on such day in the Principal Collections Account; and

(5)            upon the satisfaction of the conditions set forth in clauses (1) through (4) of this Section 2.8(b) (as certified by the Borrower to the Collateral Agent and the Administrative Agent), the Collateral Agent will release funds from the Principal Collections Account to the Collateral Manager in an amount not to exceed the lesser of (A) the amount requested by the Collateral Manager and (B) the amount on deposit in the Principal Collections Account on such day; or

(ii)            withdraw such funds for the purpose of making payments in respect of the Advances Outstanding at such time in accordance with and subject to the terms of Section 2.3(b).

Section 2.9.      Settlement Procedures during the Default Period.

On each Payment Date during the Default Period, the Collateral Manager shall direct the Collateral Agent to pay pursuant to the Collateral Management Report (and the Collateral Agent shall make payment from the Collection Account to the extent of Available Funds, in reliance on the information set forth in such Collateral Management Report) to the following Persons, the following amounts in the following order of priority:

(1)            pari passu to the Collateral Agent and the Collateral Custodian, in an amount equal to any accrued and unpaid Collateral Agent and Portfolio Administration Fees; provided that indemnity amounts payable to the Collateral Agent and the Collateral Custodian pursuant to this clause (1) (and Section 2.7(1) and Section 2.8(a)(1), if applicable) shall not, collectively, exceed $100,000 per annum;

(2)            to or at the direction of the Collateral Manager (i) an amount equal to any accrued and unpaid Collateral Management Fees to the end of the related Accrual Period and (ii) the amount of accrued and unpaid fees and expenses payable by the Borrower to the Collateral Manager under the Transaction Documents;

(3)            pro rata in accordance with the amounts due under this clause, to each Lender, in an amount equal to any accrued and unpaid Interest, Facility Margin and Commitment Fee;

(4)            pro rata in accordance with the amounts due under this clause, to each Lender, and the Administrative Agent, all accrued and unpaid fees, expenses (including, for the Administrative Agent only, any reasonable attorneys' fees, costs and expenses) and indemnity amounts payable by the Borrower to the Administrative Agent, or any Lender under the Transaction Documents;

(5)            to pay the Advances Outstanding until paid in full;

(6)            to pay any other amounts due under this Agreement and the other Transaction Documents (including any indemnity amounts due from the Borrower hereunder and thereunder not previously paid pursuant to clauses (1) and (4) of Section 2.9); and

(7)            any remaining amounts shall be distributed to the Borrower or, if directed by the Collateral Manager, to the holders of the limited liability company interests of the Borrower.

Section 2.10.      Collections and Allocations.

(a)            Collections. The Collateral Manager shall promptly identify any collections received as being on account of Interest Collections, Principal Collections or other Collections and shall transfer, or cause to be transferred, all Collections received directly by it to the Collection Account by the close of business on the second (2nd) Business Day after such Collections are received. Upon the transfer of Collections to the Collection Account, the Collateral Manager shall segregate Principal Collections and Interest Collections and transfer the same to the Principal Collections Account and the Interest Collections Account, respectively. The Collateral Manager shall further include a statement as to the amount of Principal Collections and Interest Collections on deposit in the Principal Collections Account and the Interest Collections Account on each Reporting Date in the Collateral Management Report delivered pursuant to Section 6.7(b).

(b)            Excluded Amounts. With the prior written consent of the Administrative Agent, the Collateral Manager may withdraw from the Collection Account any deposits thereto constituting Excluded Amounts if the Collateral Manager has, prior to such withdrawal and consent, delivered to the Administrative Agent and each Lender a report setting forth the calculation of such Excluded Amounts in form and substance satisfactory to the Administrative Agent and each Lender.

(c)            Initial Deposits. On the Funding Date with respect to any Loan, the Collateral Manager will deposit into the Collection Account all Collections received in respect of Eligible Loans being transferred to and included as part of the Collateral on such date.

(d)            Investment of Funds. Until the occurrence of a Termination Event, to the extent there are uninvested amounts deposited in the Collection Account, all such amounts shall be invested in Permitted Investments selected by the Collateral Manager on each Payment Date. In the absence of any written direction from the Collateral Manager, all amounts deposited in the Collection Account shall remain uninvested. From and after the occurrence of a Termination Event, to the extent there are uninvested amounts in the Collection Account, all such amounts may be invested in Permitted Investments selected by the Collateral Agent (acting at the direction of the Administrative Agent). In the absence of any written direction from the Administrative Agent, all amounts deposited in the Collection Account shall remain uninvested. All earnings (net of losses and investment expenses) thereon shall be retained or deposited into the Collection Account and shall be applied on each Payment Date pursuant to the provisions of Section 2.7, Section 2.8 and Section 2.9.

Section 2.11.      Payments, Computations, Etc.

(a)            All amounts to be paid or deposited by the Borrower or the Collateral Manager hereunder shall be paid or deposited in accordance with the terms hereof no later than 3:00 p.m. on the day when due in lawful money of the United States in immediately available funds and any amount not received before such time may be deemed by the Administrative Agent to have been received on the next Business Day. The Borrower or the Collateral Manager, as applicable, shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due hereunder at 2.0% per annum above the Base Rate (other than with respect to any Advances Outstanding, which shall accrue at the Interest Rate), payable on demand; provided that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Such interest shall be for the account of the applicable Secured Party. Any Aggregate Unpaids hereunder shall not be reduced by any distribution of any portion of Collections if at any time such distribution is rescinded or required to be returned by any Lender to the Borrower or any other Person for any reason. All computations of interest and other fees hereunder shall be made on the basis of a year consisting of 360 days (other than calculations with respect to the Base Rate which shall be based on a year consisting of 365 or 366 days, as applicable) for the actual number of days elapsed.

(b)            Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of Interest or any fee payable hereunder, as the case may be. For avoidance of doubt, to the extent that Available Funds are insufficient on any Payment Date to satisfy the full amount of any Increased Costs pursuant to Section 2.8(a)(1), such unpaid amounts shall remain due and owing and shall accrue interest as provided in Section 2.11(a) until repaid in full.

(c)            If any Advance requested by the Borrower is not effectuated as a result of the Borrower's actions or failure to fulfill any condition under Section 3.2, as the case may be, on the date specified therefor, the Borrower shall indemnify the applicable Lender against any reasonable loss, cost or expense incurred by the applicable Lender (other than any such loss, cost or expense solely due to the gross negligence or willful misconduct or failure to fund such Advance on the part of the Lenders, the Administrative Agent or an Affiliate thereof), including, without limitation, any loss (including cost of funds and reasonable out-of-pocket expenses), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the applicable Lender to fund or maintain such Advance. Any such Lender shall provide to the Borrower documentation setting forth the amounts of any loss, cost or expense referred to in the previous sentence, such documentation to be conclusive absent manifest error.

Section 2.12.      Collateral Assignment of Agreements.

The Borrower hereby assigns to the Collateral Agent, for the benefit of the Secured Parties hereunder, all of the Borrower's right, title and interest in and to, but none of its obligations under, the Underlying Instruments related to each Loan, all other agreements, documents and instruments evidencing, securing or guaranteeing any Loan and all other agreements, documents and instruments related to any of the foregoing but excluding any Excluded Amounts (the "Assigned Documents"). The Borrower confirms that, at any time when a Termination Event has occurred and is continuing, until the Collection Date the Collateral Agent, on behalf of the Secured Parties, shall have the sole right to enforce the Borrower's rights and remedies under any UCC financing statements filed under or in connection therewith for the benefit of the Secured Parties. The parties hereto agree that such collateral assignment to the Collateral Agent, for the benefit of the Secured Parties, shall terminate upon the Collection Date.

Section 2.13.      Fees.

(a)            Commitment Fee.  On each Payment Date the Borrower shall pay, in accordance with Sections 2.7, 2.8 and 2.9, pro rata to each Lender, a commitment fee (the "Commitment Fee") payable in arrears for each Accrual Period, equal to the sum of the products for each day during such Accrual Period of (i) one divided by 360, (ii) the applicable Commitment Fee Rate (as defined below), and (iii) the aggregate Commitments minus the Advances Outstanding on such day (such amount, the "Unused Portion"). The Commitment Fee Rate (the "Commitment Fee Rate") shall be equal to (a) 0.50% for any Unused Portion up to or equal to 25% of the then current Facility Amount and (b) 2.00% for any Unused Portion in excess of 25% of the then current Facility Amount.

(b)           Facility Margin. On each Payment Date, the Borrower shall pay, in accordance with Sections 2.7, 2.8 and 2.9, pro rata to each Lender, a facility margin (the "Facility Margin") payable in arrears for each Accrual Period equal to the sum of the products for each day during such Accrual Period of (a) one divided by 360, (b) the applicable Facility Margin Rate for Advances (or portions thereof) funded at the applicable Interest Rate and (c) the Advances Outstanding on such date funded at the Interest Rate.

(c)           The Collateral Manager shall be entitled to the Collateral Management Fee in accordance with Section 2.7(2), Section 2.8(a)(1) and Section 2.9(2), as applicable.

(d)           The Collateral Agent, the Securities Intermediary and the Collateral Custodian shall be entitled to receive the Collateral Agent and Portfolio Administration Fee in accordance with Section 2.7(1), Section 2.8(a)(1) and Section 2.9(1), as applicable.

(e)           The Borrower shall pay to each of Paul Hastings LLP and Cadwalader, Wickersham & Taft LLP, as counsel to the Administrative Agent, on the Closing Date, its respective reasonable estimated fees and out-of-pocket expenses and shall pay all additional reasonable fees and out-of-pocket expenses of Paul Hastings LLP required to be paid by the Borrower hereunder within thirty (30) Business Days after receiving an invoice for such amounts.

Section 2.14.      Increased Costs; Capital Adequacy; Illegality.

(a)            If, due to either (i) the introduction of or any change following the date hereof (including any change by way of imposition or increase of reserve requirements) in or in the interpretation, administration or application following the date hereof of any Applicable Law (including any law or regulation resulting in any interest payments paid to any Lender under this Agreement being subject to any Tax), in each case whether foreign or domestic or (ii) the compliance with any guideline or request following the date hereof from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Affected Party of agreeing to make or making, funding or maintaining any Advance (or any reduction of the amount of any payment (whether of principal, interest, fee, compensation or otherwise) to any Affected Party hereunder), as the case may be, or there shall be any reduction in the amount of any sum received or receivable by an Affected Party under this Agreement or under any other Transaction Document, the Borrower shall, from time to time, after written demand by the Administrative Agent (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), on behalf of such Affected Party, pay to the Administrative Agent, on behalf of such Affected Party, additional amounts sufficient to compensate such Affected Party for such increased costs or reduced payments on the Payment Date immediately following such demand; provided that, the amounts payable under this Section 2.14 shall be without duplication of amounts payable under Section 2.15 and shall not include any Other Taxes or Excluded Taxes.

(b)            If either (i) the introduction of or any change following the date hereof in or in the interpretation, administration or application following the date hereof of any law, guideline, rule or regulation, directive or request or (ii) the compliance by any Affected Party with any law, guideline, rule, regulation, directive or request following the date hereof, from any central bank, any Governmental Authority or agency, including compliance by an Affected Party with any request or directive regarding capital adequacy, but, in each case, excluding Taxes, has or would have the effect of reducing the rate of return on the capital of any Affected Party, as a consequence of its obligations hereunder or any related document or arising in connection herewith or therewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy), by an amount deemed by such Affected Party to be material, then, from time to time, after demand by such Affected Party (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), the Borrower shall pay the Administrative Agent on behalf of such Affected Party such additional amounts as will compensate such Affected Party for such reduction. For the avoidance of doubt, any increase in cost and/or reduction in Interest with respect to any Affected Party caused by regulatory capital allocation adjustments due to FAS 166, 167 and subsequent statements and interpretations shall constitute a circumstance on which such Affected Party may base a claim for reimbursement under this Section 2.14.

(c)            In determining any amount provided for in this Section 2.14, the Affected Party may use any reasonable averaging and attribution methods. The Administrative Agent, on behalf of any Affected Party making a claim under this Section 2.14 shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of such additional or increased costs, which certificate shall be conclusive absent manifest error.

(d)            If a Eurodollar Disruption Event as described in clause (a) of the definition of "Eurodollar Disruption Event" with respect to any Lender has occurred and is continuing, the applicable Lender shall in turn so notify the Borrower, whereupon all Advances Outstanding of the affected Lender in respect of which Interest accrues at the LIBOR Rate shall immediately be converted into Advances Outstanding in respect of which Interest accrues at the Base Rate.

(e)            Failure or delay on the part of any Affected Party to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Affected Party's right to demand or receive such compensation.

(f)            Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules and regulations promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been introduced after the Closing Date, thereby constituting a change for which a claim for increased costs or additional amounts may be made hereunder with respect to the Affected Parties, regardless of the date enacted, adopted or issued.

(g)            If at any time the Borrower shall be liable for the payment of any additional amounts in accordance with this Section 2.14, then the Borrower shall have the option to terminate this Agreement (in accordance with the provisions of Section 2.14(a) but without the payment of any Prepayment Penalty); provided that, such option to terminate shall in no event relieve the Borrower of paying any amounts owing pursuant to this Section 2.14 in accordance with the terms hereof.

Section 2.15.      Taxes.

(a)            All payments made by the Borrower, including any allocations or distributions to the Lenders, will be made free and clear of and without deduction or withholding for or on account of any Taxes, except as required by Applicable Law. If any Taxes are required to be withheld from any amounts payable to any Indemnified Party, then (i) the amount payable to such Person will be increased (the amount of such increase, the "Additional Amount") such that every net payment made under this Agreement after withholding for or on account of any Taxes (including any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been made and (ii) the Borrower or the applicable withholding agent shall timely pay the full amount withheld to the relevant Governmental Authority in accordance with Applicable Law. The foregoing obligation to pay Additional Amounts with respect to payments required to be made by the Borrower under this Agreement will not, however, apply with respect to any of the following Taxes imposed on or with respect to any Indemnified Party or required to be withheld or deducted from a payment to any Indemnified Party: (i) Taxes that are imposed on or measured by net income (however denominated), franchise Taxes or branch profits Taxes, in each case, (A) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Indemnified Party is organized or in which its principal office is located, or in the case of any Lender, in which its applicable lending office is located or (B) that are Other Connection Taxes, (ii) Taxes imposed under FATCA, (iii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance (or portion thereof) pursuant to a law in effect on the date on which (A) such Lender acquires such interest (other than pursuant to an assignment request by the Borrower) or (B) such Lender changes its lending office, except in each case to the extent that (and only to the extent that), pursuant to this Section 2.15, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iv) U.S. backup withholding Taxes, and (v) Taxes attributable to such Indemnified Party's failure to comply with Section 2.15(d) ("Excluded Taxes").

(b)          The Borrower will indemnify, from funds available to it each Indemnified Party for the full amount of any Taxes (including Additional Amounts), other than Excluded Taxes, payable or paid by such Person or required to be withheld or deducted from a payment to such Person and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. All payments in respect of this indemnification shall be made on the Payment Date immediately following the date a written invoice (which invoice shall have been delivered by the Determination Date related to such Payment Date and which shall be conclusive absent manifest error) therefor is delivered to the Borrower.

(c)          Within 30 days after the date of any payment by the Borrower or the applicable withholding Agent of any Taxes, the Borrower will furnish to the Administrative Agent and the Lenders at the applicable address set forth on this Agreement, evidence reasonably satisfactory to the Administrative Agent of payment thereof.

(d)          Status of Lenders.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under the Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(d)(ii) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Each Lender that is a United States person as that term is defined in Section 7701(a)(30) of the Code hereby agrees that it shall deliver, no later than the date upon which such Lender becomes a party hereto, two accurate, complete and signed copies (one to the Borrower and one to the Administrative Agent) of U.S. Internal Revenue Service Form W-9 or any successor form, certifying that such Lender is, on the date of delivery thereof, entitled to an exemption from U.S. backup withholding tax. Each Lender that is not a United States person as that term is defined in Section 7701(a)(30) of the Code hereby agrees that it shall deliver, no later than the date on which such Lender becomes a party hereto, two properly completed and duly executed copies (one to the Borrower and one to the Administrative Agent) of either U.S. Internal Revenue Service Form W-8BEN, W-BEN-E, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case to the extent legally entitled to do so, claiming a reduction of or complete exemption from U.S. federal withholding tax. In addition, in the case of a Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code, such Lender hereby represents that it is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code), and it agrees that it shall promptly notify the Borrower in the event any such representation is no longer accurate. Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement or participant herein and on or before the date, if any, such Lender designates a new lending office. In addition, each Lender agrees that, from time to time after the Closing Date, it shall deliver the forms described above, as applicable, as promptly as practicable after receipt of a reasonable written request therefor from the Borrower.

(e)          If a payment made to an Indemnified Party under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Indemnified Party were to fail to comply with the applicable reporting requirements of FATCA, such Indemnified Party shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower and the Administrative Agent such documentation prescribed by applicable law and such additional documentation reasonably requested by the Borrower and the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Indemnified Party has complied with such Indemnified Party's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(f)           If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of Additional Amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)          If at any time the Borrower shall be liable for the payment of any additional amounts in accordance with this Section 2.15, then the Borrower shall have the option to terminate this Agreement (in accordance with the provisions of Section 2.3(a) but without the payment of any Prepayment Penalty); provided that, such option to terminate shall in no event relieve the Borrower of paying any amounts owing pursuant to this Section 2.15 in accordance with the terms hereof.

(h)          Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.15 shall survive the termination of this Agreement.

Section 2.16.         Substitution and Transfer of Loans.

(a)          Substitution of Loans. On any day prior to the occurrence of a Termination Event (and after the earlier to occur of the Reinvestment Period End Date or the Termination Date at the sole discretion of the Administrative Agent), the Borrower may, subject to the conditions set forth in this Section 2.16 and subject to the other restrictions contained herein, replace any Loan with one or more Eligible Loans (each, a "Substitute Loan"); provided that, no such replacement shall occur unless each of the following conditions is satisfied as of the date of such replacement and substitution (as certified to the Collateral Agent by the Borrower):

(i)             the Borrower or Collateral Manager has recommended to the Administrative Agent (with a copy to the Collateral Custodian and the Collateral Agent) in writing that the Loan to be replaced should be replaced (each a "Replaced Loan");

(ii)            each Substitute Loan is an Eligible Loan on the date of substitution;

(iii)           after giving effect to any such substitution, the Availability is greater than or equal to $0;

(iv)           solely in the case of substitutions pursuant to Section 2.16(b), the sum of the Adjusted Borrowing Values of such Substitute Loans shall be equal to or greater than the sum of the Adjusted Borrowing Values of the Replaced Loans;

(v)            solely in the case of substitutions pursuant to Section 2.16(b), such Substitute Loans, at the time of substitution by the Borrower, shall not cause the Weighted Average Life of the Loans included in the Borrowing Base to increase by more than 0.25 years;

(vi)           all representations and warranties contained in Section 4.1, Section 4.2 and Section 4.3 shall be true and correct in all material respects as of the date of substitution of any such Substitute Loan (other than any such representation or warranty that is qualified by "material," "materially," "Material Adverse Effect," or a similar term or phrase, in which case, such representation or warranty shall be true and correct (as so qualified));

(vii)          the inclusion of any Substitute Loan does not cause a Termination Event or Unmatured Termination Event to occur;

(viii)         the sum of the OLB of the Loan(s) which are the subject of the proposed substitution on the Substitution Date, together with the sum of the OLB of the Loan(s) substituted and the Loan(s) sold in Discretionary Sales to an Affiliate (other than, for the avoidance of doubt, any Loans sold via participation pursuant to the Master Participation Agreement) in the preceding 12 month period (or such lesser number of months as shall have elapsed as of such date), shall not exceed 25% of the Facility Amount; provided that the OLB of any Loan with an Assigned Value equal to zero at the time it is subject to a substitution shall not be included for purposes of such calculation;

(ix)           each Loan that is replaced pursuant to the terms of this Section 2.16 shall be substituted only with another Loan that meets the foregoing conditions;

(x)            in the selection of each Replaced Loan or each Substitute Loan, no selection procedures were employed which are intended to be adverse to the interests of the Secured Parties;

(xi)           the Borrower shall agree to pay the reasonable legal fees and expenses of the Secured Parties in connection with any such substitution (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent, on behalf of the Secured Parties, and any other party having an interest in the Loan in connection with such sale, substitution or repurchase);

(xii)          the Borrower shall give two (2) Business Days' notice of such substitution;

(xiii)         the Borrower shall notify the Administrative Agent of any amount to be deposited into the Collection Account in connection with any such substitution; and

(xiv)         the Borrower shall deliver to the Administrative Agent on the date of such substitution a certificate of a Responsible Officer certifying that each of the foregoing conditions have been satisfied in all material respects as of such date (other than any such condition that is qualified by "material," "materially," "Material Adverse Effect," or a similar term or phrase, in which case, such condition shall be satisfied in all respects (as so qualified)).

In addition, the Borrower shall in connection with such substitution deliver to the Collateral Custodian the related Required Loan Documents. On the date any such substitution is completed (the "Substitution Date"), the Collateral Agent, for the benefit of the Secured Parties, shall, automatically and without further action, release and transfer to the Borrower, free and clear of any Lien created pursuant to this Agreement, all of the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties, in, to and under such Replaced Loan, but without any representation and warranty of any kind, express or implied.

(b)          Transfer or Substitution of Warranty Loans. If on any day a Loan is (or becomes) a Warranty Loan, no later than ten (10) Business Days following the earlier of knowledge by the Borrower of such Loan becoming a Warranty Loan or receipt by the Borrower from the Administrative Agent or the Collateral Manager of written notice thereof, the Borrower shall:

(i)             make a deposit to the Collection Account (for allocation pursuant to Section 2.7, Section 2.8 or Section 2.9, as applicable) in immediately available funds in an amount equal to the sum of (a) an amount sufficient to reduce the Advances Outstanding such that, after giving effect to the transfer of such Warranty Loan pursuant to this Section 2.16, the Availability will be equal to or greater than $0 plus (b) any expenses or fees with respect to such Loan and costs and damages incurred by the Administrative Agent or by any Lender in connection with any violation by such Loan of any predatory or abusive lending law which is an Applicable Law (collectively, the "Retransfer Price"); provided that the Administrative Agent shall have the right to determine whether the amount so deposited is sufficient to satisfy the foregoing requirements; provided further that no such repayment shall be required to be made with respect to such Warranty Loan (and such Loan shall cease to be a Warranty Loan) if the Administrative Agent determines in its sole discretion that such Warranty Loan can be (and such Warranty Loan is) cured or brought into compliance, as applicable, on or before the expiration of such ten (10) Business Day period; or

(ii)            with the prior written consent of the Administrative Agent, subject to the satisfaction of the conditions in Section 2.16(a), substitute for such Warranty Loan a Substitute Loan; or

(iii)           sell such Warranty Loan in accordance with the provisions set forth in Section 2.17.

For purposes of calculating the Borrowing Base, the Adjusted Borrowing Value of each such Warranty Loan shall be zero; provided that, if applicable, the Borrowing Base shall be calculated to reflect the Adjusted Borrowing Value of each Substitute Loan that is replacing a Warranty Loan. Upon confirmation of the deposit of such Retransfer Price or proceeds from such Discretionary Sale into the Collection Account or the delivery by the Borrower of a Substitute Loan for each Warranty Loan (the date of such confirmation or delivery, the "Retransfer Date"), such Warranty Loan shall be removed from the Collateral and, as applicable, the Substitute Loan shall be included in the Collateral. On the Retransfer Date of each Warranty Loan, the Collateral Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to transfer, assign and set-over to the Borrower (or the Collateral Manager, as applicable), without recourse, representation or warranty, all the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties in, to and under such Warranty Loan and all future monies due or to become due with respect thereto, the Related Property, all Proceeds of such Warranty Loan, and Recoveries relating thereto, all rights to security for any such Warranty Loan, and all Proceeds and products of the foregoing. The Collateral Agent, for the benefit of the Secured Parties, shall, at the sole expense of the Borrower, execute such documents and instruments of transfer as may be prepared by the Collateral Manager, on behalf of the Borrower, and take other such actions as shall reasonably be requested by the Borrower to effect the transfer of such Warranty Loan pursuant to this Section 2.16.

Section 2.17.         Discretionary Sales.

(a)          Prior to the occurrence and continuation of an Unmatured Termination Event or a Termination Event, on any Discretionary Sale Date, the Borrower shall have the right to prepay all or a portion of the Advances Outstanding in connection with the transfer and assignment by the Borrower of, and the release of any related Lien by the Collateral Agent over, one or more Loans (each, a "Discretionary Sale"), subject to the following terms and conditions:

(i)             At least two (2) Business Days prior to each Discretionary Sale Date, the Collateral Manager, on behalf of the Borrower, shall have given the Administrative Agent (with a copy to the Collateral Custodian and the Collateral Agent) written notice of its intent to effect a Discretionary Sale (each such notice a "Discretionary Sale Notice"), specifying the Discretionary Sale Date and including a list of all Loans to be sold and assigned pursuant to such Discretionary Sale, and a revised Borrowing Base Certificate; provided that prior written consent of Administrative Agent in its sole discretion will be required for any Discretionary Sale of any Loan at a price less than ninety five percent (95%) of the Adjusted Borrowing Value of such Loan as of the date of the Discretionary Sale;

(ii)            Any Discretionary Sale shall be made by the Borrower (or the Collateral Manager on behalf of the Borrower) in a transaction (i) in accordance with the Collateral Management Standard, (ii) reflecting arms-length market terms and (iii) in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party to the Discretionary Sale (other than that the Borrower has good title thereto, free and clear of all Liens and has the right to sell the related Loan and other customary representations);

(iii)           The Collateral Manager shall deliver to the Administrative Agent (with a copy to the Collateral Agent) a completed Borrowing Base Certificate and other evidence to the reasonable satisfaction of the Administrative Agent that the Borrower shall have sufficient funds on the related Discretionary Sale Date to effect the contemplated Discretionary Sale in accordance with this Agreement (unless a Discretionary Sale is to be effected on a Payment Date, in which case there must be sufficient Available Funds to effect the contemplated Discretionary Sale in accordance with the terms of this Agreement);

(iv)           After giving effect to the Discretionary Sale and the assignment to the Borrower of the Collateral on any Discretionary Sale Date, (a) the Availability is greater than or equal to zero, (b) the representations and warranties contained in Section 4.1, 4.2 and 4.3 hereof shall continue to be correct in all material respects (other than any such representation or warranty that is qualified by "material," "materially," "Material Adverse Effect," or a similar term or phrase, in which case, such representation or warranty shall be true and correct (as so qualified)), except to the extent relating to an earlier date and (c) neither an Unmatured Termination Event nor a Termination Event shall have resulted;

(v)            On the related Discretionary Sale Date, the Administrative Agent, each Lender, the Collateral Custodian and the Collateral Agent, as applicable, shall have received, as applicable, in immediately available funds, an amount equal to the sum of (a) an amount sufficient to reduce the Advances Outstanding such that, after giving effect to the transfer of the Loans that are the subject of such Discretionary Sale, the Availability will be equal to or greater than $0 plus (b) an aggregate amount equal to the sum of all other Aggregate Unpaids due and owing to the Administrative Agent, each applicable Lender, the Collateral Agent, the Collateral Custodian, the Affected Parties and the Indemnified Parties, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date; provided that, the Administrative Agent and each Lender shall have the right to determine whether the amount paid (or proposed to be paid) by the Borrower on the Discretionary Sale Date is sufficient to satisfy the requirements of clauses (a) and (b) and is sufficient to reduce the Advances Outstanding to the extent requested by the Borrower in connection with the Discretionary Sale;

(vi)           The OLB of the Loan(s) which are the subject of a proposed Discretionary Sale to an Affiliate of the Collateral Manager, together with the OLB of the Loan(s) sold in all other Discretionary Sales to an Affiliate (other than, for the avoidance of doubt, any Loans sold via participation pursuant to the Master Participation Agreement) and the Loan(s) substituted pursuant to Section 2.16(a) during the preceding 12 month period (or such lesser number of months as shall have elapsed as of such date), shall not exceed 25% of the Facility Amount; provided that the OLB of any Loan with an Assigned Value equal to zero at the time it is subject to a Discretionary Sale shall not be included for purposes of such calculation; and

(vii)          On the related Discretionary Sale Date, the proceeds from such Discretionary Sale have been sent directly into the Collection Account.

(b)          In connection with any Discretionary Sale, following receipt by the Secured Parties of the amounts referred to in clause (v) above, there shall be transferred and assigned to or at the direction of the Borrower (for further sale to the purchaser in any Discretionary Sale) without recourse, representation or warranty all of the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties in, to and under the portion of the Collateral subject to such Discretionary Sale and such portion of the Collateral so transferred shall be released from the Lien of this Agreement (subject to the requirements of clauses (iii) and (iv) above).

(c)          The Borrower hereby agrees to pay the reasonable legal fees and expenses of the Secured Parties in connection with any Discretionary Sale (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent, on behalf of the Secured Parties, and any other party having an interest in the Collateral in connection with such Discretionary Sale).

(d)          In connection with any Discretionary Sale, on the related Discretionary Sale Date, the Collateral Agent shall, at the expense of the Borrower (i) execute such instruments of release with respect to the portion of the Collateral to be retransferred to the Borrower, in recordable form if necessary, in favor of the Borrower as the Borrower may reasonably request, (ii) deliver any portion of the Collateral to be retransferred to the Borrower in its possession to the Borrower and (iii) otherwise take such actions, and cause or permit the Collateral Agent to take such actions, as are necessary and appropriate to release the Lien of the Collateral Agent and the Secured Parties on the portion of the Collateral to be retransferred to the Borrower and release and deliver to the Borrower such portion of the Collateral to be retransferred to the Borrower.

Section 2.18.         Instructions to the Collateral Agent.

All instructions and directions given to the Collateral Agent by the Collateral Manager, the Borrower or the Administrative Agent pursuant to Sections 2.7, 2.8 and 2.9 shall be in writing (including instructions and directions transmitted to the Collateral Agent by facsimile or e-mail), and such written instructions and directions shall be delivered with a written certification that such instructions and directions are in compliance with the provisions of Sections 2.7, 2.8 and 2.9. The Collateral Manager and the Borrower shall immediately transmit to the Administrative Agent by facsimile or e-mail a copy of all instructions and directions given to the Collateral Agent by such party pursuant to Sections 2.7, 2.8 and 2.9. The Administrative Agent shall promptly transmit to the Collateral Manager and the Borrower by facsimile or e-mail a copy of all instructions and directions given to the Collateral Agent by the Administrative Agent, pursuant to Sections 2.7, 2.8 and 2.9. If either the Administrative Agent or Collateral Agent disagrees with the computation of any amounts to be paid or deposited by the Borrower or the Collateral Manager under Sections 2.7, 2.8 and 2.9 or otherwise pursuant to this Agreement, or upon their respective instructions, the Administrative Agent shall so notify the Borrower, the Collateral Manager and the Collateral Agent in writing and in reasonable detail to identify the specific disagreement. If such disagreement cannot be resolved within five (5) Business Days, the determination of the Administrative Agent as to such amounts shall be conclusive and binding on the parties hereto absent manifest error. In the event the Collateral Agent receives instructions from the Collateral Manager or the Borrower which conflict with any instructions received from the Administrative Agent, the Collateral Agent shall rely on and follow the instructions given by the Administrative Agent.

Section 2.19.         Defaulting Lenders.

(a)          Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)             That Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 13.1.

(ii)            Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Unmatured Termination Event or Termination Event exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; fifth, so long as no Unmatured Termination Event or Termination Event exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Advances in respect of which that Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.19 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)           For any period during which that Lender is a Defaulting Lender, that Defaulting Lender shall not be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b)          If the Administrative Agent, in its sole discretion, determines that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.

Section 2.20.         Borrowing Base Deficiency Payments.

(a)          In addition to any other obligation of the Borrower to cure any Borrowing Base Deficiency pursuant to the terms of this Agreement, if, on any day prior to the Collection Date, any Borrowing Base Deficiency exists, then the Borrower shall, within three Business Days from the earlier of (x) the date of the Borrower's actual knowledge of the occurrence of such Borrowing Base Deficiency or (y) the date notice of such Borrowing Base Deficiency is received by the Borrower from the Administrative Agent, eliminate such Borrowing Base Deficiency in its entirety by effecting one or more (or any combination thereof) of the following actions in order to eliminate such Borrowing Base Deficiency as of such date of determination: (i) deposit cash in United States dollars into the Principal Collection Account, (ii) repay Advances (together with all accrued and unpaid costs and expenses of the Administrative Agent, the Lender Agents and the Lenders, in each case, relating to the amount so prepaid), and/or (iii) to the extent approved by the Administrative Agent in accordance with this Agreement, Pledge additional Eligible Loans; provided, that if the Borrower requests to Pledge another Eligible Loan within the three Business Day period to cure such Borrowing Base Deficiency and the Administrative Agent does not either reject such Loan or approve such Loan within one Business Day of the Borrower's request to Pledge such Loan, then the Administrative Agent may, in its sole discretion, elect in writing to extend the three Business Day grace period set forth in this Section 2.20 for up to seven Business Days; provided further if the Borrower has cured a Borrowing Base Deficiency pursuant to clause (i) above and no other Termination Event has occurred and is continuing, the Borrower shall be entitled to the return of all or a portion of the cash so deposited in the Principal Collection Account to the extent that, immediately after giving effect to the return of any such amounts or release of any asset, no Borrowing Base Deficiency would exist.

(b)          No later than 2:00 p.m. on the Business Day prior to the proposed repayment of Advances or Pledge of additional Eligible Loans pursuant to Section 2.20(a), the Borrower (or the Collateral Manager on its behalf) shall deliver (i) to the Administrative Agent (with a copy to the Collateral Agent and the Collateral Custodian), notice of such repayment or Pledge and a duly completed Borrowing Base Certificate, updated to the date such repayment or Pledge is being made and giving pro forma effect to such repayment or Pledge, and (ii) to the Administrative Agent, if applicable, a description of any Eligible Loan and each Obligor of such Eligible Loan Asset to be Pledged and added to the updated Loan Asset Schedule.

ARTICLE III.

CONDITIONS TO CLOSING

Section 3.1.           Conditions to Closing.

The Lenders, the Administrative Agent, the Collateral Agent and the Collateral Custodian shall not be obligated to take, fulfill or perform any action hereunder, until the following conditions have been satisfied in the sole discretion of or waived in writing by the Administrative Agent:

(a)           Each Transaction Document and the Master Participation Agreement shall have been duly executed by, and delivered to, the parties thereto, and the Administrative Agent and each Lender shall have received such other documents, instruments, agreements and legal opinions as the Administrative Agent and each Lender shall reasonably request in connection with the transactions contemplated by this Agreement, including, without limitation, all those specified in the schedule of condition precedent documents attached hereto as Schedule I, each in form and substance satisfactory to the Administrative Agent and each Lender;

(b)          The Borrower shall have paid all fees required to be paid, including all fees required hereunder and under the applicable Lender Fee Letters and, without duplication of Section 2.13(d), shall have reimbursed the Lenders and the Administrative Agent for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Transaction Documents and the Master Participation Agreement, including the reasonable attorney fees and any other legal and document preparation costs incurred by the Lenders and the Administrative Agent;

(c)          Any and all information submitted pursuant to this Agreement and the other Transaction Documents and the Master Participation Agreement to each Lender and the Administrative Agent by the Borrower or the Collateral Manager or any of their Affiliates is true, accurate, complete in all material respects and not misleading in any material respect;

(d)          Each Lender shall have received all documentation and other information requested by such Lender in its sole discretion and/or required by regulatory authorities with respect to the Borrower, the Originator and the Collateral Manager under applicable "know your customer" and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, all in form and substance reasonably satisfactory to each Lender;

(e)          The results of each Lender's financial, legal, tax and business due diligence relating to the Borrower, the Collateral Manager, the Eligible Loans and the transactions contemplated hereunder are satisfactory to each Lender (which, for the avoidance of doubt, shall include the review of the Originator's governing documents) (it being understood that this clause (e) shall be deemed satisfied upon the occurrence of the Closing Date);

(f)           The Administrative Agent and each Lender shall have received (i) satisfactory evidence that the Borrower and the Collateral Manager have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Transaction Documents and the Master Participation Agreement to which each is a party and the consummation of the transactions contemplated hereby or thereby or (ii) an Officer's Certificate from each of the Borrower and the Collateral Manager in form and substance satisfactory to the Administrative Agent and each Lender affirming that no such consents or approvals are required; it being understood that the acceptance of such evidence or Officer's Certificate shall in no way limit the recourse of any Secured Party against the Collateral Manager or the Borrower for a breach of the Borrower's and the Collateral Manager's representation or warranty that all such consents and approvals have, in fact, been obtained;

(g)          The Borrower and the Originator and the Collateral Manager shall each be in compliance in all material respects with all Applicable Law and shall have delivered to the Collateral Agent, the Administrative Agent and each Lender as to this and other closing matters a certification in the form of Exhibits E-1 and E-2, as applicable;

(h)          The Borrower and the Originator and the Collateral Manager shall each have delivered to the Collateral Agent, the Administrative Agent and each Lender a certificate as to solvency in the form of Exhibits D-1 and D-2, as applicable;

(i)           The Borrower, the Originator and the Collateral Manager shall each have delivered to the Collateral Agent and the Administrative Agent a power of attorney in the form of Exhibits F-1, F-2 and F-3 as applicable; and

(j)            All outstanding Indebtedness of the Borrower under the Existing Credit Facility shall have been (or substantially concurrently with the initial borrowing hereunder will be) repaid in full and all liens in respect thereof shall have been (or substantially concurrently with the initial borrowing on the Closing Date will be) released, and the Administrative Agent shall have received (i) UCC-3 termination statements with respect to all Liens securing the Existing Credit Facility and (ii) a customary "payoff letter" for the Existing Credit Facility.

By its execution and delivery of this Agreement, each of the Borrower and the Collateral Manager hereby certifies that each of the conditions precedent to the effectiveness of this Agreement set forth in this Section 3.1 have been satisfied; provided that, with respect to conditions precedent that expressly require the consent or approval of the Administrative Agent or another party (other than the Borrower or the Collateral Manager), the foregoing certification is only to the knowledge of the Borrower and the Collateral Manager, as applicable, with respect to such consents or approvals.

Section 3.2.           Conditions Precedent to All Advances.

(a)          Each Advance under this Agreement, each reduction in Advances Outstanding pursuant to Section 2.3(b) and each reinvestment of Principal Collections pursuant to Section 2.8(b) (each, a "Transaction") shall be subject to the further conditions precedent that:

(i)             with respect to any Advance, the Collateral Manager (on behalf of the Borrower) shall have delivered to the Administrative Agent and each Lender (with a copy to the Collateral Custodian and the Collateral Agent) no later than 2:00 p.m. on the date of such Advance: (A) a Borrowing Notice in the form of Exhibit A-1, (B) a Borrowing Base Certificate, (C) a Loan Tape, (D) a Collateral Management Report and (E) an Approval Notice (for any such Loan added to the Collateral on the related date of such Advance) and containing such additional information as may be reasonably requested by the Administrative Agent;

(ii)            the Borrower shall have delivered to the Collateral Custodian (with a copy to the Administrative Agent), no later than 2:00 p.m. on the related Funding Date, a faxed or e-mailed copy of the duly executed original promissory notes of the Loans (and, in the case of any Noteless Loan, a fully executed assignment agreement) and if any Loans are closed in escrow, a certificate (in the form of Exhibit K) from the closing attorneys of such Loans certifying the possession of the Required Loan Documents; provided that, notwithstanding the foregoing, the Borrower shall cause the Loan Checklist and the remaining Required Loan Documents to be in the possession of the Collateral Custodian within five (5) Business Days of any related Funding Date as to any Loans;

(iii)           with respect to any reduction in Advances Outstanding pursuant to Section 2.3(b), the Borrower or the Collateral Manager, as the case may be, shall have delivered to the Administrative Agent (with a copy to the Collateral Agent and the Collateral Custodian), one (1) Business Day prior to any reduction of Advances Outstanding a Repayment Notice in the form of Exhibit A-2 and a Borrowing Base Certificate; and

(iv)           with respect to any reinvestment of Principal Collections permitted by Section 2.8(b), the Borrower or the Collateral Manager, as the case may be, shall have delivered to the Administrative Agent (with a copy to the Collateral Agent and the Collateral Custodian), no later than 1:00 p.m. on the Business Day of any such reinvestment, a Borrowing Notice in the form of Exhibit A-1 and a Borrowing Base Certificate, executed by the Collateral Manager and the Borrower;

(b)          On the date of such Transaction each of the following conditions (and in the case of any reduction of Advances Outstanding, each of clauses (iii) and (viii) only) shall be satisfied in all material respects (other than any such condition that is qualified by "material," "materially," "Material Adverse Effect," or a similar term or phrase, in which case, such condition shall be satisfied (as so qualified)) and the Borrower and the Collateral Manager shall have certified in the related Borrowing Notice that all conditions precedent to the requested Advance have been satisfied and shall thereby be deemed to have certified that:

(i)             The representations and warranties contained in Section 4.1, Section 4.2 and Section 4.3 are true and correct in all material respects (other than any such representation or warranty that is qualified by "material," "materially," "Material Adverse Effect," or a similar term or phrase, in which case, such representation or warranty shall be true and correct (as so qualified)), and there exists no breach of any covenant contained in Section 5.1, Section 5.2, Section 5.3 and Section 5.4 before and after giving effect to the Advance to take place on such date and to the application of proceeds therefrom, on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date);

(ii)            On and as of such Funding Date, after giving effect to such Transaction and the addition to the Collateral of the Eligible Loans being acquired by the Borrower using the proceeds of such Transaction, the Advances Outstanding do not exceed the Facility Amount;

(iii)           No Termination Event has occurred, or would result from such Transaction, and no Unmatured Termination Event or Borrowing Base Deficiency exists or would result from such Transaction;

(iv)            No event has occurred, or would result from such Transaction or from the application of proceeds thereof, which constitutes a Collateral Manager Default or any event which, if it continues uncured, will, with notice or lapse of time, constitute a Collateral Manager Default;

(v)            Since the Closing Date, no material adverse change has occurred in the ability of the Collateral Manager, the Originator or the Borrower to perform its obligations under any Transaction Document;

(vi)           No Liens (other than Permitted Liens) exist in respect of Taxes which are prior to the lien of the Collateral Agent on the Eligible Loans to be pledged on such Funding Date;

(vii)          All terms and conditions required to be satisfied in connection with the assignment of each Eligible Loan being pledged hereunder on such Funding Date (and the Related Security related thereto), including, without limitation, the perfection of the Borrower's interests therein, shall have been satisfied in full, and all filings (including, without limitation, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Eligible Loans and the Related Security related thereto and the proceeds thereof shall have been made, taken or performed;

(viii)         No Applicable Law shall prohibit or enjoin the making of such Advance by any Lender, the proposed reduction of Advances Outstanding, the proposed reinvestment of Principal Collections or any other transaction contemplated herein.

(c)          The proposed Funding Date shall take place during the Reinvestment Period and the Termination Date has not yet occurred;

(d)          The Borrower shall have paid all fees then required to be paid, including all fees required hereunder and under the applicable Lender Fee Letters and, without duplication of Section 2.13(d), shall have reimbursed the Lenders and the Administrative Agent for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Transaction Documents, including the reasonable attorney fees and any other legal and document preparation costs incurred by the Lenders and the Administrative Agent;

The failure of the Borrower to satisfy any of the foregoing conditions precedent in respect of any Advance shall give rise to a right of the Administrative Agent and the applicable Lender, which right may be exercised at any time on the demand of the applicable Lender, to rescind the related Advance, as applicable, and direct the Borrower to pay to the Administrative Agent for the benefit of the applicable Lender an amount equal to the Advances made during any such time that any of the foregoing conditions precedent were not satisfied.

Section 3.3.           Advances Do Not Constitute a Waiver.

No Advance made hereunder shall constitute a waiver of any condition to any Lender's obligation to make such an advance unless such waiver is in writing and executed by such Lender.

Section 3.4.           Custodianship; Transfer of Loans and Permitted Investments.

(a)          The Borrower (or the Collateral Manager on behalf of the Borrower) shall cause all Certificated Securities, Instruments and Required Loan Documents to be delivered at the addresses identified in Schedule II. The Collateral Custodian shall hold all Certificated Securities and Instruments in physical form at the office of the Collateral Custodian at 1555 N. Rivercenter Drive, Suite 302, Milwaukee, WI 53212 and the Collateral Custodian shall hold all the Required Loan Documents at the office of the Collateral Custodian at 1719 Otis Way, Florence, South Carolina. Any successor collateral agent shall be a state or national bank or trust company which is not an Affiliate of the Borrower and which is a Qualified Institution.

(b)          Each time that the Borrower (or the Collateral Manager on behalf of the Borrower) shall direct or cause the acquisition of any Loan or Permitted Investment, the Borrower shall (or the Collateral Manager on behalf of the Borrower), if such Loan or Permitted Investment has not already been transferred in accordance with its Underlying Instruments (including obtaining any necessary consents) to the Collection Account, cause the transfer of such Loan or Permitted Investment in accordance with its Underlying Instruments (including obtaining any necessary consents) to the Collateral Custodian to be held in the Collection Account (in the case of Permitted Investments) for the benefit of the Collateral Agent, on behalf of the Secured Parties, in accordance with the terms of this Agreement. The security interest of the Collateral Agent, on behalf of the Secured Parties, in the funds or other property utilized in connection with such acquisition shall, immediately and without further action on the part of the Collateral Agent, be released. The security interest of the Collateral Agent, for the benefit of the Secured Parties shall nevertheless come into existence and continue in the Loan or Permitted Investment so acquired, including all rights of the Borrower in and to any contracts related to and proceeds of such Loan or Permitted Investment.

(c)          The Borrower (or the Collateral Manager on behalf of the Borrower) shall cause all Loans or Permitted Investments acquired by the Borrower to be transferred to the Collateral Custodian for credit to the appropriate Account (in the case of Permitted Investments), in each case for the benefit of the Collateral Agent, and shall cause all Loans and Permitted Investments acquired by the Borrower to be delivered to the Collateral Custodian for the benefit of the Collateral Agent by one of the following means (and shall take any and all other actions necessary to create in favor of the Collateral Agent a valid, perfected, first priority security interest in each Loan and Permitted Investment (subject to Permitted Liens) granted to the Collateral Agent under laws and regulations (including without limitation Articles 8 and 9 of the UCC, as applicable) in effect at the time of such grant):

(i)             in the case of an Instrument or a Certificated Security represented by a Security Certificate in registered form by having it specially Indorsed to the Collateral Agent or in blank by an effective Indorsement or registered in the name of the Collateral Agent and by (A) delivering such Instrument or Security Certificate to the Collateral Custodian, at its address in Section 3.4(a) and (B) causing the Collateral Custodian to maintain (on behalf of the Collateral Agent) continuous possession of such Instrument or Security Certificate;

(ii)            in the case of an Uncertificated Security, by (A) causing the Collateral Agent to become the registered owner of such Uncertificated Security and (B) causing such registration to remain effective;

(iii)           in the case of any Security Entitlement, by causing the Collateral Agent to have control over such Security Entitlement pursuant to the Securities Account Control Agreement; and

(iv)           in the case of general intangibles (including any Loan or Permitted Investment not evidenced by an Instrument) by filing, maintaining and continuing the effectiveness of, a financing statement naming the Borrower as debtor and the Collateral Agent as secured party and describing the Loan or Permitted Investment (as the case may be) as the collateral at the filing office of the Secretary of State of the State of Delaware (it being agreed that an "all assets" financing statement will be sufficiently descriptive for this clause (iv)).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.1.           Representations and Warranties of the Borrower.

The Borrower represents and warrants as follows as of the Measurement Date, and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made (unless a specific date is specified below):

(a)          Organization and Good Standing. The Borrower has been duly formed, and is validly existing as a limited liability company in good standing, under the laws of the State of Delaware, with all requisite limited liability company power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has all necessary power, authority and legal right to acquire, own and sell the Collateral.

(b)          Due Qualification. The Borrower is duly qualified to do business as a limited liability company, is in good standing as a limited liability company, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualifications, licenses or approvals.

(c)          Power and Authority; Due Authorization; Execution and Delivery. The Borrower (i) has all necessary limited liability company power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party and the Master Participation Agreement, and (b) carry out the terms of the Transaction Documents to which it is a party and the Master Participation Agreement, and (ii) has duly authorized by all necessary limited liability company action, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the Master Participation Agreement and the pledge and assignment of a security interest in the Collateral on the terms and conditions herein provided. This Agreement and each other Transaction Document to which the Borrower is a party and the Master Participation Agreement have been duly executed and delivered by the Borrower.

(d)          Binding Obligation. This Agreement and each other Transaction Document to which the Borrower is a party and the Master Participation Agreement constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

(e)          No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the Master Participation Agreement and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Borrower's organizational documents or any Contractual Obligation of the Borrower, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Borrower's properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law in any material respect.

(f)           No Proceedings. There is no litigation or administrative proceeding or investigation pending or, to the knowledge of the Borrower, threatened against the Borrower or Borrower's properties, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling with respect to the matters described in clauses (i) and (ii).

(g)          All Consents Required. All material approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Borrower of this Agreement and any other Transaction Document to which the Borrower is a party have been obtained.

(h)          Bulk Sales. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require compliance with any "bulk sales" act or similar law by the Borrower.

(i)           Selection Procedures. In selecting the Loans to be pledged pursuant to this Agreement, no selection procedures were employed which are intended to be adverse to the interests of the Lenders.

(j)           Solvency. The Borrower is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under this Agreement and any other Transaction Document to which the Borrower is a party and the Master Participation Agreement do not and will not render the Borrower not Solvent. The Borrower is paying its debts as they become due (subject to any applicable grace period); and the Borrower, after giving effect to the transactions contemplated hereby, will not have unreasonably small capital to conduct its business.

(k)          Pledge of Collateral. Except as otherwise expressly permitted by the terms of this Agreement, no item of Collateral has been sold, transferred, assigned or pledged by the Borrower to any Person, other than as contemplated by Article II and the pledge of such Collateral to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms of this Agreement.

(l)            No Injunctions. No injunction, writ, restraining order or other order of any nature adversely affects the Borrower's performance of its obligations under this Agreement or any Transaction Document to which the Borrower is a party and the Master Participation Agreement.

(m)          Taxes. The Borrower has filed or caused to be filed all tax returns that are required to be filed by it. The Borrower has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower), and no tax lien (other than a Permitted Lien in respect of Taxes) has been filed and, to the Borrower's knowledge, no claim is being asserted, with respect to any such Tax, fee, assessment or other charge.

(n)          Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents (including, without limitation, the use of the proceeds from the pledge of the Collateral) and the Master Participation Agreement will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any "margin stock" within the meaning of Regulation U or to extend "purpose credit" within the meaning of Regulation U.

(o)          Security Interest.

(i)          This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of the Collateral Agent, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;

(ii)         the Collateral is comprised of "instruments", "security entitlements", "general intangibles", "tangible chattel paper", "accounts", "certificated securities", "uncertificated securities" or "securities accounts" (each as defined in the applicable UCC) and/or such other category of collateral under the applicable UCC as to which the Borrower has complied with its obligations under this Section 4.1(o);

(iii)        with respect to Collateral that constitute "security entitlements":

(1)            all of such security entitlements have been credited to one of the Accounts and the securities intermediary for each Account has agreed to treat all assets credited to such Account as "financial assets" within the meaning of the applicable UCC;

(2)            the Borrower has taken all steps necessary to cause the securities intermediary to identify in its records the Collateral Agent, for the benefit of the Secured Parties, as the Person having a security entitlement against the securities intermediary in each of the Accounts; and

(3)            the Accounts are not in the name of any Person other than the Borrower, subject to the lien of the Collateral Agent, for the benefit of the Secured Parties. The securities intermediary of any Account which is a "securities account" under the UCC has agreed to comply with the entitlement orders and instructions of the Borrower, the Collateral Manager and the Collateral Agent (acting at the direction of the Administrative Agent) in accordance with the Transaction Documents, including causing cash to be invested in Permitted Investments; provided that upon the delivery of a notice of exclusive control under the Securities Account Control Agreement by the Collateral Agent (acting at the direction of the Administrative Agent) following a Termination Event, the securities intermediary has agreed to only follow the entitlement orders and instructions of the Collateral Agent, on behalf of the Secured Parties, including with respect to the investment of cash in Permitted Investments.

(iv)           all Accounts constitute "securities accounts" as defined in the applicable UCC;

(v)            the Borrower owns and has good and marketable title to the Collateral free and clear of any Lien (other than Permitted Liens) of any Person;

(vi)           the Borrower has received all consents and approvals required by the terms of any Loan to the granting of a security interest in the Loans hereunder to the Collateral Agent, on behalf of the Secured Parties;

(vii)          the Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral and that portion of the Loans in which a security interest may be perfected by filing granted to the Collateral Agent, on behalf of the Secured Parties, under this Agreement;

(viii)         other than the security interest granted to the Collateral Agent, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral other than any financing statement that has been terminated and/or fully and validly assigned to the Collateral Agent on or prior to the date hereof. The Borrower is not aware of the filing of any judgment or tax lien filings (other than any Permitted Lien) against the Borrower;

(ix)           all original executed copies of each underlying promissory note, that constitute or evidence each Loan has been, or subject to the delivery requirements contained herein, will be delivered to the Collateral Custodian;

(x)            other than in the case of Noteless Loans, the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Collateral Custodian that the Collateral Custodian or its bailee is holding the underlying promissory notes that constitute or evidence the Loans solely on behalf of the Collateral Agent, for the benefit of the Secured Parties;

(xi)           none of the underlying promissory notes, that constitute or evidence the Loans has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Collateral Agent, on behalf of the Secured Parties;

(xii)          with respect to Collateral that constitutes a Certificated Security, such Certificated Security has been delivered to the Collateral Custodian on behalf of the Collateral Agent for the benefit of the Secured Parties and, if in registered form, has been specially Indorsed to the Collateral Agent, for the benefit of the Secured Parties, or in blank by an effective Indorsement or has been registered in the name of the Collateral Agent, for the benefit of the Secured Parties, upon original issue or registration of transfer by the Borrower of such Certificated Security; and

(xiii)         with respect to Collateral that constitutes an Uncertificated Security, the Borrower has caused the issuer of such Uncertificated Security to register the Collateral Agent, on behalf of the Secured Parties, as the registered owner of such Uncertificated Security.

(p)          Reports Accurate. All Collateral Manager's Certificates or Collateral Management Reports (if prepared by the Borrower or to the extent that information contained therein is supplied by the Borrower) and Borrowing Notices, Repayment Notices, Borrowing Base Certificates and other written or electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Borrower to the Administrative Agent, the Collateral Agent or any Lender in connection with this Agreement are true, complete and correct in all material respects and no such Collateral Manager's Certificate, Collateral Management Report, Borrowing Notice, Repayment Notice, Borrowing Base Certificate or other written or electronic information, exhibit, financial statement, document, book, record or report omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made; provided that, solely with respect to written or electronic information furnished by the Borrower which was provided to the Borrower from an Obligor with respect to a Loan, such information need only be true, complete and correct in all material respects to the knowledge of the Borrower; provided further that the foregoing proviso shall not apply to any information presented in a Collateral Manager's Certificate, Collateral Management Report, Borrowing Notice, Repayment Notice or Borrowing Base Certificate.

(q)          Location of Offices. The Borrower's location (within the meaning of Article 9 of the UCC) is the State of Delaware. The office where the Borrower keeps all the Records is at the address of the Borrower referred to in Section 13.2 hereof (or at such other locations as to which the notice and other requirements specified in Section 5.2(g) shall have been satisfied). The Borrower's Federal Employee Identification Number is correctly set forth on Exhibit E-1. The Borrower has not changed its name (whether by amendment of its organizational documents, by reorganization or otherwise) or its jurisdiction of organization and has not changed its location within the four months preceding the Closing Date.

(r)           Collection Account. The Collection Account is the only account to which Collections on the Collateral are sent. The Borrower has not granted any Person other than the Collateral Agent, for the benefit of the Secured Parties, an interest in the Collection Account.

(s)           Tradenames. The Borrower has no trade names, fictitious names, assumed names or "doing business as" names or other names under which it has done or is doing business.

(t)           Value Given. The Borrower shall have given reasonably equivalent value to the applicable third party seller (or, in the case of a contribution, to the Originator on account of its equity interest in the Borrower) of Collateral in consideration for the transfer to the Borrower of the Collateral, no such transfer shall have been made for or on account of an antecedent debt, and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(u)          Accounting. The Borrower accounts for its interests in the Collateral as assets on its balance sheet for financial accounting purposes, in each case consistent with GAAP and with the requirements set forth therein.

(v)          Special Purpose Entity. The Borrower acknowledges that the Administrative Agent and the Lenders are entering into the transactions contemplated by this Agreement in reliance upon the Borrower's identity as a legal entity that is separate from the Originator. Therefore, from and after the date of execution and delivery of this Agreement, the Borrower shall take all reasonable steps to maintain the Borrower's separate legal identity and to make it manifest to third parties that the Borrower is an entity with assets and liabilities distinct from those of the Originator and not just a division of the Originator. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Borrower will not hold itself out to third parties as liable for the debts of the Originator. In addition, the Borrower has not and shall not:

(i)            engage in any business or activity other than the purchase and receipt of Collateral and related assets, the transfer and pledge of Collateral under the Transaction Documents and such other activities as are incidental thereto;

(ii)           acquire or own any material assets other than (a) the Collateral and related assets, (b) Permitted Investments and (c) incidental property as may be necessary for the operation of the Borrower and the performance of its obligations under the Transaction Documents;

(iii)          merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets (other than in accordance with the provisions hereof) or change its legal structure, or jurisdiction of formation, without in each case first obtaining the consent of the Administrative Agent and each Lender;

(iv)          control the decision or actions respecting the daily business or affairs of any other Person except as otherwise permitted under this Agreement;

(v)           fail to preserve its existence as an entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, or without the prior written consent of the Administrative Agent and each Lender, amend, modify, terminate or fail to comply with the provisions of its organizational documents, or fail to observe limited partnership formalities;

(vi)          operate, or purport to operate, collectively as a single or consolidated business entity with respect to any other Person (except as may be required for U.S. federal income tax purposes and except for accounting purposes, it may be consolidated with other Persons (including the Originator) as permitted by GAAP);

(vii)         own any Subsidiary or make any Investment in any Person (other than Permitted Investments) without the consent of the Administrative Agent and each Lender;

(viii)        except as permitted by this Agreement, commingle its assets with the assets of any of its Affiliates, or of any other Person;

(ix)          incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than Indebtedness to the Secured Parties hereunder or in conjunction with a repayment of all Advances owed to the Lenders;

(x)           become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due;

(xi)          fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;

(xii)         enter into any contract or agreement with any Person, except (a) the Transaction Documents and the Master Participation Agreement and (b) other contracts or agreements that are upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arms-length basis with third parties other than such Person;

(xiii)        seek its dissolution or winding up in whole or in part;

(xiv)        fail to correct any known misunderstandings regarding the separate identity of the Borrower and any Affiliate or any principal thereof or any other Person;

(xv)         guarantee, become obligated for, or hold itself out to be responsible for the debt of another Person;

(xvi)        fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name (other than for U.S. income tax purposes) in order not (a) to mislead others as to the identity of the Person with which such other party is transacting business, or (b) to suggest that it is responsible for the debts of any third party (including any of its principals or Affiliates);

(xvii)       fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xviii)      file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors;

(xix)        except as may be required or permitted by the Code and regulations or other applicable state or local tax law, hold itself out as or be considered as a department or division of (a) any of its principals or Affiliates, (b) any Affiliate of a principal or (c) any other Person;

(xx)         fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, except to the extent that the Borrower's financial and operating results are consolidated with those of the Originator in consolidated financial statements;

(xxi)        fail to pay its own liabilities and expenses only out of its own funds;

(xxii)       fail to pay the salaries of its own employees, if any, in light of its contemplated business operations;

(xxiii)      acquire the obligations or securities of its Affiliates or stockholders, other than with respect to any Eligible Loan whose Obligor is an Affiliate of the Collateral Manager or the Originator so long as such Eligible Loan shall have been acquired from a Person who is not Affiliated with the Collateral Manager or the Originator;

(xxiv)      fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(xxv)       fail to use separate invoices and checks bearing its own name;

(xxvi)      pledge its assets for the benefit of any other Person, other than with respect to payment of the indebtedness to the Secured Parties hereunder; and

(xxvii)     fail to maintain at least one Independent Manager.

(w)          No Adverse Agreements. There are no agreements in effect adversely affecting the rights of the Borrower to make, or cause to be made, the grant of the security interest in the Collateral contemplated by Article IX.

(x)           Termination Event/Unmatured Termination Event. No event has occurred which constitutes a Termination Event, and no event has occurred and is continuing which constitutes an Unmatured Termination Event.

(y)           Collateral Management Standard. Each of the Loans was acquired and is being serviced in conformance with the Collateral Management Standard.

(z)           Confirmation from the Originator. The Borrower has received in writing from the Originator confirmation that the Originator will not cause the Borrower to file a voluntary petition under the Bankruptcy Code or Insolvency Laws.

(aa)         Investment Company Act. The Borrower is not required to be registered as an "investment company" within the meaning of the 1940 Act.

(bb)        ERISA. The present value of all benefits vested under each "employee pension benefit plan," as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is, or at any time during the preceding six years was, subject to Title IV of ERISA and maintained by the Borrower or any ERISA Affiliate of the Borrower, or to which the Borrower or any ERISA Affiliate of the Borrower contributed or has or had an obligation to contribute, or has or had any liability (each, a "Pension Plan"), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date) determined in accordance with the assumptions for funding such Pension Plan pursuant to Sections 412 and 430 of the Code for the applicable plan year. No prohibited transactions (within the meaning of Section 406(a) or (b) of ERISA or Section 4975 of the Code) for which an exemption is not available or has not previously been obtained from the United States Department of Labor, failure to meet the minimum funding standard as set forth in Section 302(a) of ERISA and Section 412(a) of the Code with respect to any Pension Plan, withdrawal from a Pension Plan subject to 4063 of ERISA during a plan year in which the Borrower or an ERISA Affiliate of the Borrower was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), or a cessation of operations that is treated as a withdrawal under Section 4062(e) of ERISA or Reportable Events have occurred with respect to any Pension Plans. Neither the Borrower nor any ERISA Affiliate of the Borrower has incurred any withdrawal liability with respect to any Multiemployer Plan, that, in the aggregate, could subject the Borrower to any material tax, penalty or other liability, the Originator and each ERISA Affiliate of the Originator has fulfilled its obligations to make any contribution or payment to any Multiemployer Plan, and neither the Originator nor any ERISA Affiliate of the Originator has received notice of or incurred a complete or partial withdrawal from or default with respect to any Multiemployer Plan or received notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated. No notice of intent to terminate a Pension Plan has been filed, nor has any Pension Plan been terminated under Section 4041(c) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(cc)         Compliance with Law. The Borrower has complied in all material respects with all Applicable Law to which it may be subject, and no item of Collateral contravenes any Applicable Law (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(dd)        Collections. The Borrower acknowledges that all Collections received by it or its Affiliates with respect to the Collateral pledged hereunder are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within two (2) Business Days after receipt as required herein.

(ee)         Set-Off, etc. No Loan has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Borrower or the Obligor thereof, and no Collateral is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral or otherwise, by the Borrower or the Obligor with respect thereto, except, in each case, for amendments, extensions and modifications, if any, to such Collateral otherwise permitted pursuant to Section 6.4(a) of this Agreement and in accordance with the Collateral Management Standard.

(ff)          Full Payment. As of the Funding Date thereof, the Borrower has no knowledge that any Loan will not be paid in full.

(gg)        Accuracy of Representations and Warranties. Each representation or warranty by the Borrower contained herein or in any certificate or other document furnished by the Borrower pursuant hereto or in connection herewith is true and correct in all material respects (other than any such representation or warranty that is qualified by "material," "materially," "Material Adverse Effect," or a similar term or phrase, in which case, such representation or warranty shall be true and correct (as so qualified)).

(hh)        Tax Owner of the Borrower. The Person from which the Borrower is disregarded as separate for U.S. federal income tax purposes is and shall be a "United States person" within the meaning of Section 7701(a)(30) of the Code.

(ii)           Environmental. With respect to each item of Related Property as of the applicable Funding Date for the Loan related to such Related Property, to the actual knowledge of a Responsible Officer of the Borrower: (a) the related Obligor's operations comply in all respects with all applicable Environmental Laws; (b) none of the related Obligor's operations is the subject of a federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and (c) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. As of the applicable Funding Date for the Loan related to such Related Property, neither of the Borrower nor the Collateral Manager has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Related Property, nor does any such Person have knowledge or reason to believe that any such notice will be received or is being threatened.

(jj)          USA PATRIOT Act. Neither the Borrower nor any Affiliate of the Borrower is (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a "Non-Cooperative Jurisdiction" by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a "Foreign Shell Bank" within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(kk)        Instructions to Obligors. The Collection Account is the only account to which Obligors (or the administrative agents with respect to the Loans) have been instructed by the Borrower, or the Collateral Manager on the Borrower's behalf, to send Principal Collections and Interest Collections on the Collateral. The Borrower has not granted any Person other than the Collateral Agent, on behalf of the Secured Parties, an interest in the Collection Account.

(ll)          Broker-Dealer. The Borrower is not a broker-dealer or subject to the Securities Investor Protection Act of 1970, as amended.

(mm)      Plan Assets Status. The Borrower is not a Benefit Plan Investor and will not be a Benefit Plan Investor at any time during the term of this Agreement. Further, the Borrower is not a "governmental plan" within the meaning of §3(32) of ERISA, and the underlying assets of the Borrower will not be treated as assets of a governmental plan.

(nn)        Sanctions. As of each day during the term of this Agreement, no Person within the Borrowing Group (excluding Portfolio Companies for purposes of subclause (iii)) (i) is a Sanctioned Person, (ii) is controlled by or is acting on behalf of a Sanctioned Person or (iii) is under investigation for a specific alleged breach of Sanction(s) by a Governmental Authority that enforces Sanctions; provided that the foregoing representations and warranties with respect to any Indirect Affiliate of the Borrower are made to the best of the Borrower's knowledge; provided, further, that the foregoing representations and warranties with respect to any Indirect Affiliate of the Borrower are made solely with respect to the period during which such person was controlled by, or under common control with, the Borrower or its Affiliates.

(oo)        Anti-Corruption Laws and Anti-Money Laundering Laws. As of each day during the term of this Agreement (i) the Borrower and each member of the Borrowing Group are currently complying with, and will at all times comply with, all Anti-Corruption Laws and Anti-Money Laundering Laws and (ii) the Borrower and each member of the Borrowing Group (excluding any Portfolio Company) is not and has not been under administrative, civil or criminal investigation or received notice from any Governmental Authority regarding a specific possible violation of any Anti-Corruption Laws or Anti-Money Laundering Laws which such possible violation could be material to the interests of the Lenders; provided that the foregoing representations and warranties with respect to any Indirect Affiliate of the Borrower are made to the best of the Borrower's knowledge; provided, further, that the foregoing representations and warranties with respect to any Indirect Affiliate of the Borrower are made solely with respect to the period during which such person was controlled by, or under common control with, the Borrower or its Affiliates.

Section 4.2.         Representations and Warranties of the Borrower Relating to the Agreement and the Collateral.

The Borrower hereby represents and warrants, as of the Measurement Date and any date which Loans are pledged hereunder and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a)          Valid Transfer and Security Interest. This Agreement constitutes a grant of a security interest in all of the Collateral to the Collateral Agent, for the benefit of the Secured Parties, which upon the delivery of the Required Loan Documents to the Collateral Custodian and the filing of the financing statements described in Section 4.1(o) and shall be a valid and first priority perfected security interest in the Loans forming a part of the Collateral and in that portion of the Collateral in which a security interest may be perfected by filing subject only to Permitted Liens. Neither the Borrower nor any Person claiming through or under the Borrower shall have any claim to or interest in the Collection Account or any other Account and, if this Agreement constitutes the grant of a security interest in such property, except for the interest of the Borrower in such property as a debtor for purposes of the UCC.

(b)          Eligibility of Collateral. (i) The Loan Tape and the information contained in each Borrowing Notice or each Repayment Notice, as applicable, delivered pursuant to Sections 2.2 or 2.3, as applicable, is an accurate and complete listing in all material respects of all Collateral as of the related Funding Date and the information contained therein with respect to the identity of such Collateral and the amounts owing thereunder is true, correct and complete as of the related Funding Date, (ii) each such Loan designated on any Borrowing Base Certificate as an Eligible Loan and each Loan included as an Eligible Loan in any calculation of Borrowing Base is an Eligible Loan, (iii) each such item of Collateral is free and clear of any Lien of any Person (other than Permitted Liens) and in compliance with all Applicable Law and (iv) with respect to each such item of Collateral, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Borrower in connection with the pledge of a security interest in such Collateral to the Collateral Agent, for the benefit of the Secured Parties have been duly obtained, effected or given and are in full force and effect.

(c)           No Fraud. To the knowledge of the Borrower, each Loan was acquired without any fraud or material misrepresentation on the part of the Obligor.

Section 4.3.         Representations and Warranties of the Collateral Manager.

The Collateral Manager represents and warrants as follows as of the Measurement Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a)           Organization and Good Standing. The Collateral Manager has been duly organized and is validly existing as a corporation, in good standing under the laws of the State of Maryland, with all requisite corporate power and authority to own or lease its properties, conduct its business as such business is presently conducted and enter into and perform its obligations pursuant to this Agreement.

(b)           Due Qualification. The Collateral Manager is duly qualified to do business as a corporation, is in good standing as a corporation, and has obtained all necessary qualifications, licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business requires such qualification, licenses or approvals.

(c)           Power and Authority; Due Authorization; Execution and Delivery. The Collateral Manager (i) has all necessary corporate power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party. This Agreement and each other Transaction Document to which the Collateral Manager is a party have been duly executed and delivered by the Collateral Manager.

(d)          Binding Obligation. This Agreement and each other Transaction Document to which the Collateral Manager is a party constitutes a legal, valid and binding obligation of the Collateral Manager enforceable against the Collateral Manager, in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

(e)           No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Collateral Manager's organizational documents or any Contractual Obligation of the Collateral Manager (ii) result in the creation or imposition of any Lien upon any of the Collateral Manager's properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f)           No Proceedings. There is no litigation or administrative proceeding or investigation pending or, to the knowledge of the Collateral Manager, threatened against the Collateral Manager, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Collateral Manager is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Collateral Manager is a party or (iii) seeking any such determination or ruling with respect to the matters described in clauses (i) and (ii).

(g)          All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Collateral Manager of this Agreement and any other Transaction Document to which the Collateral Manager is a party have been obtained.

(h)          Reports Accurate. All Collateral Manager's Certificates, Collateral Management Reports, Borrowing Notices, Repayment Notices, Borrowing Base Certificates and other written or electronic information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Collateral Manager to the Administrative Agent, the Collateral Agent or any Lender in connection with this Agreement are true, complete and correct in all material respects and no such Collateral Manager's Certificate, Collateral Management Report, Borrowing Notice, Repayment Notice, Borrowing Base Certificate or other written or electronic information, exhibit, financial statement, document, book, record or report omits to state a material fact necessary to make the statements contained therein not misleading; in light of the circumstances under which they were made; provided that, solely with respect to written or electronic information furnished by the Collateral Manager which was provided to the Collateral Manager from an Obligor with respect to a Loan, such information need only be true, complete and correct to the knowledge of the Collateral Manager; provided further that the foregoing proviso shall not apply to any information presented in a Collateral Manager's Certificate, Collateral Management Report, Borrowing Notice, Repayment Notice or Borrowing Base Certificate.

(i)           Collections. The Collateral Manager acknowledges that all Collections received by it or its Affiliates with respect to the Collateral pledged hereunder are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within two (2) Business Days after receipt as required herein.

(j)           Bulk Sales. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require compliance with any "bulk sales" act or similar law by the Collateral Manager.

(k)          Solvency. The Collateral Manager is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under this Agreement and any other Transaction Document to which the Collateral Manager is a party do not and will not render the Collateral Manager not Solvent.

(l)           Taxes. The Collateral Manager has filed or caused to be filed all material tax returns that are required to be filed by it. The Collateral Manager has paid or made adequate provisions for the payment of all material Taxes and all material assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Collateral Manager), and no tax lien (other than a Permitted Lien in respect of Taxes) has been filed and, to the Collateral Manager's knowledge, no material claim is being asserted, with respect to any such Tax, fee, assessment or other charge (other than in respect of any Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Collateral Manager).

(m)         Exchange Act Compliance; Regulations T, U and X. The Collateral Manager has not caused the Borrower to take any action that would cause any of the transactions contemplated herein or in the other Transaction Documents (including, without limitation, the use of the proceeds from the pledge of the Collateral) to violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

(n)          Security Interest. The Collateral Manager will take all steps necessary to ensure that the Borrower has granted a security interest (as defined in the UCC) to the Collateral Agent, for the benefit of the Secured Parties, in the Collateral, which is enforceable in accordance with Applicable Law upon execution and delivery of this Agreement. Upon the filing of UCC-1 financing statements naming the Collateral Agent as secured party and the Borrower as debtor, the Collateral Agent, for the benefit of the Secured Parties, shall have a valid and first priority perfected security interest in the Loans and that portion of the Collateral in which a security interest may be perfected by filing (except for any Permitted Liens). All filings (including, without limitation, such UCC filings) as are necessary for the perfection of the Secured Parties' security interest in the Loans and that portion of the Collateral in which a security interest may be perfected by filing (or prior to the applicable Advance) will be made.

(o)          ERISA. The present value of all benefits vested under each "employee pension benefit plan," as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is, or at any time during the preceding six years was, subject to Title IV of ERISA and maintained by the Collateral Manager or any ERISA Affiliate of the Collateral Manager, or to which the Collateral Manager or any ERISA Affiliate of the Collateral Manager contributed or has or had an obligation to contribute, or has or had any liability (each, a "Collateral Manager Pension Plan"), does not exceed the value of the assets of the Collateral Manager Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date) determined in accordance with the assumptions for funding such Collateral Manager Pension Plan pursuant to Sections 412 and 430 of the Code for the applicable plan year. No prohibited transactions (within the meaning of Section 406(a) or (b) of ERISA or Section 4975 of the Code) for which an exemption is not available or has not previously been obtained from the United States Department of Labor, failure to meet the minimum funding standard as set forth in Section 302(a) of ERISA and Section 412(a) of the Code with respect to any Pension Plan, withdrawal from a Collateral Manager Pension Plan subject to 4063 of ERISA during a plan year in which the Collateral Manager or an ERISA Affiliate of the Collateral Manager was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), or a cessation of operations that is treated as a withdrawal under Section 4062(e) of ERISA or Reportable Events have occurred with respect to any Collateral Manager Pension Plans, and neither the Collateral Manager nor any ERISA Affiliate of the Collateral Manager has incurred any withdrawal liability with respect to any Multiemployer Plan, that, in the aggregate, could subject the Collateral Manager to any material tax, penalty or other liability. No notice of intent to terminate a Collateral Manager Pension Plan has been filed, nor has any Collateral Manager Pension Plan been terminated under Section 4041(c) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Collateral Manager Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Collateral Manager Pension Plan.

(p)          Collection Account. The Collateral Manager has not permitted the Borrower to grant any Person other than the Collateral Agent an interest in the Collection Account, other than any such interest that has been terminated or fully and validly assigned to the Collateral Agent on or prior to the date hereof.

(q)          USA PATRIOT Act. Neither the Collateral Manager nor any Affiliate of the Collateral Manager is (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a "Non-Cooperative Jurisdiction" by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a "Foreign Shell Bank" within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(r)           Environmental. With respect to each item of Related Property, to the actual knowledge of a Responsible Officer of the Collateral Manager: (a) the related Obligor's operations comply in all material respects with all applicable Environmental Laws; (b) none of the related Obligor's operations is the subject of a federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and (c) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. The Collateral Manager has not received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Related Property, nor does the Collateral Manager, have knowledge or reason to believe that any such notice will be received or is being threatened.

(s)           No Injunctions. No injunction, writ, restraining order or other order of any nature adversely affects the Collateral Manager's performance of its obligations under this Agreement or any Transaction Document to which the Collateral Manager is a party.

(t)           Instructions to Obligors. The Collection Account is the only account to which Obligors (or the administrative agents in respect of each applicable Loan) have been instructed by the Collateral Manager on the Borrower's behalf to send Principal Collections and Interest Collections on the Collateral.

(u)           Allocation of Charges. There is not any agreement or understanding between the Collateral Manager and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges.

(v)           Collateral Manager Default. No event has occurred which constitutes a Collateral Manager Default.

(w)          Broker-Dealer. The Collateral Manager is not a broker-dealer or subject to the Securities Investor Protection Act of 1970, as amended.

(x)           Compliance with Law. The Collateral Manager has complied in all material respects with all Applicable Law to which it may be subject, and no Loan in the Collateral contravenes in any material respect any Applicable Law (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(y)           Sanctions. As of each day during the term of this Agreement, neither the Collateral Manager nor any Affiliate of the Collateral Manager (i) is a Sanctioned Person, (ii) is controlled by or is acting on behalf of a Sanctioned Person or (iii) is under investigation for a specific alleged breach of Sanction(s) by a Governmental Authority that enforces Sanctions; provided that the foregoing representations and warranties with respect to any Indirect Affiliate of the Collateral Manager are made to the best of the Collateral Manager's knowledge; provided, further, that the foregoing representations and warranties with respect to any Indirect Affiliate of the Collateral Manager are made solely with respect to the period during which such person was controlled by, or under common control with, the Collateral Manager or its Affiliates.

(z)           Anti-Corruption Laws and Anti-Money Laundering Laws. As of each day during the term of this Agreement (i) the Collateral Manager and each Affiliate of the Collateral Manager: (x) has instituted and is complying in all material respects with policies, procedures and controls reasonably designed to comply with all Anti-Corruption Laws and Anti-Money Laundering Laws to the extent applicable to the Collateral Manager given its election to be regulated as a business development company under the 1940 Act and (y) is currently complying with, and will at all times comply with, all Anti-Corruption Laws and Anti-Money Laundering Laws and (ii) the Collateral Manager and each of its Affiliate is not and has not been under administrative, civil or criminal investigation or received notice from any Governmental Authority regarding a specific possible violation of any Anti-Corruption Laws or Anti-Money Laundering Laws which such possible violation could be material to the interests of the Lenders; provided that the foregoing representations and warranties with respect to any Indirect Affiliate of the Collateral Manager are made to the best of the Collateral Manager's knowledge; provided, further, that the foregoing representations and warranties with respect to any Indirect Affiliate of the Collateral Manager are made solely with respect to the period during which such person was controlled by, or under common control with, the Collateral Manager or its Affiliates.

Section 4.4.         Representations and Warranties of the Collateral Agent.

The Collateral Agent in its individual capacity and as Collateral Agent represents and warrants as follows:

(a)           Organization; Power and Authority. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Collateral Agent under this Agreement.

(b)           Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Collateral Agent, as the case may be.

(c)           No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Collateral Agent is a party or by which it or any of its property is bound.

(d)           No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.

(e)           All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Agent, required in connection with the execution and delivery of this Agreement, the performance by the Collateral Agent of the transactions contemplated hereby and the fulfillment by the Collateral Agent of the terms hereof have been obtained.

(f)           Validity, Etc. This Agreement constitutes the legal, valid and binding obligation of the Collateral Agent, enforceable against the Collateral Agent in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws or general principles of equity (whether considered in a suit at law or in equity).

Section 4.5.         Representations and Warranties of the Collateral Custodian.

The Collateral Custodian in its individual capacity and as Collateral Custodian represents and warrants as follows:

(a)          Organization; Power and Authority. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Collateral Custodian under this Agreement.

(b)          Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Collateral Custodian, as the case may be.

(c)           No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Collateral Custodian is a party or by which it or any of its property is bound.

(d)          No Violation. The execution and delivery of this Agreement, the performance of the Transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law .

(e)           All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Custodian, required in connection with the execution and delivery of this Agreement, the performance by the Collateral Custodian of the transactions contemplated hereby and the fulfillment by the Collateral Custodian of the terms hereof have been obtained.

(f)            Validity, Etc. The Agreement constitutes the legal, valid and binding obligation of the Collateral Custodian, enforceable against the Collateral Custodian in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

ARTICLE V.

GENERAL COVENANTS

Section 5.1.         Affirmative Covenants of the Borrower.

From the date hereof until the Collection Date:

(a)           Organizational Procedures and Scope of Business. The Borrower will observe all organizational procedures required by its organizational documents and the laws of its jurisdiction of formation. Without limiting the foregoing, the Borrower will limit the scope of its business to: (i) the acquisition of Eligible Loans and the ownership and management of the Related Security and the related assets in the Collateral; (ii) the sale, transfer or other disposition of Loans as and when permitted under the Transaction Documents and the Master Participation Agreement; (iii) entering into and performing under the Transaction Documents and the Master Participation Agreement; (iv) consenting or withholding consent as to proposed amendments, waivers and other modifications of the Underlying Instruments to the extent not in conflict with the terms of this Agreement or any other Transaction Document or the Master Participation Agreement; (v) exercising any rights (including but not limited to voting rights and rights arising in connection with an Insolvency Event with respect to an Obligor or the consensual or non-judicial restructuring of the debt or equity of an Obligor) or remedies in connection with the Loans and participating in the committees (official or otherwise) or other groups formed by creditors of an Obligor to the extent not in conflict with the terms of this Agreement or any other Transaction Document or the Master Participation Agreement; and (vi) engaging in any activity and to exercise any powers permitted to limited liability companies under the laws of the State of Delaware that are related to the foregoing and necessary, convenient or advisable to accomplish the foregoing.

(b)           Compliance with Law. The Borrower will comply in all material respects with all Applicable Law, including those with respect to the Collateral or any part thereof.

(c)           Preservation of Company Existence. The Borrower will preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a limited liability company, in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(d)           Performance and Compliance with Collateral. The Borrower will, at its expense, timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Collateral and all other agreements related to such Collateral.

(e)           Keeping of Records and Books of Account. The Borrower (or the Collateral Manager on its behalf) will maintain and implement, administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary for the collection of all or any portion of the Collateral and the identification of the Collateral.

(f)            Protection of Interest in Collateral. With respect to the Collateral acquired by the Borrower, the Borrower will (i) acquire such Collateral directly from the Obligor thereof or from an agent bank in the case of a primary syndication or from an agent bank or another lender in case of a secondary market purchase, (ii) (at the Borrower's expense) take all action necessary to perfect, protect and more fully evidence the Borrower's ownership of such Collateral free and clear of any Lien other than Permitted Liens, including, without limitation, executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) permit the Administrative Agent or its respective agents or representatives to visit the offices of the Borrower during normal office hours and upon reasonable notice examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the officers or employees of the Borrower having knowledge of such matters, and (iv) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.

(g)           Deposit of Collections. The Borrower shall promptly (but in no event later than two (2) Business Days after receipt) deposit all Collections received by the Borrower in respect of the Collateral into the Collection Account.

(h)           Special Purpose Entity. The Borrower shall be in compliance with the special purpose entity requirements set forth in Section 4.1(v).

(i)            Termination Events. As soon as is practicable and no later than three (3) Business Days following the Borrower's knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event, the Borrower will provide the Administrative Agent, the Collateral Agent and each Lender with immediate written notice of the occurrence of such Termination Event or Unmatured Termination Event of which the Borrower has knowledge or has received notice. In addition, such notice will include a written statement of a Responsible Officer of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.

(j)            Taxes. The Borrower will file and pay any and all Taxes due and payable by it under Applicable Law; provided that it shall not be required to pay any such Taxes if the validity thereof shall currently be contested in good faith by appropriate proceedings and appropriate reserves therefore have been established in its books in accordance with GAAP.

(k)           Obligor Notification Forms. The Borrower shall furnish the Collateral Agent and the Administrative Agent with an appropriate power of attorney to send (at the Administrative Agent's discretion on the Collateral Agent's behalf, after the occurrence of a Termination Event) Obligor notification forms to give notice to the Obligors of the Collateral Agent's interest in the Collateral and the obligation to make payments as directed by the Administrative Agent on the Collateral Agent's behalf.

(l)            Adverse Claims. The Borrower will not create, or participate in the creation of, or permit to exist, any Liens in relation to the Collection Account other than as disclosed to the Administrative Agent, the Collateral Agent and each Lender and existing as of the date of this Agreement.

(m)          Notices. The Borrower will furnish to the Administrative Agent, the Collateral Agent and each Lender:

(i)            Income Tax Liability. Within ten (10) Business Days after the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments to (i) the Tax liability of BDCA or any "affiliated group" (within the meaning of Section 1504(a)(l) of the Code) of which BDCA is a member in an amount equal to or greater than $5,000,000 in the aggregate or (ii) to the Tax liability of the Borrower itself in an amount equal or greater than $500,000 in the aggregate, telephonic or facsimile notice (confirmed in writing within five (5) Business Days) specifying the nature of the items giving rise to such adjustments and the amounts thereof;

(ii)           Auditors' Management Letters. Promptly after the receipt thereof, any auditors' management letters are received by the Borrower or by its accountants;

(iii)          Representations and Warranties under this Agreement. Promptly after receiving knowledge or notice of the same, the Borrower shall notify the Administrative Agent and each Lender if any representation or warranty set forth in Section 4.1 or Section 4.2 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Administrative Agent, the Collateral Agent and each Lender a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Administrative Agent, the Collateral Agent and each Lender in the manner set forth in the preceding sentence before any Funding Date of any facts or circumstances within the knowledge of the Borrower which would render any of the said representations and warranties untrue as of such Funding Date;

(iv)          ERISA. Promptly after receiving notice of any Reportable Event with respect to the Borrower (or any ERISA Affiliate thereof), a copy of such notice;

(v)           Proceedings. The Borrower will furnish to the Administrative Agent as soon as possible and in any event within five (5) Business Days after the Borrower receives notice, or obtains knowledge thereof, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Master Participation Agreement, the Collateral Agent's, for the benefit of the Secured Parties, interest in the Collateral, or the Borrower or the Collateral Manager or any of their Subsidiaries; provided that notwithstanding the foregoing, any settlement, judgment, litigation, action, suit or proceeding affecting the Collateral, the Transaction Documents, the Master Participation Agreement, the Collateral Agent's, for the benefit of the Secured Parties, interest in the Collateral, or the Borrower or the Collateral Manager or any of their Subsidiaries in excess of $5,000,000 or more shall be deemed to be material for purposes of this Section 5.1(m);

(vi)          Notice of Material Events. Promptly upon becoming aware thereof, notice of any other event or circumstances that, in the reasonable judgment of the Borrower, is reasonably likely to have a Material Adverse Effect; and

(vii)         Accounting Changes. As soon as possible and in any event within three (3) Business Days after the effective date thereof, notice of any material change in the accounting policies of the Borrower.

(n)           Contest Recharacterization. The Borrower shall in good faith contest the treatment of any Loans acquired from a third party seller as property of the bankruptcy estate of such third party seller.

(o)           Disclosure of Purchase Price. The Borrower shall disclose to the Administrative Agent and the Lenders the purchase price for each Loan proposed to be acquired by the Borrower.

(p)           Obligor Defaults and Insolvency Events. The Borrower shall give, or shall cause the Collateral Manager to give, notice to the Administrative Agent and the Lenders within three (3) Business Days of the Borrower's or the Collateral Manager's actual knowledge of the occurrence of any event of default by an Obligor under any Loan or any Insolvency Event with respect to any Obligor under any Loan.

(q)           Required Loan Documents. The Borrower shall deliver to the Collateral Custodian a copy of the Required Loan Documents and the Loan Checklist pertaining to each Loan within five (5) Business Days of the Funding Date pertaining to such Loan.

(r)            Proper Records. The Borrower shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(s)           Satisfaction of Obligations. The Borrower shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves with respect thereto have been provided on the books of the Borrower.

(t)            Performance of Covenants. The Borrower shall observe, perform and satisfy all the material terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents and the Master Participation Agreement.

(u)           Tax Treatment. The Borrower and the Lenders shall treat the Advances advanced hereunder as indebtedness of the entity from which the Borrower is disregarded as separate for U.S. federal income tax purposes and shall file any and all tax forms in a manner consistent therewith.

(v)           Officer's Certificate. On each anniversary of the date of this Agreement, the Borrower shall deliver an Officer's Certificate, in form and substance acceptable to the Lenders, the Collateral Agent and the Administrative Agent, providing (i) a certification, based upon a review and summary of UCC search results, that there is no other interest in the Collateral perfected by filing of a UCC financing statement other than in favor of the Collateral Agent and (ii) a certification, based upon a review and summary of tax and judgment lien searches satisfactory to the Administrative Agent, that there is no other interest in the Collateral based on any tax or judgment lien.

(w)          Disregarded Entity. The Borrower will be disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701-3(b), and neither the Borrower nor any other Person on its behalf shall make an election or take any other action that may cause the Borrower to be treated as other than an entity disregarded from its owner.

(x)           Other. The Borrower will promptly furnish to the Administrative Agent, the Collateral Agent and each Lender such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise of the Borrower or the Collateral Manager as the Administrative Agent, the Collateral Agent and each Lender may from time to time request in order to protect the interests of the Secured Parties under or as contemplated by this Agreement, and shall provide such documents and information requested by the Administrative Agent, the Collateral Agent or any Lender that are reasonably required in order to comply with Anti-Money Laundering Laws, the Beneficial Ownership Regulation and laws, rules and regulations relating to Sanctions and, in each case, related policies.

(y)           Plan Assets Notice. The Borrower shall promptly notify the Administrative Agent, the Collateral Agent and each Lender in the event that the Borrower at any time becomes a Benefit Plan Investor, becomes a "governmental plan" within the meaning of §3(32) of ERISA, or the underlying assets of the Borrower are treated as assets of a governmental plan and, in such event, shall provide such additional information and representations as the Lenders may reasonably request that satisfies Lenders that Borrower will comply with the prohibited transaction provisions of ERISA Section 406 and Code Section 4975 or, if it becomes a governmental plan or the underlying assets of the Borrower are treated as assets of a governmental plan, it will comply with applicable provisions of state law substantially similar to ERISA Section 406 and Code Section 4975.

Section 5.2.         Negative Covenants of the Borrower.

From the date hereof until the Collection Date:

(a)           Other Business. The Borrower will not (i) engage in any business or incur any obligation, liability or contingent obligations other than the transactions contemplated by the Transaction Documents, the Master Participation Agreement and the organizational documents of the Borrower, (ii) incur any Indebtedness of any kind other than pursuant to this Agreement, or (iii) form any Subsidiary or make any Investment (other than Permitted Investments and the Loans contemplated herein) in any other Person.

(b)           Collateral Not to be Evidenced by Instruments. The Borrower will take no action to cause any Loan that is not, as of the related Funding Date, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Loan or unless such Instrument is promptly (but in no event later than three (3) Business Days) delivered to the Administrative Agent, together with an Indorsement in blank, as collateral security for such Loan.

(c)           Security Interests. Except as otherwise permitted herein and in respect of any Discretionary Sale or Replaced Loan, the Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Collateral, whether now existing or hereafter transferred hereunder, or any interest therein, and the Borrower will not sell, pledge, assign or suffer to exist any Lien (except for Permitted Liens) on its interest in the Collateral. The Borrower will promptly notify the Administrative Agent and each Lender of the existence of any Lien on any Collateral and the Borrower shall defend the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties in, to and under the Collateral against all claims of third parties; provided that nothing in this Section 5.2(c) shall prevent or be deemed to prohibit the Borrower from suffering to exist Permitted Liens upon any of the Collateral.

(d)           Mergers, Acquisitions, Sales, etc. The Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire any of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person (other than through the exercise of remedies against an Obligor), or sell, transfer, convey or lease any of its assets, or sell or assign with or without recourse any Collateral or any interest therein (other than as permitted pursuant to this Agreement, including, for the avoidance of doubt, pursuant to the Master Participation Agreement).

(e)           Deposits to Special Accounts. The Borrower will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collection Account cash or cash proceeds other than Collections in respect of the Collateral; provided that notwithstanding the foregoing, Excluded Amounts may be deposited or credited to the Collection Account if promptly identified and removed by the Borrower or the Collateral Manager.

(f)            Restricted Junior Payments. The Borrower shall not make any Restricted Junior Payment except to the extent permitted by Section 2.7, 2.8 and 2.9.

(g)           Change of Name or Location of Required Loan Documents. The Borrower shall not (x) change its name, move the location of its principal place of business and registered office, change the offices where it keeps the Records from the location referred to in Section 13.2, or change the jurisdiction of its formation, or (y) move or, without the prior consent of the Administrative Agent, consent to the Collateral Custodian or the Collateral Manager moving, the Required Loan Documents from the location thereof (as set forth in Section 5.7(c) of this Agreement) on the Closing Date, unless the Borrower has given at least 30 days' (or such shorter period as the Administrative Agent may agree in writing) written notice to the Administrative Agent and the Collateral Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent (subject to Permitted Liens), for the benefit of the Secured Parties, in the Collateral.

(h)           Accounting of Purchases. Other than for tax and financial accounting purposes or as otherwise required by law, the Borrower will not account for or treat (whether in financial statements or otherwise) the acquisition of Loans contemplated by this Agreement in any manner other than as a sale of the Collateral to the Borrower.

(i)            ERISA Matters. The Borrower will not (a) engage, and will exercise its best efforts not to permit any ERISA Affiliate to engage, in any prohibited transaction (within the meaning of ERISA Section 406(a) or (b) or Code Section 4975) for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (b) fail to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code with respect to any Pension Plan other than a Multiemployer Plan, (c) fail to make any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (d) terminate any Pension Plan so as to result, directly or indirectly in any liability to the Borrower, or (e) permit to exist any occurrence of any Reportable Event.

(j)            Organizational Documents. The Borrower will not amend, modify, waive or terminate any provision of its organizational documents in a manner adverse to the Lenders in any material respect without the prior written consent of the Administrative Agent.

(k)            Changes in Payment Instructions to Obligors. The Borrower will not make any change, or permit the Collateral Manager to make any change, in its instructions to Obligors (or the administrative agent with respect to each Loan) regarding payments to be made to the Collection Account with respect to the Collateral, unless the Administrative Agent has consented to such addition, termination or change (which consent shall not be unreasonably withheld).

(l)            Extension or Amendment of Collateral. The Borrower will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify the terms of any Loan (including the Related Security).

(m)           Use of Proceeds. The Borrower shall not use the proceeds of any Advance other than (i) in the case of the initial Advance, to repay Indebtedness owing under the Existing Credit Facility and (ii) to finance the purchase by the Borrower from the Originator or any third party seller, on a "true sale" or "true contribution" basis, of Collateral. No Person within the Borrowing Group will use any proceeds of any Advance for the purpose of: (i) providing financing to or otherwise making funds directly or indirectly available to any Sanctioned Person, or (ii) providing financing to or otherwise funding any transaction which would be prohibited by Sanctions or would otherwise cause a Lender or any other party to this Agreement, or any entity affiliated with any such party, to be in breach of any Sanction. No Person within the Borrowing Group will use the proceeds of any Advance in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws. No Person within the Borrowing Group will fund any repayment of the Advances (x) in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws or (y) with proceeds derived from any transaction that would be prohibited by Sanctions or would otherwise cause a Lender or any other party to this Agreement, or any entity affiliated with any such party, to be in breach of any Sanction. The Borrower shall not use the proceeds of any Advance in a manner that would cause such credit extension to become a "covered transaction" as defined in Section 23A of the Federal Reserve Act (12 U.S.C. §371c) and the Federal Reserve Board's Regulation W (12 C.F.R. Part 223), including any "covered transaction" where the proceeds of any Advance are used for the benefit of, or transferred to, an Affiliate of a Lender, without the consent of the Lender with respect to which such credit extension would be a "covered transaction." The Borrower shall provide written notice to the Administrative Agent, the Collateral Agent and each Lender of any violation of this clause (m) not more than two (2) Business Days after the Borrower receives notice or obtains knowledge thereof.

(n)            Limited Assets. The Borrower shall not hold or own any assets that are not part of the Collateral.

(o)            Allocation of Charges. There will not be any agreement or understanding between the Collateral Manager and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges.

(p)            Owner of the Borrower. The Borrower shall not permit its owner to be other than a "United States person" within the meaning Section 7701(a)(30) of the Code.

(q)            Requirements for Material Actions. The Borrower shall not fail to provide (and at all times the Borrower's organizational documents shall reflect) that the unanimous consent of all managers (including the consent of the Independent Manager(s)) be required for the Borrower to (i) file any insolvency, or reorganization case or proceeding, (ii) institute proceedings to have the Borrower be adjudicated bankrupt or insolvent, (iii) institute proceedings under any applicable insolvency law, (iv) seek any relief under any law relating to relief from debts or the protection of debtors, (v) consent to the filing or institution of bankruptcy or insolvency proceedings against the Borrower, (vi) file a petition seeking, or consent to, reorganization or relief with respect to the Borrower under any applicable federal or state law relating to bankruptcy or insolvency, (vii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for the Borrower, or a substantial part of its property, (viii) make any assignment for the benefit of its creditors, (ix) admit in writing its inability to pay its debts generally as they become due or (x) take any action in furtherance of any of the foregoing.

Section 5.3.      Affirmative Covenants of the Collateral Manager.

From the date hereof until the Collection Date:

(a)            Compliance with Law. The Collateral Manager will comply in all material respects with all Applicable Law, including those with respect to managing and servicing the Collateral or any part thereof.

(b)            Preservation of Company Existence. The Collateral Manager will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a corporation, in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c)            Obligations and Compliance with Collateral. The Collateral Manager will duly fulfill and comply with all obligations on its part to be fulfilled and will do nothing to impair the rights of the Collateral Agent, for the benefit of the Secured Parties, or of the Secured Parties in, to and under the Collateral; provided that, without limiting the foregoing (and, for the avoidance of doubt, the Collateral Manager's indemnification obligations hereunder), it is understood and agreed that the Collateral Manager will not act as a guarantor with respect to any obligation of the Borrower hereunder.

(d)            Keeping of Records and Books of Account.

(i)            The Collateral Manager, on behalf of the Borrower, will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all or any portion of the Collateral and the identification of the Collateral.

(ii)            The Collateral Manager shall permit the Administrative Agent or its agents or representatives, who may be joined by each Lender and/or its respective agents or representatives, to visit the offices of the Collateral Manager during normal office hours and upon reasonable notice and examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the officers or employees of the Collateral Manager having knowledge of such matters.

(iii)           The Collateral Manager will, on or prior to the date hereof, mark its books and records in a manner that accurately ensures all assets which constitute Collateral are clearly marked as being held in the Borrower's name.

(e)            Preservation of Security Interest. The Collateral Manager (at its own expense but subject to reimbursement as provided in Sections 2.7 and 2.9), on behalf of the Borrower) will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the first priority perfected security interest of the Collateral Agent (subject to Permitted Liens), for the benefit of the Secured Parties in, to and under the Loans and that portion of the Collateral in which a security interest may be perfected by filing.

(f)            Termination Events. As soon as is practicable and no later than three (3) Business Days following the Collateral Manager's knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event, the Collateral Manager will provide the Administrative Agent, the Collateral Agent and each Lender with immediate written notice of the occurrence of such Termination Event and such Unmatured Termination Event of which the Collateral Manager has knowledge or has received notice. In addition, such notice will include a written statement of the chief financial officer or chief accounting officer of the Collateral Manager setting forth the details of such event and the action that the Collateral Manager proposes to take with respect thereto.

(g)            Taxes. The Collateral Manager will file and pay any and all material Taxes due and payable by it under Applicable Law; provided that it shall not be required to pay any such Taxes if the validity thereof shall currently be contested in good faith by appropriate proceedings and appropriate reserves therefore have been established in its books in accordance with GAAP.

(h)            Other. The Collateral Manager will promptly furnish to the Administrative Agent, the Collateral Agent and each Lender such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower or the Collateral Manager as the Administrative Agent, the Collateral Agent and each Lender may from time to time reasonably request in order to protect the interests of the Secured Parties under or as contemplated by this Agreement.

(i)            Proceedings. The Collateral Manager will furnish to the Administrative Agent as soon as possible and in any event within three (3) Business Days after any executive officer of the Collateral Manager receives notice or obtains knowledge thereof, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Secured Parties' interest in the Collateral, or the Borrower or the Collateral Manager or any of their Subsidiaries; provided that notwithstanding the foregoing, any settlement, judgment, litigation, action, suit or proceeding affecting the Collateral, the Transaction Documents, the Collateral Agent's, for the benefit of the Secured Parties, interest in the Collateral, or the Borrower or the Collateral Manager or any of their Subsidiaries in excess of $5,000,000 or more shall be deemed to be material for purposes of this Section 5.3(i).

(j)            Deposit of Collections. The Collateral Manager shall and shall cause the Borrower to promptly (but in no event later than two (2) Business Days after receipt) deposit all Collections received by the Borrower or the Collateral Manager into the Collection Account.

(k)            Change of Control. Upon the occurrence of a Change of Control, the Collateral Manager shall provide the Administrative Agent, each Lender and the Collateral Agent with notice of such Change of Control within 30 days after completion of the same.

(l)            Accounting Changes. As soon as possible and in any event within three (3) Business Days after the effective date thereof, the Collateral Manager will provide to the Administrative Agent notice of any material change in the accounting policies of the Collateral Manager with respect to the Collateral.

(m)           Compliance with Legal Opinions. The Collateral Manager shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinions of Ropes and Gray LLP, as special counsel to the Collateral Manager, issued in connection with the Transaction Documents and relating to the issues of substantive consolidation and true sale and true contribution of the Loans.

(n)            Instructions to Agents and Obligors. The Collateral Manager shall direct any agent or administrative agent for any Loan to remit all payments and collections with respect to such Loan, and, if applicable, to direct the Obligor with respect to such Loan to remit all such payments and collections with respect to such Loan directly to the Collection Account. The Borrower and the Collateral Manager shall take commercially reasonable steps to ensure that only funds constituting payments and collections relating to Loans shall be deposited into the Collection Account.

Section 5.4.      Negative Covenants of the Collateral Manager.

From the date hereof until the Collection Date.

(a)           Deposits to Special Accounts. The Collateral Manager will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collection Account cash or cash proceeds other than Collections in respect of the Collateral; provided that notwithstanding the foregoing, Excluded Amounts may be deposited or credited to the Collection Account if promptly identified and removed by the Borrower or the Collateral Manager.

(b)           Mergers, Acquisition, Sales, etc. The initial Collateral Manager will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless the initial Collateral Manager is the surviving entity and unless:

(i)            the initial Collateral Manager has delivered to the Administrative Agent and each Lender an Officer's Certificate and an Opinion of Counsel each stating that any such consolidation, merger, conveyance or transfer and any supplemental agreement executed in connection therewith comply with this Section 5.4 and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of the Opinion of Counsel, that such supplemental agreement is legal, valid and binding with respect to the Collateral Manager and such other matters as the Administrative Agent may reasonably request;

(ii)            the initial Collateral Manager shall have delivered notice of such consolidation, merger, conveyance or transfer to the Administrative Agent and each Lender;

(iii)            after giving effect thereto, no Termination Event or Collateral Manager Default or event that with notice or lapse of time would constitute either a Termination Event or a Collateral Manager Default shall have occurred; and

(iv)            the Administrative Agent and each Lender have consented in writing to such consolidation, merger, conveyance or transfer.

(c)            Change of Name or Location of Required Loan Documents. The Collateral Manager shall not (x) change its name, move the location of its principal place of business and its chief executive office, change the offices where it keeps the Records from the location referred to in Section 13.2, or change the jurisdiction of its formation, or (y) move or, without the prior consent of the Administrative Agent, consent to the Collateral Custodian moving, the Required Loan Documents from the location thereof (as set forth in Section 5.7(c) of this Agreement) on the Closing Date, unless the Collateral Manager has given at least 30 days' (or such shorter period as the Administrative Agent may agree in writing) written notice to the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent (subject to Permitted Liens), for the benefit of the Secured Parties, in the Collateral.

(d)            Change in Payment Instructions to Obligors. The Collateral Manager will not make any change, or permit the Borrower to make any change, in its instructions to Obligors regarding payments to be made to the Collection Account with respect to the Collateral, unless the Administrative Agent has consented to such addition, termination or change (which consent shall not be unreasonably withheld).

(e)            Extension or Amendment of Loans. The Collateral Manager will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify the terms of any Loan (including any Related Security).

(f)            Allocation of Charges. There will not be any agreement or understanding between the Collateral Manager and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges.

(g)            Special Purpose Entity Requirements. The Collateral Manager shall not, and shall not permit the Borrower to, take any action that would cause the Borrower to not be in compliance with the special purpose entity requirements set forth in Section 4.1(v).

(h)            Disregarded Entity. The Collateral Manager shall not, and shall not permit the Borrower to, take any action that would cause the Borrower to not be disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701-3(b) and shall not permit either the Borrower or any other Person on its behalf to make an election to be treated as other than an entity disregarded from its owner under Treasury Regulation Section 301.7701-3(c).

(i)            Collection Account. The Collateral Manager shall not, and shall not permit the Borrower to, grant the right to take dominion and control of the Collection Account to any Person, except to the Collateral Agent as contemplated by this Agreement.

Section 5.5.      Affirmative Covenants of the Collateral Agent.

From the date hereof until the Collection Date:

(a)            Compliance with Law. The Collateral Agent will comply in all material respects with all Applicable Law.

(b)            Preservation of Existence. The Collateral Agent will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 5.6.      Negative Covenants of the Collateral Agent.

From the date hereof until the Collection Date the Collateral Agent will not make any changes to the Collateral Agent and Portfolio Administration Fee set forth in the USB Fee Letter without the prior written approval of the Administrative Agent and the Borrower.

Section 5.7.      Affirmative Covenants of the Collateral Custodian.

From the date hereof until the Collection Date:

(a)            Compliance with Law. The Collateral Custodian will comply in all material respects with all Applicable Law.

(b)            Preservation of Existence. The Collateral Custodian will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c)            Location of Required Loan Documents. Subject to Section 8.8, the Required Loan Documents shall remain at all times in the possession of the Collateral Custodian at the address set forth under its name on the signature pages hereto unless notice of a different address is given in accordance with the terms hereof or unless the Administrative Agent agrees to allow certain Required Loan Documents to be released to the Collateral Manager on a temporary basis in accordance with the terms hereof, except as such Required Loan Documents may be released pursuant to this Agreement.

Section 5.8.      Negative Covenants of the Collateral Custodian.

From the date hereof until the Collection Date:

(a)            Required Loan Documents. The Collateral Custodian will not dispose of any documents constituting the Required Loan Documents in any manner that is inconsistent with the performance of its obligations as the Collateral Custodian pursuant to this Agreement and will not dispose of any Collateral except as contemplated by this Agreement.

(b)            No Changes to Collateral Agent and Portfolio Administration Fee. From the date hereof until the Collection Date the Collateral Custodian will not make any changes to the Collateral Agent and Portfolio Administration Fee set forth in the USB Fee Letter without the prior written approval of the Administrative Agent and the Borrower.

ARTICLE VI.

ADMINISTRATION AND SERVICING OF CONTRACTS

Section 6.1.      Designation of the Collateral Manager.

(a)            Initial Collateral Manager. The servicing, administering and collection of the Collateral shall be conducted by the Person designated as the Collateral Manager hereunder from time to time in accordance with this Section 6.1. Until the Administrative Agent gives to BDCA a Collateral Manager Termination Notice, BDCA is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and responsibilities of, a Collateral Manager pursuant to the terms hereof. The Collateral Manager and the Borrower hereby acknowledge that the Administrative Agent and the Secured Parties are third party beneficiaries of the obligations taken by the Collateral Manager hereunder.

(b)            Successor Collateral Manager. Upon the Collateral Manager's receipt of a Collateral Manager Termination Notice from the Administrative Agent pursuant to Section 6.11, the Collateral Manager agrees that it will terminate its activities as Collateral Manager hereunder in a manner that the Administrative Agent believes will facilitate the transition of the performance of such activities to a successor Collateral Manager, and the successor Collateral Manager shall assume each and all of the Collateral Manager's obligations to service and administer the Collateral, on the terms and subject to the conditions herein set forth, and the Collateral Manager shall use its best efforts to assist the successor Collateral Manager in assuming such obligations.

(c)            Subcontracts. The Collateral Manager may, with the prior written consent of the Administrative Agent, subcontract with any other Person for servicing, administering or collecting the Collateral; provided that (i) the Collateral Manager shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to such person, (ii) the Collateral Manager shall not be relieved of, and shall remain liable for the performance of the duties and obligations of the Collateral Manager pursuant to the terms hereof without regard to any subcontracting arrangement and (iii) any such subcontract shall be terminable upon the occurrence of a Collateral Manager Default. The Administrative Agent hereby acknowledges that the Collateral Manager has engaged BDCA Adviser, LLC in accordance with terms of the Management Agreement.

(d)            Collateral Management Programs. In the event that the Collateral Manager uses any software program in servicing the Collateral that it licenses from a third party, the Collateral Manager shall use its best efforts to obtain, either before the Closing Date or as soon as possible thereafter, whatever licenses or approvals are necessary to allow the Administrative Agent or the Collateral Manager to use such program and to allow the Collateral Manager to assign such licenses to any Successor Collateral Manager appointed as provided in this Agreement.

(e)            Waiver. The Borrower acknowledges that the Administrative Agent or any of its Affiliates may act as the Collateral Agent and/or the Collateral Manager, and the Borrower waives any and all claims against the Administrative Agent, each Lender or any of their respective Affiliates, the Collateral Agent and the Collateral Manager (other than claims relating to such party's gross negligence or willful misconduct) relating in any way to the custodial or collateral administration functions having been performed by the Administrative Agent or any of its Affiliates in accordance with the terms and provisions (including the standard of care) set forth in the Transaction Documents.

Section 6.2.      Duties of the Collateral Manager.

(a)            Duties. The Collateral Manager shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on the Collateral from time to time, all in accordance with Applicable Law and the Collateral Management Standard. Without limiting the foregoing, the duties of the Collateral Manager shall include the following:

(i)           supervising the Collateral, including communicating with Obligors, negotiating and executing on behalf of the Borrower amendments, restatements, supplements and other modifications (including, without limitation, in respect of restructuring agreements, prepackaged plans and other documents related to restructuring arrangements), negotiating and providing on behalf of the Borrower consents and waivers, enforcing and collecting on the Collateral and otherwise managing the Collateral on behalf of the Borrower;

(ii)           preparing and submitting claims to, and acting as post-billing liaison with, Obligors on each Loan (for which no administrative or similar agent exists);

(iii)           maintaining all necessary servicing records with respect to the Collateral and providing such reports to the Administrative Agent and each Lender (with a copy to the Collateral Agent and the Collateral Custodian) in respect of the servicing of the Collateral (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent or each Lender may reasonably request;

(iv)           maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate servicing records evidencing the Collateral in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral;

(v)            promptly delivering to the Administrative Agent, each Lender, the Collateral Agent or the Collateral Custodian, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent, each Lender, the Collateral Agent or the Collateral Custodian may from time to time reasonably request;

(vi)            identifying each Loan clearly and unambiguously in its servicing records to reflect that such Loan is owned by the Borrower and that the Borrower is pledging a security interest therein to the Secured Parties pursuant to this Agreement;

(vii)           notifying the Administrative Agent and each Lender of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is or is threatened to be asserted by an Obligor with respect to any Loan (or portion thereof) of which it has knowledge or has received notice; or (2) that could reasonably be expected to have a Material Adverse Effect;

(viii)          using its commercially reasonable efforts to maintain the perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral;

(ix)            directing the Collateral Agent to make payments pursuant to the terms of the Collateral Management Report in accordance with Section 2.7, Section 2.8 and Section 2.9;

(x)            directing the sale or substitution of Collateral in Section 2.16 and Section 2.17;

(xi)           providing assistance to the Borrower with respect to the purchase and sale of and payment for the Loans;

(xii)          instructing the Obligors and the administrative agents on the Loans to make payments directly into the Collection Account; and

(xiii)        complying with such other duties and responsibilities as may be required of the Collateral Manager by this Agreement.

It is acknowledged and agreed for purposes of this Article VI that in circumstances in which a Person other than the Borrower or the Collateral Manager acts as lead agent with respect to any Loan, the Collateral Manager shall perform its servicing duties hereunder only to the extent that, as a lender under the related loan syndication Underlying Instruments, it has the right to do so.

(b)            Notwithstanding anything to the contrary contained herein, the exercise by the Secured Parties of their rights hereunder shall not release the Collateral Manager or the Borrower from any of their duties or responsibilities with respect to the Collateral. The Secured Parties shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Collateral Manager hereunder.

(c)            Any payment by an Obligor in respect of any Indebtedness owed by it to the Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a collection of a payment by such Obligor (starting with the oldest such outstanding payment due) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 6.3.      Authorization of the Collateral Manager.

(a)            Each of the Borrower, the Administrative Agent and each Lender hereby authorizes the Collateral Manager (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Collateral Manager and not inconsistent with the sale of the Collateral by the Originator to the Borrower under the Purchase and Sale Agreement or the acquisition of the Collateral by the Borrower directly from third parties and, thereafter, the Pledge by the Borrower to the Collateral Agent on behalf of the Secured Parties hereunder, to collect all amounts due under any and all Collateral, including, without limitation, endorsing any of their names on checks and other instruments representing Interest Collections and Principal Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Originator could have done if it had continued to own such Collateral. The Originator, the Borrower and the Collateral Agent on behalf of the Secured Parties shall furnish the Collateral Manager (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Collateral Manager to carry out its servicing and administrative duties hereunder, and shall cooperate with the Collateral Manager to the fullest extent in order to ensure the collectability of the Collateral. In no event shall the Collateral Manager be entitled to make the Secured Parties, the Administrative Agent, the Collateral Agent or any Lender a party to any litigation without such party's express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Administrative Agent's and each Lender's consent.

(b)            After the declaration of the Termination Date, at the direction of the Administrative Agent and to the extent permitted under and in compliance with Applicable Law, the Collateral Manager shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Collateral; provided that the Administrative Agent may, at any time that a Termination Event has occurred, notify any Obligor with respect to any Collateral of the assignment of such Collateral to the Collateral Agent, on behalf of the Secured Parties, and direct that payments of all amounts due or to become due be made directly to the Administrative Agent or any servicer, collection agent or account designated by the Collateral Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Collateral, and adjust, settle or compromise the amount or payment thereof.

Section 6.4.      Collection of Payments; Accounts.

(a)            Collection Efforts, Modification of Collateral. The Collateral Manager will use its commercially reasonable efforts, on behalf of the Borrower, to collect or cause to be collected all payments called for under the terms and provisions of the Loans included in the Collateral as and when the same become due in accordance with the Collateral Management Standard. The Collateral Manager may not waive, modify or otherwise vary any provision of an item of Collateral in a manner that would impair the collectability of the Collateral or in any manner contrary to the Collateral Management Standard.

(b)            Taxes and other Amounts. The Collateral Manager will use its commercially reasonable efforts, on behalf of the Borrower, to collect all payments with respect to amounts due for Taxes, assessments and insurance premiums relating to each Loan to the extent required to be paid to the Borrower for such application under the Underlying Instrument and remit such amounts to the appropriate Governmental Authority or insurer as required by the Underlying Instruments.

(c)            Payments to Collection Account. On or before the applicable Funding Date, with respect to any Loan being acquired by the Borrower on such Funding Date, the Collateral Manager shall have instructed all Obligors to make all payments in respect of the Collateral directly to the Collection Account; provided that the Collateral Manager will promptly (and no later than two (2) Business Days) transfer to the Collection Account (in accordance with Section 2.10) any payments received by it directly from any Obligor.

(d)            Accounts. Each of the parties hereto hereby agrees that (i) each Account shall be deemed to be a Securities Account and (ii) except as otherwise expressly provided herein and subject to the terms of the Securities Account Control Agreement, the Borrower shall be exclusively entitled to exercise the rights that comprise each Financial Asset held in each Account. Each of the parties hereto hereby agrees to cause the Securities Intermediary or any other securities intermediary that holds any money or other property for the Borrower in an Account to agree with the parties hereto that (A) the cash and other property (subject to Section 6.4(e) below with respect to any property other than investment property, as defined in Section 9-102(a)(49) of the UCC) is to be treated as a Financial Asset under Article 8 of the UCC and (B) the "securities intermediary's jurisdiction" (within the meaning of Section 8-110 of the UCC) for that purpose shall be the state of New York. All securities or other property underlying any Financial Assets credited to the Accounts in the form of securities or instruments shall be registered in the name of the Securities Intermediary or if in the name of the Borrower or the Collateral Agent, Indorsed to the Securities Intermediary, Indorsed in blank, or credited to another securities account maintained in the name of the Securities Intermediary, and in no case will any Financial Asset credited to the Accounts be registered in the name of the Borrower, payable to the order of the Borrower or specially Indorsed to the Borrower, except to the extent the foregoing have been specially Indorsed to the Securities Intermediary or Indorsed in blank.

(e)            Underlying Instruments. Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a "securities intermediary" as defined in the UCC) to the contrary, none of the Collateral Agent, the Collateral Custodian nor any Securities Intermediary shall be under any duty or obligation in connection with the acquisition by the Borrower, or the grant by the Borrower to the Collateral Agent, of any Loan in the nature of a loan to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Underlying Instruments, or otherwise to examine the Underlying Instruments, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including without limitation any necessary consents). The Collateral Custodian shall hold any Instrument delivered to it evidencing any Loan granted to the Collateral Agent hereunder as custodial agent for the Collateral Agent in accordance with the terms of this Agreement.

(f)            Establishment of the Collection Account. The Collateral Manager established, on or before the Closing Date, with the Securities Intermediary, and maintained in the name of the Borrower, subject to the lien of the Collateral Agent, for the benefit of the Secured Parties, a segregated corporate trust account entitled "Collection Account for BDCA Funding I, LLC, subject to the lien of U.S. Bank National Association, as Collateral Agent for the benefit of the Secured Parties" (the "Collection Account"), and the Collateral Manager shall further cause to be maintained two subaccounts linked to and constituting part of the Collection Account for the purpose of segregating, within two (2) Business Days of the receipt of any Collections, Principal Collections (the "Principal Collections Account") and Interest Collections (the "Interest Collections Account"), respectively, over which the Collateral Agent, for the benefit of the Secured Parties, shall have control and from which none of the Collateral Manager nor the Borrower shall have any right of withdrawal except in accordance with Section 2.8(b).

(g)            Adjustments. If (i) the Collateral Manager makes a deposit into the Collection Account in respect of a Collection of a Loan and such Collection was received by the Collateral Manager in the form of a check that is not honored for any reason or (ii) the Collateral Manager makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Collateral Manager shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

Section 6.5.      Collateral Management Compensation.

As compensation for its servicing activities hereunder and reimbursement for its expenses, the Collateral Manager or its designee shall be entitled to receive the Collateral Management Fee to the extent of funds available therefor pursuant to the provisions of Section 2.7(2), Section 2.8(a)(1) and Section 2.9(2), as applicable.

Section 6.6.      Payment of Certain Expenses by Collateral Manager.

The Collateral Manager shall be required to pay its expenses for its own account and shall not be entitled to any payment therefor other than the Collateral Management Fee and other amounts permitted by Sections 2.7 and 2.9 herein.

Section 6.7.      Reports.

(a)            Borrowing or Repayment Notice. On each Funding Date, on any termination in whole or reduction in part of the Facility Amount pursuant to Section 2.3(a), on each reduction of Advances Outstanding pursuant to Section 2.3(b) and on each reinvestment of Principal Collections pursuant to Section 2.8(b), the Borrower (or the Collateral Manager on its behalf) will provide a Borrowing Notice or a Repayment Notice, as applicable, and a Borrowing Base Certificate, each updated as of such date, to the Administrative Agent and each Lender (with a copy to the Collateral Agent).

(b)            Collateral Management Report. On each Reporting Date and each Funding Date, the Collateral Manager will provide, on behalf of the Borrower, to the Administrative Agent, each Lender and the Collateral Agent a monthly statement including (i) a Borrowing Base calculated as of the most recent Determination Date, (ii) the Loan Tape calculated as of the most recent Determination Date, (iii) in connection with any month in which a Payment Date occurs, amounts to be remitted pursuant to Section 2.7, Section 2.8 or Section 2.9 to the applicable parties (which shall include any applicable wiring instructions of the parties receiving payment), and (iv) any other information the Collateral Manager may deem relevant with respect to any Loan (such monthly statement, a "Collateral Management Report"). Each Collateral Management Report shall be signed by a Responsible Officer of the Collateral Manager and the Borrower and shall be substantially in the form of Exhibit C.

(c)            Collateral Manager's Certificate. Together with each Collateral Management Report, the Collateral Manager shall submit, on behalf of the Borrower, to the Administrative Agent, each Lender and the Collateral Agent a certificate substantially in the form of Exhibit H (a "Collateral Manager's Certificate"), signed by a Responsible Officer of the Collateral Manager, which shall include a certification by such Responsible Officer that no Termination Event or Unmatured Termination Event has occurred.

(d)            Financial Statements. The Collateral Manager will submit to the Administrative Agent, each Lender and the Collateral Agent, (i) within 60 days after the end of each of its fiscal quarters (excluding the fiscal quarter ending on the date for which consolidated audited financial statements are delivered pursuant to clause (ii) below), commencing September 30, 2020, unaudited financial statements of the Originator for the most recent fiscal quarter, and (ii) within 120 days after the end of each fiscal year, commencing with the fiscal year ended December 31, 2020, consolidated audited financial statements of the Originator, audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year. Notwithstanding the foregoing, the requirement to deliver financial statements in this Section 6.08(d) will be satisfied at any such time as such financial statements are publicly posted on the official web site of BDCA, appropriately filed with the United States SEC or upon receipt of such information through e-mail (with confirmation of receipt) or another delivery method acceptable to the Administrative Agent. In addition, the Administrative Agent may request, from time to time, but no more frequently than once per quarter, the liquidity position of the Originator, in a form to be mutually agreed between the Administrative Agent and the Collateral Manager.

(e)            Obligor Financial Statements; Valuation Reports; Other Reports. The Collateral Manager will post on a password protected website maintained by the Borrower to which the Administrative Agent will have access or deliver via email to the Administrative Agent, with respect to each Obligor, (i) to the extent received by the Borrower and/or the Collateral Manager pursuant to the Underlying Instruments, the complete financial reporting package with respect to such Obligor and with respect to each Loan for such Obligor (including any financial statements, management discussion and analysis, executed covenant compliance certificates and related covenant calculations with respect to such Obligor and with respect to each Loan for such Obligor) provided to the Borrower and/or the Collateral Manager monthly, quarterly or annually, as the case may be, by such Obligor, which delivery shall be made within 10 Business Days after receipt by the Borrower and/or the Collateral Manager as specified in the Underlying Instruments, (ii) the annual budget (along with subsequent changes thereto) with respect to such Obligor and provided to the Borrower and/or the Collateral Manager by such Obligor, which delivery shall be made within 10 Business Days after receipt by the Borrower and/or the Collateral Manager as specified in the Underlying Instruments, (iii) a monthly or quarterly portfolio summary prepared by the Collateral Manager with respect to such Obligor and with respect to each Loan for such Obligor, which delivery shall be made no later than 30 Business Days after receipt by the Borrower of the information set forth in clause (e)(i) above and (iv) the portfolio monitoring report prepared by the Collateral Manager with respect to each Obligor on a quarterly basis, which delivery shall be made no later than 90 days after the end of each calendar quarter and 150 days after the end of each fiscal year. Upon demand by the Administrative Agent, the Collateral Manager will provide such other information as the Administrative Agent may reasonably request with respect to any Obligor.

(f)            Amendments to Loans. The Collateral Manager will post on a password protected website maintained by the Collateral Manager to which the Administrative Agent will have access or deliver via email to the Administrative Agent a copy of any material amendment, restatement, supplement, waiver or other modification to the Underlying Instruments of any Loan (along with any internal documents prepared by the Collateral Manager and provided to its investment committee in connection with such amendment, restatement, supplement, waiver or other modification) within ten (10) Business Days of the effectiveness of such amendment, restatement, supplement, waiver or other modification.

Section 6.8.      Annual Statement as to Compliance.

The Collateral Manager will provide to the Administrative Agent, the Collateral Agent and each Lender, within 120 days following the end of each fiscal year of the Collateral Manager, commencing with the fiscal year ending on December 31, 2020, a fiscal report signed by a Responsible Officer of the Collateral Manager certifying that (a) a review of the activities of the Collateral Manager, and the Collateral Manager's performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person's supervision and (b) the Collateral Manager has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Collateral Manager Default has occurred or, if any such Collateral Manager Default has occurred a statement describing the nature thereof and the steps being taken to remedy such Collateral Manager Default.

Section 6.9.      Annual Independent Public Accountant's Collateral Management Reports.

The Collateral Manager will cause a firm of nationally recognized independent public accountants (who may also render other services to the Collateral Manager) to furnish to the Administrative Agent, each Lender, the Collateral Custodian and the Collateral Agent, within 120 days following the end of each fiscal year of the Collateral Manager, commencing with the fiscal year ending on December 31, 2020: (i) a report relating to such fiscal year to the effect that (a) such firm has reviewed certain documents and records relating to the servicing of the Collateral, and (b) based on such examination, such firm is of the opinion that the Collateral Management Reports for such year were prepared in compliance with this Agreement, except for such exceptions as it believes to be immaterial and such other exceptions as will be set forth in such firm's report and (ii) a report covering such fiscal year to the effect that such accountants have applied certain agreed-upon procedures (a copy of which procedures are attached hereto as Schedule III, it being understood that the Collateral Manager and the Administrative Agent will provide an updated Schedule III reflecting any further amendments to such Schedule III prior to the issuance of the first such agreed-upon procedures report, a copy of which shall replace the then existing Schedule III) to certain documents and records relating to the Collateral under any Transaction Document, compared the information contained in the Collateral Management Reports and the Collateral Manager's Certificates delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Article VI, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement. In the event such independent public accountants require the Collateral Agent or the Collateral Custodian to agree to the procedures to be performed by such firm in any of the reports required to be prepared pursuant to this Section 6.9, the Collateral Manager shall direct the Collateral Agent and/or the Collateral Custodian in writing to so agree; it being understood and agreed that the Collateral Agent and/or Collateral Custodian will deliver such letter of agreement in conclusive reliance upon the direction of the Collateral Manager, and neither the Collateral Agent or the Collateral Custodian has made any independent inquiry or investigation as to, and shall have no obligation or liability in respect of, the sufficiency, validity or correctness of such procedures.

Section 6.10.      The Collateral Manager Not to Resign.

The Collateral Manager shall not resign from the obligations and duties hereby imposed on it except upon the Collateral Manager's determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Collateral Manager could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Collateral Manager shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent and each Lender. No such resignation shall become effective until a Successor Collateral Manager shall have assumed the responsibilities and obligations of the Collateral Manager in accordance with Section 6.2.

Section 6.11.      Collateral Manager Defaults.

If any one of the following events (a "Collateral Manager Default") shall occur:

(a)            any failure by the Collateral Manager to make any payment, transfer or deposit into the Collection Account (including, without limitation, with respect to bifurcation and remittance of Interest Collections and Principal Collections) as required by this Agreement which continues unremedied for a period of two (2) Business Days;

(b)            any failure on the part of the Collateral Manager duly to observe or perform in any material respect any other covenants or agreements of the Collateral Manager set forth in this Agreement or the other Transaction Documents to which the Collateral Manager is a party (including, without limitation, any material delegation of the Collateral Manager's duties that is not permitted by Section 6.1) (other than any such covenant or agreement that is qualified by "material," "materially," "Material Adverse Effect," or a similar term or phrase, in which case, any failure by such party duly to observe or perform such covenant or agreement (as so qualified)) and the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Collateral Manager by the Administrative Agent or the Collateral Agent (at the direction of the Administrative Agent) and (ii) the date on which a Responsible Officer of the Collateral Manager acquires actual knowledge thereof;

(c)            any representation, warranty or certification made by the Collateral Manager in any of the Transaction Documents or in any certificate delivered pursuant to the Transaction Documents shall prove to have been incorrect when made, which inaccuracy has a Material Adverse Effect on the Lenders and which continues unremedied for a period of thirty (30) days after the earlier to occur of (x) the date on which written notice of such inaccuracy shall have been delivered to the Collateral Manager by the Administrative Agent or the Collateral Agent (at the direction of the Administrative Agent), and (y) the date on which a Responsible Officer of the Collateral Manager acquires knowledge thereof;

(d)            the failure of the Collateral Manager to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of United States $5,000,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such recourse debt or other obligations (unless such acceleration has been rescinded or waived or such indebtedness has been discharged);

(e)            the rendering against the Collateral Manager of one or more final judgments, decrees or orders for the payment of money in excess of United States $5,000,000, individually or in the aggregate, and the Collateral Manager shall not have either (i) had any such judgment, decree or order dismissed or discharged in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of such judgment, decree or order to be stayed during the pendency of the appeal, in each case, within thirty days of such final judgment, decree or order;

(f)            an Insolvency Event shall occur with respect to the Collateral Manager;

(g)            any Change of Control of the Collateral Manager;

(h)            the Administrative Agent reasonably determines that the Collateral Manager has undergone a change which gives rise to a Material Adverse Effect of the type described in clauses (a) or (d) of such definition;

(i)            any two of Thomas Gahan, Michael Paasche and Blair Faustich shall (i) not be an employee of the Collateral Manager or an Affiliate of the Collateral Manager which is acting on behalf of the Collateral Manager or (ii) not be actively involved in the management of the Collateral Manager or an Affiliate thereof for any continuous 60-day period, other than due to temporary absence for family leave, and such person is not replaced with other individual(s) reasonably acceptable to the Administrative Agent within 60 days;

(j)            the occurrence of a Termination Event, subject to the applicable cure periods set forth therein;

(k)            any failure by the Collateral Manager to deliver any required Collateral Management Report or other Required Reports hereunder on or before the date occurring five (5) Business Days after the date such report is required to be made or given, as the case may be, under the terms of this Agreement;

(l)            at the end of any fiscal quarter, BDCA fails to maintain an Asset Coverage Ratio greater than or equal to the minimum asset coverage ratio applicable to BDCA under the 1940 Act;

(m)          the failure by BDCA to own 100% of the membership interests in the Borrower; or

(n)           BDCA or an Affiliate thereof shall cease to be the Collateral Manager or BDCA shall assign its rights or obligations as "Collateral Manager" hereunder to any Person other than an Affiliate without the consent of each Lender and the Administrative Agent;

then notwithstanding anything herein to the contrary, the Administrative Agent, by written notice to the Collateral Manager (with a copy to the Collateral Custodian and Collateral Agent) (a "Collateral Manager Termination Notice"), may terminate all of the rights and obligations of the Collateral Manager as Collateral Manager under this Agreement and appoint a Successor Collateral Manager as provided in Section 6.12. For the avoidance of doubt, a Lender may be appointed as the Successor Collateral Manager and the appointment of any Successor Collateral Manager shall be in the sole discretion of the Administrative Agent.

Section 6.12.      Appointment of Successor Collateral Manager.

(a)            On and after the receipt by the Collateral Manager of a Collateral Manager Termination Notice pursuant to Section 6.11, the Collateral Manager shall continue to perform all servicing functions under this Agreement until the date specified in the Collateral Manager Termination Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in such Collateral Manager Termination Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Collateral Manager and the Administrative Agent and shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.7, Section 2.8 or Section 2.9, as applicable, the Collateral Management Fee therefor until such date. The Administrative Agent may at any time following delivery of a Collateral Manager Termination Notice in its sole discretion, appoint a successor collateral manager (the "Successor Collateral Manager"), and such Successor Collateral Manager shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent and each Lender. In the event that a Successor Collateral Manager has not accepted its appointment at the time when the Collateral Manager ceases to act as Collateral Manager, the Administrative Agent shall petition a court of competent jurisdiction to appoint any established financial institution or asset manager, having a net worth of not less than United States $50,000,000 and whose regular business includes the servicing of Collateral, as the Successor Collateral Manager hereunder.

(b)            Upon its appointment, the Successor Collateral Manager shall be the successor in all respects to the Collateral Manager to the Borrower with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Collateral Manager by the terms and provisions hereof, and all references in this Agreement to the Collateral Manager shall be deemed to refer to the Successor Collateral Manager; provided that the Successor Collateral Manager shall have (i) no liability with respect to any action performed by the terminated Collateral Manager prior to the date that the Successor Collateral Manager becomes the successor to the Collateral Manager or any claim of a third party based on any alleged action or inaction of the terminated Collateral Manager, (ii) no obligation to pay any taxes required to be paid by the Collateral Manager (provided that the Successor Collateral Manager shall pay any income taxes for which it is liable), (iii) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (iv) no liability or obligation with respect to any Collateral Manager indemnification obligations of any prior Collateral Manager, including the original Collateral Manager. The indemnification obligations of the Successor Collateral Manager upon becoming a Successor Collateral Manager, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances. In addition, the Successor Collateral Manager shall have no liability relating to the representations and warranties of the Collateral Manager contained in Article IV.

(c)            All authority and power granted to the Collateral Manager under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Borrower and, without limitation, the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Collateral Manager, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Collateral Manager agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of the Collateral Manager to conduct servicing of the Collateral.

(d)            Notwithstanding anything contained in this Agreement to the contrary, a Successor Collateral Manager is authorized to accept and rely on all of the accounting, records (including computer records) and work of the prior Collateral Manager relating to the Loans (collectively, the "Predecessor Collateral Manager Work Product") without any audit or other examination thereof, and such Successor Collateral Manager shall have no duty, responsibility, obligation or liability for the acts and omissions of the prior Collateral Manager. If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, "Errors") exist in any Predecessor Collateral Manager Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to the Successor Collateral Manager making or continuing any Errors (collectively, "Continued Errors"), such Successor Collateral Manager shall have no duty, responsibility, obligation or liability for such Continued Errors; provided that such Successor Collateral Manager agrees to use its best efforts to prevent further Continued Errors. In the event that the Successor Collateral Manager becomes aware of Errors or Continued Errors, it shall, with the prior consent of the Administrative Agent, use its best efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors.

ARTICLE VII.

THE COLLATERAL AGENT

Section 7.1.      Designation of the Collateral Agent.

(a)            Initial Collateral Agent. Each of the Borrower, the Lenders and the Administrative Agent hereby designate and appoint the Collateral Agent to act as its agent for the purposes of perfection of a security interest in the Collateral and hereby authorizes the Collateral Agent to take such actions on its behalf and on behalf of each of the Secured Parties and to exercise such powers and perform such duties as are expressly granted to the Collateral Agent by this Agreement. The Collateral Agent hereby accepts such agency appointment to act as Collateral Agent pursuant to the terms of this Agreement, until its resignation or removal as Collateral Agent pursuant to the terms hereof.

(b)            Successor Collateral Agent. Upon the Collateral Agent's receipt of Collateral Agent Termination Notice from the Administrative Agent of the designation of a successor collateral agent pursuant to the provisions of Section 7.5, the Collateral Agent agrees that it will terminate its activities as Collateral Agent hereunder.

(c)            Secured Party. The Administrative Agent and the Lenders hereby appoint USB, in its capacity as Collateral Agent hereunder, as their agent for the purposes of perfection of a security interest in the Collateral. USB, in its capacity as Collateral Agent hereunder, hereby accepts such appointment and agrees to perform the duties set forth in Section 7.2(b).

Section 7.2.      Duties of the Collateral Agent.

(a)            Appointment. The Borrower, the Lenders and the Administrative Agent, as agent for the Secured Parties, each hereby appoints USB to act as Collateral Agent, for the benefit of the Secured Parties, as from time to time designated pursuant to Section 7.1. The Collateral Agent hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b)            Duties. From the Closing Date, and until its removal pursuant to Section 7.5, the Collateral Agent shall perform, on behalf of the Administrative Agent and the Secured Parties, the following duties and obligations.

(i)            The Collateral Agent shall calculate amounts to be remitted pursuant to Sections 2.7, 2.8 and 2.9 to the applicable parties and notify the Collateral Manager and the Administrative Agent in the event of any discrepancy between the Collateral Agent's calculations and the Collateral Management Report (such dispute to be resolved in accordance with Section 2.18);

(ii)            The Collateral Agent shall make payments pursuant to the terms of the Collateral Management Report or as otherwise directed in accordance with Sections 2.7, 2.8 and 2.9; and

(iii)            In no instance shall the Collateral Agent be under any duty or obligation to take any action on behalf of the Collateral Manager in respect of the exercise of any voting or consent rights, or similar actions, unless it receives specific written instructions from the Collateral Manager, prior to the occurrence of a Termination Event or the Administrative Agent, after the occurrence of Termination Event, in which event the Collateral Agent shall vote, consent or take such other action in accordance with such instructions.

(c)         (i)          Each Secured Party further authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are expressly delegated to the Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Collateral Agent (acting at the direction of the Administrative Agent) as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Collateral Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Loans now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 7.2(c) shall be deemed to relieve the Borrower or the Collateral Manager of their respective obligations to protect the interest of the Collateral Agent (for the benefit of the Secured Parties) in the Collateral, including to file financing and continuation statements in respect of the Collateral in accordance with Section 5.1(f) and Section 5.3(e).

(ii)            The Administrative Agent may direct the Collateral Agent to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Collateral Agent shall not be required to take any action hereunder at the request of any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Agent, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Agent requests the consent of the Administrative Agent and the Collateral Agent does not receive a consent (either positive or negative) from the Administrative Agent within ten (10) Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(iii)            Except as expressly provided herein, the Collateral Agent shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement (x) unless and until (and to the extent) expressly so directed by the Administrative Agent or (y) prior to the Termination Date (and upon such occurrence, the Collateral Agent shall act in accordance with the written instructions of the Administrative Agent pursuant to clause (x)). The Collateral Agent shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Agent, or the Administrative Agent. The Collateral Agent shall not be deemed to have notice or knowledge of any matter hereunder, including a Termination Event, unless a Responsible Officer of the Collateral Agent has actual knowledge of such matter or written notice thereof is received by the Collateral Agent.

(d)            If, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions (or, in its sole discretion, oral instructions followed by written confirmation thereof) from the Administrative Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within two (2) Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such two (2) Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions. The Collateral Agent shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

(e)            Concurrently herewith, the Administrative Agent directs the Collateral Agent and the Collateral Agent is authorized to enter into the Pledge Agreement and Securities Account Control Agreement. For the avoidance of doubt, all of the Collateral Agent's rights, protections and immunities provided herein shall apply to the Collateral Agent for any actions taken or omitted to be taken under the Pledge Agreement and Securities Account Control Agreement in such capacity.

Section 7.3.      Merger or Consolidation.

Any Person (i) into which the Collateral Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Agent shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Agent substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Agent hereunder, shall be the successor to the Collateral Agent under this Agreement without further act on the part of any of the parties to this Agreement provided such Person is organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), and (a) has either (1) a long-term unsecured debt rating of "A" or better by S&P and "A2" or better by Moody's or (2) a short-term unsecured debt rating or certificate of deposit rating of "A-1" or better by S&P or "P-1" or better by Moody's, (b) the parent corporation which has either (1) a long-term unsecured debt rating of "A" or better by S&P and "A2" or better by Moody's or (2) a short-term unsecured debt rating or certificate of deposit rating of "A-1" or better by S&P and "P-1" or better by Moody's or (c) is otherwise acceptable to the Administrative Agent.

Section 7.4.      Collateral Agent Compensation.

As compensation for its Collateral Agent activities hereunder, the Collateral Agent shall be entitled to receive the Collateral Agent and Portfolio Administration Fee to the extent of funds available therefor pursuant to Section 2.7(1), Section 2.8(a)(1) and Section 2.9(1), as applicable. The Collateral Agent's entitlement to receive the Collateral Agent and Portfolio Administration Fee shall cease (excluding any unpaid outstanding amounts as of that date) on the earliest to occur of: (i) its removal as Collateral Agent pursuant to Section 7.5, (ii) its resignation as Collateral Agent pursuant to Section 7.7 or (iii) the termination of this Agreement.

Section 7.5.      Collateral Agent Removal.

The Collateral Agent may be removed, with or without cause, by the Administrative Agent by 30 days' notice given in writing to the Collateral Agent (the "Collateral Agent Termination Notice"); provided that, notwithstanding its receipt of a Collateral Agent Termination Notice, the Collateral Agent shall continue to act in such capacity until a successor collateral agent has been appointed and has agreed to act as Collateral Agent hereunder; provided further that the Collateral Agent shall continue to receive compensation of its fees and expenses in accordance with Section 7.4 above while so serving as the Collateral Agent prior to a successor collateral agent being appointed.

Section 7.6.      Limitation on Liability.

(a)            The Collateral Agent may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, electronic transmission, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Agent may rely conclusively on and shall be fully protected in acting upon (i) the written instructions of any designated officer of the Administrative Agent or the Collateral Manager or (ii) the verbal instructions of the Administrative Agent or the Collateral Manager.

(b)            The Collateral Agent may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c)            The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(d)            The Collateral Agent makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. The Collateral Agent shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e)            The Collateral Agent shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Agent. Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Agent shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Agent shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility.

(f)            The Collateral Agent shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g)            It is expressly agreed and acknowledged that the Collateral Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(h)            Subject in all cases to the last sentence of Section 2.18, in case any reasonable question arises as to its duties hereunder, the Collateral Agent may, prior to the occurrence of a Termination Event or the Termination Date, request instructions from the Collateral Manager and may, after the occurrence of a Termination Event or the Termination Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Collateral Manager or the Administrative Agent, as applicable. The Collateral Agent shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent. In no event shall the Collateral Agent be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)            The Collateral Agent shall not be liable for the acts or omissions of the Collateral Custodian under this Agreement and shall not be required to monitor the performance of the Collateral Custodian. Notwithstanding anything herein to the contrary, the Collateral Agent shall have no duty to perform any of the duties of the Collateral Custodian under this Agreement.

(j)            It is expressly acknowledged by the parties hereto that application and performance by the Collateral Agent of its various duties hereunder (including recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data, information and notice provided to it by the Collateral Manager, the Administrative Agent, the Borrower and/or any related bank agent, obligor or similar party, and the Collateral Agent shall have no responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate).

(k)            In no event shall the Collateral Agent be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action (including any laws, ordinances, regulations) or the like that delay, restrict or prohibit the providing of services by the Collateral Agent as contemplated by this Agreement.

(l)            The Collateral Agent may perform any and all its duties and exercise its rights and powers by or through any one or more agents or sub-agents appointed by it; provided that the Collateral Agent shall not be responsible for the actions or omissions of any agent or sub-agent appointed with due care by it hereunder.

Section 7.7.      Collateral Agent Resignation.

The Collateral Agent may resign at any time by giving not less than 90 days' (or such shorter period as the Administrative Agent may agree in writing) written notice thereof to the Administrative Agent and with the consent of the Administrative Agent, which consent shall not be unreasonably withheld. Upon receiving such notice of resignation, the Administrative Agent shall promptly appoint a successor collateral agent or collateral agents by written instrument, in duplicate, executed by the Administrative Agent, one copy of which shall be delivered to the Collateral Agent so resigning and one copy to the successor collateral agent or collateral agents, together with a copy to each of the Borrower, Collateral Manager and Collateral Custodian. If no successor collateral agent shall have been appointed and an instrument of acceptance by a successor collateral agent shall not have been delivered to the Collateral Agent within 45 days after the giving of such notice of resignation, the resigning Collateral Agent may petition any court of competent jurisdiction for the appointment of a successor collateral agent. Notwithstanding anything herein to the contrary, the Collateral Agent may not resign prior to a successor collateral agent being appointed.

ARTICLE VIII.

THE COLLATERAL CUSTODIAN

Section 8.1.      Designation of Collateral Custodian.

(a)            Initial Collateral Custodian. The role of Collateral Custodian with respect to the Required Loan Documents shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 8.1. Each of the Borrower, the Lenders and the Administrative Agent hereby designate and appoint the Collateral Custodian to act as its agent and hereby authorizes the Collateral Custodian to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Collateral Custodian by this Agreement. The Collateral Custodian hereby accepts such agency appointment to act as Collateral Custodian pursuant to the terms of this Agreement, until its resignation or removal as Collateral Custodian pursuant to the terms hereof.

(b)            Successor Collateral Custodian. Upon the Collateral Custodian's receipt of a Collateral Custodian Termination Notice from the Administrative Agent of the designation of a successor collateral custodian pursuant to the provisions of Section 8.5, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder.

Section 8.2.      Duties of Collateral Custodian.

(a)            Appointment. The Borrower, the Lenders and the Administrative Agent each hereby appoints USB to act as Collateral Custodian, for the benefit of the Secured Parties. The Collateral Custodian hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b)            Duties. From the Closing Date until its removal pursuant to Section 8.5, the Collateral Custodian shall perform, on behalf of the Secured Parties, the following duties and obligations:

(i)           The Collateral Custodian shall take and retain custody of the Required Loan Documents delivered by the Borrower pursuant to Section 3.2 hereof in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties. Within five (5) Business Days of its receipt of any Required Loan Documents and the related Loan Checklist, the Collateral Custodian shall review the Required Loan Documents to confirm that (A) the Obligor name matches the Loan Checklist, (B) such Required Loan Documents have been executed (either an original or a copy, as indicated on the Loan Checklist) by each party thereto, (C) each item listed in the Loan Checklist has been provided to the Collateral Custodian without any missing or mutilated pages, (D) the related original balance (based on a comparison to the note or assignment agreement, as applicable) is equal to the loan balance listed on the related Loan Tape (such items (A) through (D) collectively, the "Review Criteria"). In order to facilitate the foregoing review by the Collateral Custodian, in connection with each delivery of Required Loan Documents hereunder to the Collateral Custodian, the Collateral Manager shall provide to the Collateral Custodian a hard copy (which may be preceded by an electronic copy, as applicable) of the related Loan Checklist which contains the Loan information with respect to the Required Loan Documents being delivered, identification number and the name of the Obligor with respect to such Loan. Notwithstanding anything herein to the contrary, the Collateral Custodian's obligation to review the Required Loan Documents shall be limited to reviewing such Required Loan Documents based on the information provided on the Loan Checklist. If, at the conclusion of such review, (i) the Collateral Custodian is unable to confirm clauses (A) or (D) of the Review Criteria, the Collateral Custodian shall notify the Administrative Agent and the Collateral Manager of such discrepancy within one (1) Business Day, or (ii) any other Review Criteria is not satisfied, the Collateral Custodian shall within one (1) Business Day notify the Collateral Manager of such determination and provide the Collateral Manager with a list of the non-complying Loans and the applicable Review Criteria that they fail to satisfy. The Collateral Manager shall have twenty (20) Business Days after notice or knowledge thereof to correct any non-compliance with any Review Criteria. To the extent such non-compliance has not been cured within such time period, the Administrative Agent shall notify the Borrower, the Collateral Manager, the Collateral Agent and the Collateral Custodian that such Loan shall be deemed to be a Warranty Loan and shall no longer be included in the calculation of any Borrowing Base hereunder until such deficiency is cured. In addition, if requested in writing in the form of Exhibit G by the Collateral Manager and approved by the Administrative Agent within ten (10) Business Days of the Collateral Custodian's delivery of such report, the Collateral Custodian shall return any Loan which fails to satisfy a Review Criteria to the Borrower. Other than the foregoing, the Collateral Custodian shall not have any responsibility for reviewing any Required Loan Documents.

(ii)          In taking and retaining custody of the Required Loan Documents, the Collateral Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that the Collateral Custodian makes no representations as to the existence, perfection or priority of any Lien on the Required Loan Documents or the instruments therein; provided further that the Collateral Custodian's duties shall be limited to those expressly contemplated herein.

(iii)         All Required Loan Documents shall be kept in fire resistant vaults, rooms or cabinets at the locations specified in Section 5.7(c) hereof, or at such other office as shall be specified to the Administrative Agent and the Collateral Manager by the Collateral Custodian in a written notice delivered at least 30 days prior to such change. All Required Loan Documents shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. The Collateral Custodian shall segregate the Required Loan Documents on its inventory system and will not commingle the physical Required Loan Documents with any other files of the Collateral Custodian other than those, if any, relating to BDCA and its Affiliates and its Subsidiaries; provided, however, the Collateral Custodian shall segregate any commingled files upon written request of the Administrative Agent and the Borrower.

(iv)         On each Reporting Date, the Collateral Custodian shall provide a written report to the Administrative Agent and the Collateral Manager (in a form mutually agreeable to the Administrative Agent and the Collateral Custodian) identifying each Loan for which it holds Required Loan Documents and the applicable Review Criteria that any Loan fails to satisfy. The Collateral Manager shall have twenty (20) Business Days after notice or knowledge thereof to correct any non-compliance with any Review Criteria. To the extent such non-compliance has not been cured within such time period, such Loan shall be deemed to be a Warranty Loan and shall no longer be included in the calculation of any Borrowing Base hereunder until such deficiency is cured.

(v)          Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Custodian shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Custodian. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Custodian shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility.

(c)         (i)         The Collateral Custodian agrees to cooperate with the Administrative Agent, the Collateral Manager and the Collateral Agent and deliver any Required Loan Documents to the Collateral Agent, the Collateral Manager or Administrative Agent (pursuant to a written request in the form of Exhibit G), as applicable, as requested in order to take any action that the Administrative Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including any rights arising with respect to Article X. In the event the Collateral Custodian receives instructions from the Collateral Agent, the Collateral Manager or the Borrower which conflict with any instructions received by the Administrative Agent, the Collateral Custodian shall rely on and follow the instructions given by the Administrative Agent.

(ii)          The Administrative Agent may direct the Collateral Custodian to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Custodian hereunder, the Collateral Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Collateral Custodian shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Custodian, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Custodian requests the consent of the Administrative Agent and the Collateral Custodian does not receive a consent (either positive or negative) from the Administrative Agent within 10 Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(iii)         The Collateral Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Custodian, or the Administrative Agent. The Collateral Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including a Termination Event, unless a Responsible Officer of the Collateral Custodian has actual knowledge of such matter or written notice thereof is received by the Collateral Custodian.

Section 8.3.      Merger or Consolidation.

Any Person (i) into which the Collateral Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Custodian shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.

Section 8.4.      Collateral Custodian Compensation.

As compensation for its collateral custodian activities hereunder, the Collateral Custodian shall be entitled to a Collateral Agent and Portfolio Administration Fee pursuant to the provision of Section 2.7(1), Section 2.8(a)(1) or Section 2.9(1), as applicable. The Collateral Custodian's entitlement to receive the Collateral Agent and Portfolio Administration Fee shall cease (excluding any unpaid outstanding amounts as of that date) on the earlier to occur of: (i) its removal as Collateral Custodian pursuant to Section 8.5, (ii) its resignation as Collateral Custodian pursuant to Section 8.7 or (iii) the termination of this Agreement.

Section 8.5.      Collateral Custodian Removal.

The Collateral Custodian may be removed, with or without cause, by the Administrative Agent by 30 days' notice given in writing to the Collateral Custodian (the "Collateral Custodian Termination Notice"); provided that notwithstanding its receipt of a Collateral Custodian Termination Notice, the Collateral Custodian shall continue to act in such capacity until a successor collateral custodian has been appointed, has agreed to act as Collateral Custodian hereunder, and has received all Required Loan Documents held by the previous Collateral Custodian; provided further that the Collateral Custodian shall continue to receive compensation for its fees and expenses in accordance with Section 8.4 above while so serving as the Collateral Custodian prior to a successor collateral custodian being appointed.

Section 8.6.      Limitation on Liability.

(a)            The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, electronic transmission, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Custodian may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Administrative Agent or (b) the verbal instructions of the Administrative Agent.

(b)            The Collateral Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel. The Collateral Custodian may perform any and all its duties and exercise its rights and powers by or through any one or more agents or sub-agents appointed by it; provided that the Collateral Custodian shall not be responsible for the actions or omissions of any agent or sub-agent appointed with due care by it hereunder.

(c)            The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(d)            The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. The Collateral Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e)            The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian.

(f)            The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g)            It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(h)            Subject in all cases to the last sentence of Section 8.2(c)(i), in case any reasonable question arises as to its duties hereunder, the Collateral Custodian may, prior to the occurrence of a Termination Event or the Termination Date, request instructions from the Collateral Manager and may, after the occurrence of a Termination Event or the Termination Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Collateral Manager or the Administrative Agent, as applicable. The Collateral Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent. In no event shall the Collateral Custodian be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)            It is expressly acknowledged by the parties hereto that application and performance by the Collateral Custodian of its various duties hereunder (including recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data, information and notice provided to it by the Collateral Manager, the Administrative Agent, the Borrower and/or any related bank agent, obligor or similar party, and the Collateral Custodian shall have no responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate).

(j)            In no event shall the Collateral Custodian be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action (including any laws, ordinances, regulations) or the like that delay, restrict or prohibit the providing of services by the Collateral Custodian as contemplated by this Agreement.

Section 8.7.      The Collateral Custodian Resignation.

The Collateral Custodian may resign and be discharged from its duties or obligations hereunder, not earlier than (x) 90 days after delivery to the Administrative Agent of written notice of such resignation specifying a date when such resignation shall take effect or (y) the date on which all collateral has been transferred to a successor collateral custodian. Upon the effective date of such resignation, or if the Administrative Agent gives Collateral Custodian written notice of an earlier termination hereof, Collateral Custodian shall (i) be reimbursed for any reasonable costs and expenses Collateral Custodian shall incur in connection with the termination of its duties under this Agreement and (ii) deliver all of the Required Loan Documents in the possession of Collateral Custodian to the Administrative Agent or to such Person as the Administrative Agent may designate to Collateral Custodian in writing upon the receipt of a request in the form of Exhibit G; provided that the Borrower shall consent to any successor collateral custodian appointed by the Administrative Agent (such consent not to be unreasonably withheld). If no successor custodian shall have been appointed and an instrument of acceptance by a successor Custodian shall not have been delivered to the Custodian within 45 days after the giving of such notice of resignation, the resigning Custodian may petition any court of competent jurisdiction for the appointment of a successor Custodian. Notwithstanding anything herein to the contrary, the Collateral Custodian may not resign prior to a successor collateral custodian being appointed.

Section 8.8.      Release of Documents.

(a)            Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Collateral, the Collateral Custodian is hereby authorized (unless and until such authorization is revoked by the Administrative Agent), upon written receipt from the Collateral Manager of a request for release of documents and receipt in the form annexed hereto as Exhibit G, to release to the Collateral Manager within two (2) Business Days of receipt of such request, the related Required Loan Documents or the documents set forth in such request and receipt to the Collateral Manager. All documents so released to the Collateral Manager shall be held by the Collateral Manager in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties in accordance with the terms of this Agreement. The Collateral Manager shall return to the Collateral Custodian the Required Loan Documents or other such documents (i) promptly upon the request of the Administrative Agent, or (ii) when the Collateral Manager's need therefor in connection with such foreclosure or servicing no longer exists, unless the Loan shall be liquidated, in which case, the Collateral Manager shall deliver an additional request for release of documents to the Collateral Custodian and receipt certifying such liquidation from the Collateral Manager to the Collateral Custodian, all in the form annexed hereto as Exhibit G.

(b)            Limitation on Release. The foregoing provision with respect to the release to the Collateral Manager of the Required Loan Documents and documents by the Collateral Custodian upon request by the Collateral Manager shall be operative only to the extent that the Administrative Agent has consented to such release. Promptly after delivery to the Collateral Custodian of any request for release of documents, the Collateral Manager shall provide notice of the same to the Administrative Agent. Any additional Required Loan Documents or documents requested to be released by the Collateral Manager may be released only upon written authorization of the Administrative Agent (with a copy to the Collateral Custodian). The limitations of this paragraph shall not apply to the release of Required Loan Documents to the Collateral Manager pursuant to the immediately succeeding subsection.

(c)            Release for Payment. Upon receipt by the Collateral Custodian of the Collateral Manager's request for release of documents and receipt in the form annexed hereto as Exhibit G (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Collateral Custodian shall promptly release the related Required Loan Documents to the Collateral Manager.

Section 8.9.      Return of Required Loan Documents.

The Borrower may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), require that the Collateral Custodian return each Required Loan Document (a) delivered to the Collateral Custodian in error, (b) for which a Substitute Loan has been substituted in accordance with Section 2.16, (c) as to which the related Loan has been repaid in full and the lien on the Related Property has been so released pursuant to Section 9.2, (d) that has been transferred to the Borrower pursuant to Section 2.16, (e) that has been the subject of a Discretionary Sale pursuant to Section 2.17 or (f) that is required to be redelivered to the Borrower in connection with the termination of this Agreement, in each case by submitting to the Collateral Custodian and the Administrative Agent a written request in the form of Exhibit G hereto (signed by both the Borrower and the Administrative Agent) specifying the Required Loan Documents to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Collateral Custodian shall upon its receipt of each such request for return executed by the Borrower and the Administrative Agent promptly, but in any event within five (5) Business Days, return the Required Loan Documents so requested to the Borrower.

Section 8.10.      Access to Certain Documentation and Information Regarding the Collateral; Audits.

The Collateral Custodian shall provide to the Administrative Agent access to the Required Loan Documents and all other documentation regarding the Collateral including in such cases where the Administrative Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two (2) Business Days prior written request, (ii) during normal business hours and (iii) subject to the Collateral Manager's and Collateral Custodian's normal security and confidentiality procedures. Prior to the Closing Date and periodically thereafter at the discretion of the Administrative Agent, the Administrative Agent and each Lender may review the Collateral Manager's collection and administration of the Collateral in order to assess compliance by the Collateral Manager with the Collateral Management Standard, as well as with this Agreement and may conduct an audit of the Collateral, and Required Loan Documents in conjunction with such a review (which audit (x) shall be coordinated by the Administrative Agent and (y) may take the form of a bank meeting). Without limiting the foregoing provisions of this Section 8.10, from time to time on request of the Administrative Agent, the Collateral Custodian shall permit certified public accountants or other independent auditors acceptable to the Administrative Agent to conduct, at the Borrower's expense, a review of the Required Loan Documents and all other documentation regarding the Collateral.

Section 8.11.      Agency.

The Collateral Custodian agrees that, with respect to any Required Loan Documents at any time or times in its possession or held in its name, the Collateral Custodian shall be the agent of the Collateral Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Collateral Agent's security interest in the Collateral and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC (subject to Permitted Liens).

ARTICLE IX.

SECURITY INTEREST

Section 9.1.      Grant of Security Interest.

(a)            The parties to this Agreement intend that this Agreement constitute a security agreement and the transactions effected hereby constitute secured loans by the applicable Lenders to the Borrower under Applicable Law. For such purpose, the Borrower hereby Grants as of the Closing Date to the Collateral Agent, for the benefit of the Secured Parties, a lien and continuing security interest in all of the Borrower's right, title and interest in, to and under (but none of the obligations under) all Collateral, whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located, to secure the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Aggregate Unpaids arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Aggregate Unpaids. The Grant of a security interest under this Section 9.1 does not constitute and is not intended to result in a creation or an assumption by any of the Secured Parties of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (i) the Borrower shall remain liable under the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Collateral Agent, on behalf of the Secured Parties, of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Collateral, and (iii) none of Secured Parties shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(b)            Notwithstanding anything to the contrary, each party to this Agreement hereby agrees to treat each Advance as indebtedness for purposes of United States federal and state income tax or state franchise tax to the extent permitted by Applicable Law and shall file its tax returns or reports in a manner consistent with such treatment.

Section 9.2.      Release of Lien on Collateral.

At the same time as (i) any Collateral expires by its terms and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (ii) such Loan is transferred or replaced in accordance with Section 2.16, (iii) such Loan has been the subject of a Discretionary Sale pursuant to Section 2.17 or (iv) this Agreement terminates in accordance with Section 13.6, the Collateral Agent, on behalf of the Secured Parties will, to the extent requested by the Collateral Manager, release its interest in such Collateral. In connection with any sale of such Collateral, the Collateral Agent, on behalf of the Secured Parties, will after the deposit by the Collateral Manager of the Proceeds of such sale into the Collection Account, at the sole expense of the Collateral Manager (subject to reimbursement as provided in Sections 2.7 and 2.9), execute and deliver to the Collateral Manager any assignments, bills of sale, termination statements and any other releases and instruments as the Collateral Manager may reasonably request in order to effect the release and transfer of such Collateral; provided that, the Collateral Agent, on behalf of the Secured Parties, will make no representation or warranty, express or implied, with respect to any such Collateral in connection with such sale or transfer and assignment.

Section 9.3.      Further Assurances.

The provisions of Section 13.12 shall apply to the security interest granted under Section 9.1 as well as to the Advances hereunder.

Section 9.4.      Remedies.

Subject to the provisions of Section 10.2, upon the occurrence and continuance of a Termination Event, the Collateral Agent and Secured Parties shall have, with respect to the Collateral granted pursuant to Section 9.1, and in addition to all other rights and remedies available to the Collateral Agent and Secured Parties under this Agreement or other Applicable Law, all rights and remedies of a secured party upon default under the UCC.

Section 9.5.      Waiver of Certain Laws.

Each of the Borrower and the Collateral Manager agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Collateral Manager, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Collateral Agent or the Administrative Agent on its behalf or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Collateral Agent or such court may determine.

Section 9.6.      Power of Attorney.

Each of the Borrower and the Collateral Manager hereby irrevocably appoints each of the Collateral Agent and the Administrative Agent as its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense (subject to reimbursement of the Collateral Manager as provided in Sections 2.7 and 2.9), in connection with the enforcement of the rights and remedies provided for (and subject to the terms and conditions set forth) in this Agreement following the occurrence and continuance of a Termination Event or the occurrence and continuation of an Unmatured Termination Event, including without limitation the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower and the Collateral Manager hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Collateral Agent, the Administrative Agent or a Lender, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Collateral Agent, the Administrative Agent or such Lender all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

ARTICLE X.

TERMINATION EVENTS

Section 10.1.      Termination Events.

The following events shall be Termination Events ("Termination Events") hereunder:

(a)            the failure of the Borrower or the Originator to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of United States $500,000 for the Borrower and $5,000,000 for the Originator, and any such failure continues unremedied for two Business Days or such default is not cured within the applicable cure period, if any, provided for under such agreement; or

(b)            any failure on the part of the Borrower or the Originator duly to observe or perform in any material respect any other covenants or agreements of the Borrower or the Originator set forth in this Agreement or the other Transaction Documents to which the Borrower is a party (other than any such covenant or agreement that is qualified by "material," "materially," "Material Adverse Effect," or a similar term or phrase, in which case, any failure by such party to observe or perform such covenant or agreement (as so qualified)) and the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower by the Administrative Agent and (ii) the date on which the Borrower acquires knowledge thereof; or

(c)            any representation or warranty made by the Borrower or the Originator to the Lenders in connection herewith proves to have been incorrect in any material respect (other than any such representation or warranty that is qualified by "material," "materially," "Material Adverse Effect," or a similar term or phrase, in which case, such representation or warranty proves to be incorrect (as so qualified)) and the Borrower or Originator, as applicable, fails to adequately remedy such deficiency (if such deficiency can be remedied) for a period of thirty (30) days after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or Originator, as applicable, by the Administrative Agent and (ii) the date on which the Borrower or Originator, as applicable, acquires knowledge thereof; or

(d)            the occurrence of an Insolvency Event relating to the Borrower or the Originator; or

(e)            the occurrence of a Collateral Manager Default (other than any Collateral Manager Default identified in clause (h) thereof) past any applicable notice or cure period provided in the definition thereof, or (1) the Collateral Manager fails to deliver any Required Report (excluding any report delivered on each Monthly Reporting Date detailed in (2) below) and the same continues unremedied for a period of thirty days or (2) the Collateral Manager fails to deliver any report on a Monthly Reporting Date and the same continues unremedied for a period of five Business Days, in each case, after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or the Collateral Manager by the Administrative Agent or Collateral Agent and (ii) the date on which the Borrower or the Collateral Manager acquires knowledge thereof; or

(f)            (1) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $500,000 against the Borrower or $5,000,000 against the Originator, and the Borrower or the Originator, as applicable, shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of such judgment, decree or order to be stayed during the pendency of the appeal, in each case, within thirty days of such final judgment, decree or order or (2) the Borrower shall have made payments of amounts in excess of $500,000, in the settlement of any litigation, claim or dispute (excluding payments made from insurance proceeds); or

(g)            the Borrower shall fail to qualify as a bankruptcy-remote entity based upon the criteria set forth in Section 4.1(v), such that no reputable counsel of national standing could render a substantive nonconsolidation opinion with respect thereto; or

(h)         (1)        any Transaction Document, or any Lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower or the Collateral Manager,

(2)          the Borrower, the Collateral Manager or any other party shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any lien or security interest thereunder, or

(3)          any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a first priority perfected security interest (subject to Permitted Liens) except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document; or

(i)            a Borrowing Base Deficiency occurs and continues unremedied for three (3) Business Days from the earlier of (x) the date of the Borrower's actual knowledge of the occurrence of such Borrowing Base Deficiency and (y) the date of notice given by the Administrative Agent to the Borrower or such longer period of time as contemplated by Section 2.20(a); provided that during the period of time that such event remains unremedied, (i) no additional Advance will be made under this Agreement and (ii) any payments required to be made by the Collateral Manager on a Payment Date shall be made under Section 2.9; or

(j)            failure on the part of the Borrower to make any payment or deposit (including, without limitation, with respect to bifurcation and remittance of Interest Collections and Principal Collections or any other payment or deposit required to be made by the terms of the Transaction Documents, including, without limitation, to any Secured Party, Affected Party or Indemnified Party) required by the terms of any Transaction Document (other than Section 2.3) within three (3) Business Days of the day such payment or deposit is required to be made; or

(k)            the Borrower shall become required to register as an "investment company" within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration as an "investment company" within the meaning of the 1940 Act; or

(l)            the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower and such lien shall not have been released within ten (10) Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower and such lien shall not have been released within ten (10) Business Days; or

(m)            failure to pay, on the Termination Date, the outstanding principal of all outstanding Advances, if any, and all Interest and all fees accrued and unpaid thereon together with all other Aggregate Unpaids, including, but not limited to, any Prepayment Penalty; or

(n)            without limiting the generality of Section 10.1(j) above, failure of the Borrower to pay Interest within three (3) Business Days of any Payment Date or within three (3) Business Days of when otherwise due; or

(o)            the Borrower ceases to have a valid, perfected ownership interest in all of the Collateral; or

(p)            the Borrower makes any assignment or attempted assignment of their respective rights or obligations under this Agreement or any other Transaction Document without first obtaining the specific written consent of the Administrative Agent, which consent may be withheld by the Administrative Agent in the exercise of its sole and absolute discretion; or

(q)            the Originator fails to maintain a minimum of $50,000,000 of Unencumbered Liquidity as of the last day of any fiscal quarter, or

(r)             the Borrower fails to be 100% owned by the Originator.

Section 10.2.      Remedies.

(a)            Upon the occurrence and continuance of a Termination Event, (i) the Administrative Agent may, or (ii) the Administrative Agent, upon the direction of all of the Lenders, shall by notice to the Borrower, declare the Termination Date to have occurred; provided that, in the case of any event described in Section 10.1(e) or 10.1(f) (in the case of Section 10.1(f) due to the occurrence of an event described in Section 6.11(d)) above, the Termination Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or automatic occurrence, (i) the Borrower shall cease purchasing Loans from any third party seller other than pursuant to binding commitments entered into prior to such time (provided that (x) the Lenders shall have no obligation to advance any amounts hereunder in connection with the acquisition of such Loan and the Borrower shall not apply any amounts on deposit in the Principal Collections Account to the acquisition of such Loan and (y) the Borrower shall not acquire such Loan if such action would worsen an existing Termination Event or cause the occurrence of a Termination Event), (ii) the Administrative Agent or all of the Lenders may declare the Advances to be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower) and any other Aggregate Unpaids to be immediately due and payable, and (iii) all proceeds and distributions in respect of the Related Security shall be distributed by the Collateral Agent (at the direction of the Administrative Agent) as described in Section 2.9 (provided that the Borrower shall in any event remain liable to pay such Advances and all such amounts and Aggregate Unpaids immediately in accordance with Section 2.9). In addition, upon any such declaration or upon any such automatic occurrence, the Collateral Agent, on behalf of the Secured Parties and at the direction of the Administrative Agent, shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other Applicable Law, which rights shall be cumulative. Without limiting any obligation of the Collateral Manager hereunder, the Borrower confirms and agrees that the Collateral Agent, on behalf of the Secured Parties and at the direction of the Administrative Agent, (or any designee thereof, including, without limitation, the Collateral Manager), following a Termination Event, shall, at its option, have the sole right to enforce the Borrower's rights and remedies under each Assigned Document, but without any obligation on the part of the Administrative Agent, the Lenders or any of their respective Affiliates to perform any of the obligations of the Borrower under any such Assigned Document.

(b)            Upon the declaration or occurrence of the Termination Date, the Reinvestment Period shall end and the Default Period shall commence. If, (i) upon the Administrative Agent's or the Lenders' declaration that the Advances made to the Borrower hereunder are immediately due and payable pursuant to this Section 10.2 upon the occurrence of a Termination Event, or (ii) on the Termination Date, the aggregate outstanding principal amount of the Advances, all accrued and unpaid fees and Interest and any other Aggregate Unpaids are not immediately paid in full, then the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent, in addition to all other rights specified hereunder, shall have the right, in its own name and as agent for the Lenders, to immediately sell (at the Collateral Manager's expense but subject to reimbursement as provided in Sections 2.7 and 2.9) in a commercially reasonable manner, in a recognized market (if one exists) at such price or prices as the Administrative Agent may reasonably deem satisfactory, any or all of the Collateral and apply the proceeds thereof to the Aggregate Unpaids; provided that the Borrower, or its Affiliates, may exercise its right of first refusal to repurchase the Collateral, in whole but not in part, prior to such sale at a purchase price that is not less than the amount of the Aggregate Unpaids, which right of first refusal shall terminate not later than 5:00 p.m. on the tenth Business Day following the Termination Date.

(c)            The parties recognize that it may not be possible to sell all of the Collateral on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for the assets constituting the Collateral may not be liquid. Accordingly, the Administrative Agent may elect, in its sole discretion, the time and manner of liquidating any of the Collateral, and nothing contained herein shall obligate the Administrative Agent or the Collateral Agent (acting as directed by the Administrative Agent) to liquidate any of the Collateral on the date the Administrative Agent or all of the Lenders declare the Advances made to the Borrower hereunder to be immediately due and payable pursuant to this Section 10.2 or to liquidate all of the Collateral in the same manner or on the same Business Day.

(d)            If the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent proposes to sell the Collateral or any part thereof in one or more parcels at a public or private sale, at the request of the Collateral Agent or the Administrative Agent, as applicable, the Borrower and the Collateral Manager shall make available to (i) the Administrative Agent, on a timely basis, all information (including any information that the Borrower and the Collateral Manager is required by law or contract to be kept confidential, subject to compliance with the applicable law or contractual provision) relating to the Collateral subject to sale, including, without limitation, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials requested by the Administrative Agent, and (ii) each prospective bidder, on a timely basis, all reasonable information relating to the Collateral subject to sale, including, without limitation, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant compliance certificates and any other materials reasonably requested by each such bidder.

(e)            Any amounts received from any sale or liquidation of the Collateral pursuant to this Section 10.2 in excess of the Aggregate Unpaids will be applied by the Collateral Agent (as directed by the Administrative Agent) in accordance with the provisions of Section 2.9, or as a court of competent jurisdiction may otherwise direct.

(f)            Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Termination Event.

(g)            Notwithstanding the foregoing provisions of this Section 10.2, the Collateral Agent and the Administrative Agent agree not to deliver a notice of exclusive control under any securities account or deposit account control agreement unless a Termination Event has occurred and is continuing.

ARTICLE XI.

INDEMNIFICATION

Section 11.1.      Indemnities by the Borrower.

(a)            Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Secured Parties, the Affected Parties and each of their respective Affiliates, assigns and officers, directors, employees and agents thereof (collectively, the "Indemnified Parties"), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys' fees and disbursements (all of the foregoing being collectively referred to as the "Indemnified Amounts") awarded against or incurred by such Indemnified Party and other non-monetary damages of any such Indemnified Party or any of them arising out of or as a result of this Agreement or having an interest in the Collateral or in respect of any Loan included in the Collateral, excluding, however, any Indemnified Amounts to the extent resulting solely from (x) gross negligence or willful misconduct on the part of any Indemnified Party or (y) in respect of Taxes (other than any Taxes that represent damages, losses, claims, liabilities and related costs and expenses arising from any non-Tax claim and other than those described in clause (xiii) of this Section 11.1(a)). Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts (except to the extent resulting from the conditions set forth in clauses (x) or (y) above) relating to or resulting from:

(i)            any Loan treated as or represented by the Borrower to be an Eligible Loan which is not at the applicable time an Eligible Loan, or the purchase by any party of any Loan which violates Applicable Law;

(ii)            any representation or warranty made or deemed made by the Borrower, the Collateral Manager or any of their respective officers under or in connection with this Agreement or any other Transaction Document, which shall have been false or incorrect in any respect when made or deemed made or delivered;

(iii)            the failure by the Borrower or the Collateral Manager to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law, with respect to any Collateral or the nonconformity of any Collateral with any such Applicable Law;

(iv)            the failure to vest and maintain vested in the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral, together with all Collections, free and clear of any Lien (other than Permitted Liens) whether existing at the time of any Advance at any time thereafter;

(v)            the failure to maintain, as of the close of business on each Business Day prior to the earlier to occur of the Reinvestment Period End Date or the Termination Date, an amount of Advances Outstanding that is less than or equal to the Borrowing Base on such Business Day;

(vi)            the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Collateral, whether at the time of any Advance or at any subsequent time;

(vii)          any dispute, claim, offset or defense (other than the discharge in bankruptcy of an Obligor) of an Obligor to the payment with respect to any Collateral (including, without limitation, a defense based on any Loan (or the Underlying Instruments evidencing such Loan) not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Collateral or the furnishing or failure to furnish such merchandise or services;

(viii)         any failure of the Borrower or the Collateral Manager to perform its duties or obligations in accordance with the provisions of this Agreement or any of the other Transaction Documents to which it is a party or any failure by the Borrower or any Affiliate thereof to perform its respective duties under any Collateral;

(ix)           any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Borrower to qualify to do business or file any notice or business activity report or any similar report;

(x)            any action taken by the Borrower or the Collateral Manager in the enforcement or collection of any Collateral;

(xi)           any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with the Related Property or services that are the subject of any Collateral;

(xii)          any claim, suit or action of any kind arising out of or in connection with Environmental Laws including any vicarious liability;

(xiii)         the failure by the Borrower to pay when due any Taxes for which the Borrower is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Collateral;

(xiv)         any repayment by a Secured Party of any amount previously distributed in reduction of Advances Outstanding or payment of Interest or any other amount due hereunder, in each case which amount a Secured Party believes in good faith is required to be repaid;

(xv)          except with respect to funds held in the Collection Account, the commingling of Collections on the Collateral at any time with other funds;

(xvi)         any investigation, litigation or proceeding related to this Agreement or the other Transaction Documents or the use of proceeds of Advances or the security interest in the Collateral or the administration of the Loans by the Borrower or the Collateral Manager;

(xvii)        any failure by the Borrower to give reasonably equivalent value, at the direction of the Collateral Manager, to the applicable third party transferor in consideration for the transfer by such transferor to the Borrower of any item of Collateral, or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

(xviii)       the use of the proceeds of any Advance in a manner other than as provided in this Agreement and the Transaction Documents;

(xix)          the failure of the Borrower, the Collateral Manager or any of their respective agents or representatives to remit to the Collection Account within two (2) Business Days of receipt Collections on the Collateral remitted to the Borrower, the Collateral Manager or any such agent or representative, as provided in this Agreement; or

(xx)          any shortfall in the amount of any payment (after conversion of such payment into Dollars by the Administrative Agent at the exchange rate) due under or in connection with this Agreement or any Transaction Document as a result of such payment being made in a currency other than in Dollars.

(b)            Any amounts subject to the indemnification provisions of this Section 11.1 shall be paid by the Borrower to the Administrative Agent on behalf of the applicable Indemnified Party on the next Payment Date and each succeeding Payment Date until paid in full following receipt by the Borrower of the Administrative Agent's written demand therefor on behalf of the applicable Indemnified Party (and the Administrative Agent shall pay such amounts to the applicable Indemnified Party promptly after the receipt by the Administrative Agent of such amounts). The Administrative Agent, on behalf of any Indemnified Party making a request for indemnification under this Section 11.1, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.

(c)            If for any reason the indemnification provided above in this Section 11.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations; provided that the Borrower shall not be required to contribute in respect of any Indemnified Amounts excluded in Section 11.1(a).

(d)            If the Borrower has made any indemnity payments to the Administrative Agent, on behalf of an Indemnified Party, pursuant to this Section 11.1 and such payment fully indemnified such Indemnified Party and such Indemnified Party thereafter collects any payments from others in respect of such Indemnified Amounts, then such Indemnified Party will repay to the Borrower an amount equal to the amount it has collected from others in respect of such Indemnified Amounts.

(e)            The obligations of the Borrower under this Section 11.1 shall survive the resignation or removal of the Administrative Agent, the Lenders, the Collateral Manager, the Collateral Agent or the Collateral Custodian and the termination of this Agreement.

Section 11.2.      Indemnities by the Collateral Manager.

(a)            Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Collateral Manager hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any such Indemnified Party by reason of any acts or omissions of the Collateral Manager in connection with its obligations or duties under this Agreement, including, but not limited to, the following excluding however, Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of any Indemnified Party hereunder:

(i)            the inclusion, in any computations made by it in connection with any Borrowing Base Certificate or other report prepared by it hereunder, of any Loans which were not Eligible Loans as of the date of any such computation;

(ii)            any representation or warranty made by the Collateral Manager under or in connection with any Transaction Document, any Collateral Management Report, Collateral Manager's Certificate or any other information or report delivered by or on behalf of the Collateral Manager pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made (other than any such representation or warranty that is qualified by "material," "materially," "Material Adverse Effect," or a similar term or phrase, in which case, such representation or warranty shall have been false, incorrect or misleading (as so qualified));

(iii)            the failure by the Collateral Manager to comply with any Applicable Law;

(iv)            the failure of the Collateral Manager to comply with its duties or obligations in accordance with the Agreement or any other agreement executed in connection with this Agreement;

(v)             any litigation, proceedings or investigation against the Collateral Manager in connection with any Transaction Document or its role as Collateral Manager hereunder that gives rise to an Indemnified Amount;

(vi)            any action or inaction by the Collateral Manager that causes the Collateral Agent, for the benefit of the Secured Parties, not to have a first priority perfected security interest in the Collateral, free and clear of any Lien other than Permitted Liens, whether existing at the time of the related Advance or any time thereafter;

(vii)           the commingling by the Collateral Manager of payments and collections required to be remitted to the Collection Account with other funds;

(viii)          any failure of the Collateral Manager or any of its agents or representatives (including, without limitation, agents, representatives and employees of such Collateral Manager acting pursuant to authority granted under Section 6.1 hereof) to remit to Collection Account, payments and collections with respect to Loans remitted to the Collateral Manager or any such agent or representative within two (2) Business Days of receipt;

(ix)            failure or delay in assisting a successor Collateral Manager in assuming each and all of the Collateral Manager's obligations to service and administer the Collateral, or failure or delay in complying with instructions from the Administrative Agent with respect thereto; and/or

(x)            any of the events or facts giving rise to a material breach of any of the Collateral Manager's representations, warranties, agreements and/or covenants set forth in Article IV, Article V or Article VI or this Agreement.

(b)            Any amounts subject to the indemnification provisions of this Section 11.2 shall be paid by the Collateral Manager to the Administrative Agent on behalf of the applicable Indemnified Party on the next Payment Date and each succeeding Payment Date until paid in full following receipt by the Collateral Manager of the Administrative Agent's written demand therefor on behalf of the applicable Indemnified Party (and the Administrative Agent shall pay such amounts to the applicable Indemnified Party promptly after the receipt by the Administrative Agent of such amounts). The Administrative Agent, on behalf of any Indemnified Party making a request for indemnification under this Section 11.2, shall submit to the Collateral Manager a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.

(c)            If for any reason the indemnification provided above in this Section 11.2 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Collateral Manager shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Collateral Manager on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations; provided that the Collateral Manager shall not be required to contribute in respect of any Indemnified Amounts excluded in Section 11.2(a).

(d)            If the Collateral Manager has made any indemnity payments to the Administrative Agent, on behalf of an Indemnified Party, pursuant to this Section 11.2 and such payment fully indemnified such Indemnified Party and such Indemnified Party thereafter collects any payments from others in respect of such Indemnified Amounts, then such Indemnified Party will repay to the Collateral Manager an amount equal to the amount it has collected from others in respect of such Indemnified Amounts.

(e)            The Collateral Manager shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible or uncollected Loans.

(f)            The obligations of the Collateral Manager under this Section 11.2 shall survive the resignation or removal of the Administrative Agent, the Lenders, the Collateral Agent or the Collateral Custodian and the termination of this Agreement.

(g)            Any indemnification pursuant to this Section 11.2 shall not be payable from the Collateral.

(h)            The provisions of this indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof.

Each applicable Indemnified Party shall deliver to the Indemnifying Party under Section 11.1 and Section 11.2, within a reasonable time after such Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to the claim giving rise to the Indemnified Amounts.

Section 11.3.      Legal Proceedings.

In the event an Indemnified Party becomes involved in any action, claim, or legal, governmental or administrative proceeding (an "Action") for which it seeks indemnification hereunder, the Indemnified Party shall promptly notify the other party or parties against whom it seeks indemnification (the "Indemnifying Party") in writing of the nature and particulars of the Action; provided that its failure to do so shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure would materially prejudice the legal position of the Indemnifying Party. Upon written notice to the Indemnified Party acknowledging in writing that the indemnification provided hereunder applies to the Indemnified Party in connection with the Action (subject to the exclusion in the first sentence of Section 11.1, the first sentence of Section 11.2 or Section 11.2(d), as applicable), the Indemnifying Party may assume the defense of the Action at its expense with counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right to retain separate counsel in connection with the Action, and the Indemnifying Party shall not be liable for the legal fees and expenses of the Indemnified Party after the Indemnifying Party has done so; provided that if the Indemnified Party determines in good faith that there may be a conflict between the positions of the Indemnified Party and the Indemnifying Party in connection with the Action, or that the Indemnifying Party is not conducting the defense of the Action in a manner reasonably protective of the interests of the Indemnified Party, the reasonable legal fees and expenses of the Indemnified Party shall be paid by the Indemnifying Party; provided further that the Indemnifying Party shall not, in connection with any one Action or separate but substantially similar or related Actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees or expenses of more than one separate firm of attorneys (and any required local counsel) for such Indemnified Party, which firm (and local counsel, if any) shall be designated in writing to the Indemnifying Party by the Indemnified Party. If the Indemnifying Party elects to assume the defense of the Action, it shall have full control over the conduct of such defense; provided that the Indemnifying Party and its counsel shall, as reasonably requested by the Indemnified Party or its counsel, consult with and keep them informed with respect to the conduct of such defense. The Indemnifying Party shall not settle an Action without the prior written approval of the Indemnified Party unless such settlement provides for the full and unconditional release of the Indemnified Party from all liability in connection with the Action. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with the defense of the Action.

Section 11.4.      After-Tax Basis.

Indemnification under Section 11.1 and Section 11.2 shall be in an amount necessary to make the Indemnified Party whole after taking into account any Tax consequences to the Indemnified Party of the receipt of the indemnity payment provided hereunder, including the effect of such Tax or refund on the amount of Tax measured by net income or profits that is or was payable by the Indemnified Party.

ARTICLE XII.

THE ADMINISTRATIVE AGENT

Section 12.1.      The Administrative Agent.

(a)            Appointment. Each Secured Party hereby appoints and authorizes the Administrative Agent as its agent and hereby further authorizes the Administrative Agent to appoint additional agents to act on its behalf and for the benefit of each Secured Party. Each Secured Party further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality, of the foregoing, each Secured Party hereby appoints the Administrative Agent as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent may deem necessary or appropriate or that a Secured Party may reasonably request in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Collateral Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Collateral now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)            Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

(c)            Administrative Agent's Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. Each Secured Party hereby waives any and all claims against the Administrative Agent or any of its Affiliates for any action taken or omitted to be taken by the Administrative Agent or any of its Affiliates under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Collateral Manager), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made by any other Person in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Borrower or the Collateral Manager or to inspect the property (including the books and records) of the Borrower or the Collateral Manager; (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

(d)            Actions by Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Lenders; provided that, notwithstanding anything to the contrary herein, the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise. In the event the Administrative Agent requests the consent of a Lender pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within ten Business Days of such Person's receipt of such request, then such Lender shall be deemed to have declined to consent to the relevant action.

(e)            Notice of Termination Event, Unmatured Termination Event or Collateral Manager Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Termination Event, Unmatured Termination Event or Collateral Manager Default, unless the Administrative Agent has received written notice from a Lender, the Borrower or the Collateral Manager referring to this Agreement, describing such Termination Event, Unmatured Termination Event or Collateral Manager Default and stating that such notice is a "Notice of Termination Event," "Notice of Unmatured Termination Event" or "Notice of Collateral Manager Default," as applicable. The Administrative Agent shall (subject to Section 12.1(c)) take such action with respect to such Termination Event, Unmatured Termination Event or Collateral Manager Default as may be requested by the Lenders acting jointly or as the Administrative Agent shall deem advisable or in the best interest of the Lenders.

(f)            Credit Decision with Respect to the Administrative Agent. Each Secured Party acknowledges that none of the Administrative Agent or any of its Affiliates has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower, the Collateral Manager or any of their respective Affiliates or review or approval of any of the Collateral, shall be deemed to constitute any representation or warranty by any of the Administrative Agent or its Affiliates to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Secured Party acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent's Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party. Each Secured Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent's Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party. Each Secured Party hereby agrees that the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower, the Collateral Manager or their respective Affiliates which may come into the possession of the Administrative Agent or any of its Affiliates.

(g)            Indemnification of the Administrative Agent. Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or the Collateral Manager), ratably in accordance with its Pro Rata Share from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Administrative Agent hereunder or thereunder; provided that, the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct provided further that no action taken in accordance with the directions of the Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Article XII. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent, ratably in accordance with its Pro Rata Share promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Lenders hereunder and/or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or the Collateral Manager.

(h)            Successor Administrative Agent. The Administrative Agent may resign at any time, effective upon the appointment and acceptance of a successor Administrative Agent as provided below, by giving at least thirty (30) days' written notice thereof to each Lender and the Borrower. Upon any such resignation, the Required Lenders shall appoint a successor Administrative Agent. Each Lender agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent's giving of notice of resignation or the removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent which successor Administrative Agent shall be either (i) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or (ii) an Affiliate of such a bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(i)            Payments by the Administrative Agent. Unless specifically allocated to a specific Lender pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of the Lenders shall be paid by the Administrative Agent to the Lenders in accordance with their related Lender's respective Pro Rata Shares in the applicable Advances Outstanding, or if there are no Advances Outstanding in accordance with their related Lender's most recent Commitments, on the Business Day received by the Administrative Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Lender on such Business Day, but, in any event, shall pay such amounts to such Lender not later than the following Business Day.

ARTICLE XIII.

MISCELLANEOUS

Section 13.1.      Amendments and Waivers.

(a)            (i) No amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Collateral Manager, the Required Lenders, the Administrative Agent and, solely if such amendment or modification would adversely affect the rights and obligations of the Collateral Agent or the Collateral Custodian, the written agreement of the Collateral Agent or the Collateral Custodian, as applicable, and (ii) no termination or waiver of any provision of this Agreement or consent to any departure therefrom by the Borrower or the Collateral Manager shall be effective without the written concurrence of the Administrative Agent and the Required Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)            Notwithstanding the provisions of Section 13.1(a), the written consent of all of the Lenders shall be required for any amendment, modification or waiver (i) reducing any outstanding Advances, or the Interest thereon, (ii) postponing any date for any payment of any Advance, or the Interest thereon, (iii) modifying the provisions of this Section 13.1 or (iv) extending the Facility Maturity Date or the Reinvestment Period End Date.

(c)            Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBOR Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has delivered such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the LIBOR Rate with a Benchmark Replacement pursuant to this Section 13.1 will occur prior to the applicable Benchmark Transition Start Date.

In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 13.1 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 12.1.

During any Benchmark Unavailability Period, all Advances shall bear interest at the applicable Facility Margin Rate plus the lower of (i) the Prime Rate and (ii) the Federal Funds Rate.

Section 13.2.      Notices, Etc.

(a)            All notices, reports and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by e-mail and facsimile copy) and mailed, e-mailed, faxed, transmitted or delivered, as to each party hereto, at its address set forth on Annex A to this Agreement or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, five days after being deposited in the United States mail, first class postage prepaid, (b) notice by e-mail, when verbal or electronic communication of receipt is obtained, or (c) notice by facsimile copy, when verbal communication of receipt is obtained.

(b)            The Administrative Agent and the Collateral Agent, respectively, shall forward copies of each notice it receives in connection with this Agreement to each Lender at its address set forth on Annex A to this Agreement or at such other address as shall be designated by such party in a written notice to the Administrative Agent and the Collateral Agent.

Section 13.3.      Ratable Payments.

If any Secured Party, whether by setoff or otherwise, has payment (whether voluntary, involuntary, through the exercise of any right or setoff, or otherwise) made to it with respect to any portion of the Aggregate Unpaids owing to such Secured Party (other than payments received pursuant to Section 11.1) in a greater proportion than that received by any other Secured Party, such Secured Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of the Aggregate Unpaids held by the other Secured Parties so that after such purchase each Secured Party will hold its ratable proportion of the Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Secured Party, such purchase shall be rescinded and such Secured Party shall repay to the purchasing Secured Party the purchase price to the extent of such recovery together with an amount equal to such Secured Party's ratable share (according to the proportion of (i) the amount of such Secured Party's required repayment to (ii) the total amount so recovered from the purchasing Secured Party) of any interest or other amount paid or payable by the purchasing Secured Party in respect of the total amount so recovered.

Section 13.4.      No Waiver; Remedies.

No failure on the part of a Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 13.5.      Binding Effect; Benefit of Agreement.

This Agreement shall be binding upon and inure to the benefit of the Borrower, the Collateral Manager, the Secured Parties and their respective successors and permitted assigns. Each Affected Party and each Indemnified Party shall be an express third party beneficiary of this Agreement.

Section 13.6.      Term of this Agreement.

This Agreement, including, without limitation, the Borrower's representations and covenants set forth in Articles IV and V, and the Collateral Manager's representations, covenants and duties set forth in Articles VI, V and VI, create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Collection Date; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower or the Collateral Manager pursuant to Articles IV and V the indemnification and payment provisions of Article XI and the provisions of Section 13.9, Section 13.10, Section 13.11 and Section 13.13 shall be continuing and shall survive any termination of this Agreement.

Section 13.7.      Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue, Service of Process.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Each of the Borrower and the Collateral Manager agrees that service of process may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to the Borrower or the Collateral Manager, as applicable, at its address specified in Annex A to this Agreement or at such other address as the Administrative Agent shall have been notified in accordance herewith. Nothing in this Section 13.7 shall affect the right of the Lenders or the Administrative Agent to serve legal process in any other manner permitted by law.

Section 13.8.      Waiver of Jury Trial.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 13.9.      Costs and Expenses.

(a)            In addition to the rights of indemnification granted to the Indemnified Parties under Article XI hereof, the Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent (on behalf of the Lenders), the Collateral Agent and the Collateral Custodian incurred in connection with the preparation, execution, delivery, administration (including periodic auditing), syndication, renewal, amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the fees and reasonable out-of-pocket expenses of counsel for the Administrative Agent (on behalf of the Lenders), the Collateral Agent and the Collateral Custodian with respect thereto and with respect to advising the Administrative Agent (on behalf of the Lenders), the Collateral Agent and the Collateral Custodian as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all reasonable out-of-pocket costs and expenses, if any (including counsel fees and expenses), incurred by the Administrative Agent (on behalf of the Lenders), the Collateral Agent or the Collateral Custodian in connection with the enforcement or potential enforcement of this Agreement or any Transaction Document by such Person and the other documents to be delivered hereunder or in connection herewith.

(b)            Without duplication of other amounts payable by the Borrower under Section 2.15, the Borrower shall pay on demand any and all stamp, court or documentary, recording, filing and other similar taxes and fees payable or determined to be payable to any Governmental Authority in connection with the execution, delivery, filing and recording of this Agreement, the other Transaction Documents or any agreement or other document providing liquidity support, credit enhancement or other similar support to the Lenders in connection with this Agreement or the funding or maintenance of Advances hereunder, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, grant of a participation, designation of a new office for receiving payments by or on account of the Borrower or other transfer (all such non-excluded Taxes, "Other Taxes").

(c)            The Borrower shall pay on demand all other costs and expenses (other than Taxes, which are otherwise payable pursuant to Section 2.15) incurred by the Administrative Agent (on behalf of the Lenders), the Collateral Agent and the Collateral Custodian ("Other Costs"), including, without limitation, all reasonable travel costs and expenses incurred by the Administrative Agent (on behalf of the Lenders) in connection with periodic audits of the Borrower's books and records.

Section 13.10.      No Proceedings.

Each of the parties hereto (other than the Administrative Agent with the consent of the Lenders) agree that it will not institute against, or join any other Person in instituting against, the Borrower any Insolvency Proceeding so long as there shall not have elapsed one year and one day (or such longer preference period as shall then be in effect) since the Collection Date.

Section 13.11.      Recourse Against Certain Parties.

(a)            No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by any Secured Party pursuant hereto or in connection herewith shall be had against any administrator of any Secured Party or any incorporator, affiliate, stockholder, officer, employee or director of any Secured Party or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each party hereto contained in this Agreement and all of the other agreements, instruments and documents entered into by any Secured Party pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such party (and nothing in this Section 13.11 shall be construed to diminish in any way such corporate obligations of such party), and that no personal liability whatsoever shall attach to or be incurred by any administrator of any Secured Party or any incorporator, stockholder, affiliate, officer, employee or director of the Lenders or the Administrative Agent or of any such administrator, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of any Secured Party contained in this Agreement or in any other such instruments, documents or agreements, or are implied therefrom, and that any and all personal liability of every such administrator of any Secured Party and each incorporator, stockholder, affiliate, officer, employee or director of any Secured Party or of any such administrator, or any of them, for breaches by any Secured Party of any such obligations, covenants or agreements, which liability may arise either at common law or in equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

(b)            Notwithstanding any contrary provision set forth herein, no claim may be made by any party hereto against any party hereto or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each party hereto hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(c)            No obligation or liability to any Obligor under any of the Loans is intended to be assumed by any Secured Party under or as a result of this Agreement and the transactions contemplated hereby.

(d)            No recourse under or upon any obligation, covenant, or agreement of the Borrower contained in any Transaction Document shall be had against any manager, director, employee, agent or Affiliate of the Borrower (each, a "Non-Recourse Party") and no such Non-Recourse Party shall be personally liable for payment of any Aggregate Unpaids or other amounts due in respect thereof (all such liability being expressly waived and released by each Lender, the Administrative Agent, the Collateral Agent, the Collateral Custodian and the Securities Intermediary); provided, however, that the foregoing shall not (i) be construed so as to exonerate or exculpate any Non-Recourse Party from any liability by reason of a breach by such Non-Recourse Party of any of its obligations, covenants or agreements contained in the Loan Documents or its willful misconduct or gross negligence or (ii) affect any rights the Secured Parties might have against any Non-Recourse Party to the extent of any fraud, misappropriation, embezzlement or any other financial crime constituting a felony by such Non-Recourse Party.

(e)            The provisions of this Section 13.11 shall survive the termination of this Agreement.

Section 13.12.      Protection of Right, Title and Interest in the Collateral; Further Action Evidencing Advances.

(a)            The Collateral Manager shall cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties, and of the Secured Parties to the Collateral to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties, hereunder to all property comprising the Collateral. The Collateral Manager shall deliver to the Administrative Agent and the Collateral Agent file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Borrower shall cooperate fully with the Collateral Manager in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 13.12(a).

(b)            The Borrower agrees that from time to time, at its expense, it will promptly authorize, execute and deliver all instruments and documents, and take all actions, that the Collateral Agent or the Administrative Agent may reasonably request in order to perfect, protect or more fully evidence the Advances hereunder and the security interest granted in the Collateral, or to enable the Collateral Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder or under any other Transaction Document.

(c)            If the Borrower or the Collateral Manager fails to perform any of its obligations hereunder, the Collateral Agent, or the Administrative Agent on its behalf, or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Collateral Agent's, the Administrative Agent's or such Secured Party's costs and expenses incurred in connection therewith shall be payable by the Borrower as provided in Article XI. The Borrower irrevocably authorizes each of the Collateral Agent and the Administrative Agent and appoints the each of the Collateral Agent and the Administrative Agent as its attorney-in-fact to act on behalf of the Borrower (i) to execute on behalf of the Borrower as debtor and to file financing statements necessary or desirable in either of the Administrative Agent's or the Collateral Agent's sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral, including those that describe the Collateral as "all assets," or words of similar effect, and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as either of the Administrative Agent or the Collateral Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral. This appointment is coupled with an interest and is irrevocable.

(d)            Without limiting the generality of the foregoing, the Borrower will, not earlier than six months and not later than three months prior to the fifth anniversary of the date of filing of the financing statement referred to in Section 3.4(c)(iv) or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Collection Date shall have occurred:

(i)            authorize, execute and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

(ii)           deliver or cause to be delivered to the Collateral Agent and the Administrative Agent an opinion of the counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, confirming and updating the opinion delivered pursuant to Section 3.1 with respect to perfection and otherwise to the effect that the security interest hereunder continues to be an enforceable and perfected security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

Section 13.13.      Confidentiality.

(a)            Each of the Secured Parties, the Collateral Manager and the Borrower shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and all information with respect to the other parties, including all information regarding the business and beneficial ownership of the Borrower and the Collateral Manager hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, investigators, auditors, attorneys, investors, prospective investors or other agents engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Loans contemplated herein and the agents of such Persons ("Excepted Persons"); provided that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Secured Parties, the Collateral Manager and the Borrower that such information shall be used solely in connection with such Excepted Person's evaluation of, or relationship with, the Borrower and its affiliates, (ii) disclose the existence of the Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law, including any public filing required to be made by the Originator with respect to this Agreement and the other Transaction Documents, and (iv) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents or the Master Participation Agreement. It is understood that the financial terms that may not be disclosed except in compliance with this Section 13.13(a) include, without limitation, all fees and other pricing terms, and all Termination Events, Collateral Manager Defaults, and priority of payment provisions.

(b)            Anything herein to the contrary notwithstanding, each of the Borrower and the Collateral Manager hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Secured Parties by each other, (ii) by the Secured Parties to any prospective or actual assignee or participant of any of them provided such Person agrees to hold such information confidential in accordance with the terms hereof, or (iii) by the Secured Parties to any rating agency, any commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Lender and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information. In addition the Secured Parties may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c)            Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known; (ii) disclosure of any and all information (a) if required to do so by any applicable statute, law, rule or regulation, (b) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Secured Parties' or the Borrower's business or that of their affiliates, (c) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Secured Parties or the Borrower or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party, (d) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Borrower or the Collateral Manager or (e) to any affiliate, independent or internal auditor, agent (including any potential sub-or-successor servicer), employee or attorney of the Collateral Custodian or Collateral Agent having a need to know the same, provided that the Collateral Custodian or Collateral Agent advises such recipient of the confidential nature of the information being disclosed and such person agrees to the terms hereof for the benefit of the Borrower and the Collateral Manager; or (iii) any other disclosure authorized by the Borrower or the Collateral Manager.

(d)            Notwithstanding any other provision of this Agreement, the Borrower and the Collateral Manager shall each have the right to keep confidential from the Secured Parties, for such period of time as the Borrower and/or the Collateral Manager, as the case may be, determines is reasonable (i) any information that the Borrower and/or the Collateral Manager, as the case may be, reasonably believes to be in the nature of trade secrets and (ii) any other information that the Borrower, the Collateral Manager or any of their Affiliates, or the officers, employees or directors of any of the foregoing, is required by Applicable Law.

(e)            Each of the Secured Parties will keep the information of the Obligors confidential in the manner required by the applicable Underlying Instruments.

Section 13.14.      Execution in Counterparts; Severability; Integration.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement, the other Transaction Documents and any agreements or letters (including fee letters) executed in connection herewith contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

Section 13.15.      Waiver of Setoff.

Each of the parties hereto hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against any Lender or its assets.

Section 13.16.      Binding Effect; Register; Assignability; Multiple Lenders.

(a)            This Agreement shall be binding upon and inure to the benefit of the Borrower, the Collateral Manager, the Administrative Agent, each Lender, the Collateral Agent, the Collateral Custodian and their respective successors and permitted assigns. Each Lender and their respective successors and assigns may assign, or grant a security interest or sell a participation interest in, (i) this Agreement and such Lender's rights and obligations hereunder and interest herein in whole or in part (including by way of the sale of participation interests therein) and/or (ii) any Advance (or portion thereof) to any Person other than the Borrower or an Affiliate thereof; provided that after a Termination Event has occurred, a Lender may assign its rights and obligations hereunder to any Person. Any such assignee shall execute and deliver to the Collateral Manager, the Borrower and the Administrative Agent a fully-executed Transferee Letter substantially in the form of Exhibit I hereto (a "Transferee Letter") and a fully-executed Joinder Supplement. The parties to any such assignment, grant or sale of a participation interest shall execute and deliver to the related Lender for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the applicable Lender. None of the Borrower, the Originator or the Collateral Manager may assign, or permit any Lien to exist upon, any of its rights or obligations hereunder or under any Transaction Document or any interest herein or in any Transaction Document without the prior written consent of each Lender and the Administrative Agent, which consent may be withheld by any Lender or the Administrative Agent in the exercise of its sole and absolute discretion.

(b)            The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Joinder delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c)            Notwithstanding any other provision of this Section 13.16, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of principal and interest) under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder, or substitute any such pledgee or grantee for such Lender as a party hereto.

(d)            Each Affected Party and each Indemnified Party shall be an express third party beneficiary of this Agreement.

Section 13.17.      Heading and Exhibits.

The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 13.18.      Non-Confidentiality of Tax Treatment.

All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. "Tax treatment" and "tax structure" shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 13.18 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

Section 13.19.      Intent of Parties.

All parties hereto intend that the Borrower's obligations to the Lenders incurred through the Indebtedness borrowed pursuant to this Agreement to be "loans" and not "securities" for all purposes.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:	bdca funding i, llc, as the Borrower

	By:	/s/ Nina Kang Baryski
Name: Nina Kang Baryski
Title: Chief Financial Officer

[Signatures Continued on the Following Page]

BDCA Funding I, LLC

Loan and Servicing Agreement

THE COLLATERAL MANAGER:	business development corporation of america, as the Collateral Manager

	By:	/s/ Nina Kang Baryski
Name: Nina Kang Baryski
Title: Chief Financial Officer

[Signatures Continued on the Following Page]

BDCA Funding I, LLC

Loan and Servicing Agreement

THE ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as the
Administrative Agent

	By:	/s/ Louis Allan Schmitt
Name: Louis Allan Schmitt
Title: Managing Director

[Signatures Continued on the Following Page]

BDCA Funding I, LLC

Loan and Servicing Agreement

INSTITUTIONAL LENDER:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

	By:	/s/ Louis Allan Schmitt
Name: Louis Allan Schmitt
Title: Managing Director

[Signatures Continued on the Following Page]

BDCA Funding I, LLC

Loan and Servicing Agreement

THE COLLATERAL AGENT:	U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as the Collateral Agent

	By:	/s/ Stanley Wong
Name: Stanley Wong
Title: Vice President

THE COLLATERAL CUSTODIAN:	U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as the Collateral Custodian

	By:	/s/ Kenneth Brandt
Name: Kenneth Brandt
Title: Assistant Vice President

BDCA Funding I, LLC

Loan and Servicing Agreement

Annex A

Annex B

Lender	Commitment
Wells Fargo Bank, National Association	$300,000,000